Exhibit 10.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

THE RECEIVER OF PMI MORTGAGE INSURANCE CO. IN REHABILITATION,

on behalf of

PMI MORTGAGE INSURANCE CO.,

CMFG LIFE INSURANCE COMPANY,

CMG MORTGAGE INSURANCE COMPANY,

ARCH U.S. MI HOLDINGS INC.,

and

ARCH CAPITAL GROUP (US) INC.

DATED AS OF FEBRUARY 7, 2013

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Asset Purchase Agreement
Exhibit B	Form of CMG MI Quota Share Reinsurance Agreement
Exhibit C	Form of Sale Order
Exhibit D	Form of Distribution Services Agreement
Exhibit E	Form of CUNA Mutual Quota Share Reinsurance Agreement
Exhibit F	Form of Trademark License Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Indemnification Escrow Agreement
Exhibit I	Form of Release
Exhibit J	Form of FIRPTA Certificate

Schedule 1.1(a)	Book Value
Schedule 1.1(b)	CMG Licensed Intellectual Property
Schedule 1.1(c)	CMG Owned Intellectual Property
Schedule 1.1(d)	PMI Required Governmental Approvals
Schedule 1.1(e)	CUNA Mutual Required Governmental Approvals
Schedule 1.1(f)	CMG Required Governmental Approvals
Schedule 1.1(g)	Purchaser Required Governmental Approvals
Schedule 1.1(h)	Joint Venture Agreements
Schedule 1.1(i)	Permitted Liens
Schedule 1.1(j)	Third Party Consents
Schedule 1.1(k)	Business Contractor Agreements
Schedule 2.7(c)	Adjusted Book Value Calculation
Schedule 7.11	Acceptable Investments at Closing
Schedule 7.14	Definition of Qualified Bidder
Schedule 9.1(c)	Governmental Approvals
Schedule 9.2(e)	Seller Governmental Approvals

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of February 7, 2013, by and among the RECEIVER OF PMI MORTGAGE INSURANCE CO. IN REHABILITATION (the “Receiver”) on behalf of PMI MORTGAGE INSURANCE CO., an Arizona stock insurance corporation (“PMI”), CMFG LIFE INSURANCE COMPANY, formerly known as CUNA Mutual Insurance Society, an Iowa corporation (“CUNA Mutual”, and, together with PMI, the “Sellers” and each individually, a “Seller”), solely for the purposes expressly set forth herein, CMG Mortgage Insurance Company, a Wisconsin insurance company (“CMG MI”), Arch U.S. MI Holdings Inc., a Delaware corporation (the “Purchaser”), and  solely for the purposes expressly set forth herein, ARCH CAPITAL GROUP (US) INC., a Delaware corporation (the “Purchaser Parent” and, together with the Purchaser, the “Purchaser Parties”).  The Sellers, the Purchaser and solely for the purposes expressly set forth herein, CMG MI and the Purchaser Parent shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.”

WHEREAS, each of (i) CMG MI, (ii) CMG Mortgage Assurance Company, a Wisconsin insurance company (“CMG MA”) and (iii) CMG Mortgage Reinsurance Company, a Wisconsin insurance company and wholly-owned subsidiary of CMG MA (“CMG Re” and, together with CMG MI and CMG MA, the “CMG Companies”), are engaged in the CMG Business;

WHEREAS, as of the date hereof, CMG MI has 2,200,000 shares of common stock, $1.25 par value per share, issued and outstanding (the “CMG MI Common Stock”), CMG MA has 100,000 shares of common stock, $20.00 par value per share, issued and outstanding (the “CMG MA Common Stock”) and CMG Re has 400,000 shares of common stock, $5.00 par value per share, issued and outstanding (the “CMG Re Common Stock”);

WHEREAS, PMI owns 50% of the CMG MI Common Stock and 50% of the CMG MA Common Stock (collectively, the “PMI Shares”);

WHEREAS, CUNA Mutual owns 50% of the CMG MI Common Stock and 50% of the CMG MA Common Stock (collectively, the “CUNA Mutual Shares” and together with the PMI Shares, the “Shares”);

WHEREAS, on March 14, 2012, the Arizona Superior Court, Maricopa County, in Case Number CV 2011—018944 (the “Court”), entered an Order for Appointment of Receiver and Injunction (the “Receivership Order”) placing PMI into rehabilitation under the receivership of the Receiver;

WHEREAS, PMI desires to sell and the Purchaser desires to purchase the PMI Shares, and CUNA Mutual desires to sell and the Purchaser desires to purchase the CUNA Mutual Shares, in each case, upon the terms and subject to the conditions set forth in this Agreement (the purchase and sale of the Shares and the other transactions contemplated by this Agreement are collectively referred to herein as the “Transaction”);

WHEREAS, contemporaneously with the execution of this Agreement, PMI has agreed to sell certain of its business assets and its shares of PMI Mortgage Assurance Co. (“PMAC”) pursuant to an Asset Purchase Agreement, which shall be in the form and substance attached as

Exhibit A hereto (the “Asset Purchase Agreement”), between the Receiver on behalf of PMI, Arch U.S. MI Services Inc. and the Purchaser Parent, which transaction is to be consummated concurrently with the Closing; and

WHEREAS, contemporaneously with the execution of this Agreement, CMG MI and Arch Reinsurance Limited, a Bermuda reinsurance company (“ARL”) shall enter into a quota share reinsurance agreement, which shall be in the form and substance of Exhibit B hereto, pursuant to which ARL, as the reinsurer, will agree to provide quota share indemnity reinsurance to CMG MI for all residential lenders mortgage guaranty insurance certificates, including any endorsements, supplements and riders thereto issued by CMG MI to credit union organizations after January 1, 2013 (the “CMG MI Quota Share Reinsurance Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1        Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Action” means any civil, criminal, investigative or administrative claim, demand, action, suit, charge, citation, complaint, notice of violation, litigation, prosecution, audit, hearing, arbitration or inquiry by or before or otherwise involving any Governmental Entity whether at law, in equity or otherwise.

“Affiliate” means, with respect to any Person, any other Person who directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Book Value” means, the total shareholders’ equity in the CMG Companies, expressed in dollars, as of the applicable date, determined from the books and records of the CMG Companies in accordance with GAAP and in a manner consistent with the Sellers’ past practice and methodologies (including, without limitation, for the calculation of reserves), except as modified in accordance with the principles and methodologies set forth on Schedule 1.1(a).  For illustrative purposes only, Schedule 1.1(a) sets forth a hypothetical calculation of Book Value as prepared on the basis described therein.

“Break-Up Fee” means a cash amount equal to $4,900,000.

“Business” means, collectively, the CMG Business and the PMI Business.

“Business Confidential Information” means all non-public information that is related to the CMG Business.

“Business Contractors” means, collectively, the CUNA Mutual Business Contractors and the PMI Business Contractors.

“Business Contractor Services Agreement” means each Contract set forth on Schedule 1.1(k).

“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Business Employees” means, collectively, the CUNA Mutual Business Employees and the PMI Business Employees.

“Change of Control” means, with respect to a Person, any event or other circumstance following which a Person who, directly or indirectly, did not have Control of such Person prior to such event or circumstance Controls such Person, including without limitation, the occurrence of any of the following events:  (a) if any Person shall acquire beneficial ownership of more than fifty percent (50%) of the voting securities of such Person then issued and outstanding, (b) the consummation of a merger, consolidation, share exchange or other business combination of such Person into or with another Person in which the equityholders of such Person immediately prior to the consummation of such transaction shall own less than fifty percent (50%) of the voting securities of the surviving Person (or the parent of the surviving Person where the surviving Person is wholly owned by the parent Person) immediately following the consummation of such transaction or (c) the consummation of the sale, transfer, lease or other disposition, including through reinsurance, coinsurance, liability assumption or otherwise, (but not including a transfer, lease or other disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of such Person.

“CMG Business” means the CMG Companies’ mortgage insurance business, as conducted on the date hereof and prior to Closing.

“CMG Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.8 (Capitalization) and Section 5.10 (Tax Matters).

“CMG IP Agreement” means any Contract concerning Intellectual Property to which any of the CMG Companies is a party or beneficiary or by which any of the CMG Companies’, or any of their properties or assets may be bound, including any (a) license of Intellectual Property by the CMG Companies, or any of them, to any Person, (b) Contract between the CMG Companies, or any of them, and any Person relating to CMG Licensed Intellectual Property, (c) Contract between any CMG Companies and any Person relating to the transfer, development, maintenance or use of Intellectual Property, or the development or transmission of any data related thereto, including, proprietary information agreements, consulting agreements, service agreements and other Contracts to which any CMG Company is party (or under which any of the CMG Companies has rights) relating to operating system Software, application Software, network services, telecommunications services, data processing or storage services or information security services, and which are necessary for the ownership, operation, use or maintenance of the foregoing items, or (d) Order governing the use, validity or enforceability of

Intellectual Property; provided, however, that CMG IP Agreements shall not include any Contract pursuant to which the CMG Companies are granted rights relating to the PMI Platform (as defined in the Asset Purchase Agreement).

“CMG Licensed Intellectual Property” means the Intellectual Property licensed, exclusively or nonexclusively, to the CMG Companies, or any of them, including the Intellectual Property set forth on Schedule 1.1(b) (as such Schedule may be amended by mutual agreement of the Sellers and the Purchaser between the date hereof and the Closing Date), excluding any such Intellectual Property licensed from PMI.

“CMG Owned Intellectual Property” means all of the Intellectual Property owned by the CMG Companies, or any of them, including the items set forth on Schedule 1.1(c) (as such Schedule may be amended by mutual agreement of the Sellers and the Purchaser between the date hereof and the Closing Date).

“COBRA” means the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 as set forth in Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any written or oral agreement, contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, indenture, sales or purchase order, license, sublicense, arrangement or other legally binding obligation (including each amendment, extension, exhibit, attachment, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto).

“Control” means, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.  The terms “Controlling,” “Controlled by,” and “under common Control with” shall have correlative meanings.

“Covered Loss” means any and all actual losses, claims, fines, damages (excluding contingent liabilities), assessments, penalties, judgments, awards, payments, costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, defending or settling any Action or enforcing any right to indemnification under this Agreement), in each case that are due and payable (whether payable in cash, property or otherwise) (“Losses”), excluding (i) any consequential, incidental, special, indirect, punitive or speculative damages or lost profits, except to the extent such damages are recovered by third parties in connection with claims made by such third parties that are indemnified under this Agreement and (ii) any Loss arising from any operational, record keeping, procedural or other similar requirement (other than payment of money damages, fines or civil monetary penalties) imposed as a result of any Action, agreed to as part of the settlement of any Action or pursuant to any applicable Laws.

“CUNA Mutual Business Contractors” means, as of a particular date, the individuals who are engaged by CUNA Mutual pursuant to a Business Contractor Services Agreement to provide services with respect to the CMG Business as of such date.

“CUNA Mutual Business Employees” means, as of a particular date, those employees of CUNA Mutual who are solely engaged in the CMG Business as of such date.

“CUNA Mutual Disclosure Schedule” means the schedule delivered by CUNA Mutual to the Purchaser on or prior to the date hereof, setting forth facts, circumstances and events the disclosure of which, or the inclusion therein, is required or permitted pursuant to any or all of CUNA Mutual’s covenants, representations and warranties contained in this Agreement.

“CUNA Mutual Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization; Enforceability), Section 4.3 (No Conflict), Section 4.6 (Title to CUNA Mutual Shares) and Section 4.7 (Brokers, Finders and Financial Advisors).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section §3(3) of ERISA) and any other employee benefit plan, program or arrangement, including any bonus or other incentive plan, plan for deferred compensation, profit-sharing, options to acquire stock, stock appreciation rights, stock purchases, or other equity-based plans or arrangements, employee health, life or other welfare benefit plan, severance arrangement or policy, any employment or consulting agreement, any change in control agreement or arrangement, any Tax gross-up agreement or arrangement, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, leave of absence, or life or accident benefits (including any voluntary employee benefits association (as defined in §501(c)(9) of the Code) providing for the same or other benefits).

“Environmental Laws” means any applicable federal, state or local Law relating to (i) the protection, preservation or restoration of the environment, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Pollutants. The term Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Clean Water Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; and the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.

“Environmental Permit” means any Permit issued under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Fannie Mae” means the Federal National Mortgage Association.

“Final Closing Payment” means the Closing Date Payment, as adjusted pursuant to Section 2.6.

“Final Order” means an order of the Court, in form and substance acceptable to the Sellers and the Purchaser that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect.

“Final Settlement Date” means the date on which the last Deferred Consideration Payment is made pursuant to Section 2.7 and such Deferred Consideration Payment is no longer subject to review by, or dispute between, the Parties.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” means all authorizations, consents, Orders, Permits and approvals of, or registrations or filings with, or notices to, or waivers from, any Governmental Entity required to be obtained, made or delivered in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction and the other transactions contemplated by the Transaction Documents (i) by PMI or any of their Affiliates as set forth on Schedule 1.1(d) (the “PMI Required Governmental Approvals”); (ii) by CUNA Mutual or any of its Affiliates as set forth on Schedule 1.1(e) (the “CUNA Mutual Required Governmental Approvals”); (iii) by the CMG Companies or any of its Affiliates as set forth on Schedule 1.1(f) (the “CMG Required Governmental Approvals”) or (iv) by the Purchaser Parties or any of their Affiliates as set forth on Schedule 1.1(g) (the “Purchaser Required Governmental Approvals”).

“Governmental Entity” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal), any Insurance Regulator, the Federal Housing Financing Agency, Fannie Mae and Freddie Mac.

“Indebtedness” means (i) the principal of and premium, if any, and interest in respect of any indebtedness for borrowed money, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) every capitalized lease obligation of the type or nature reflected in the CMG Financial Statements (or that would be required to be reflected in the CMG Financial Statements in accordance with GAAP), (iv) every obligation issued or assumed as the deferred purchase price of property or services, (v) all obligations, contingent or otherwise, relative to the face amount of all surety bonds, letters of credit or other similar instruments, whether or not drawn, and banker’s acceptances issued for the account of a CMG Company and for which a CMG Company is obligor, (vi) all obligations under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (vii) all obligations of a type described in clauses (i) through (vi) of any other Person, the payment of which is guaranteed, directly or indirectly, by a CMG Company, and (viii) all indebtedness and obligations of the types described in the foregoing clauses (i) through (vii) to the extent secured by any Lien on any property or asset owned or held by a CMG Company as of the Closing, regardless of whether the indebtedness secured thereby shall have been assumed by such Seller or is nonrecourse to the credit of such CMG Company.

“Insurance Regulator” means any state insurance supervisory department or officials having jurisdiction over any part of the CMG Business.

“Insurance Reserves” means the reserves required to be maintained by each of the CMG Companies in accordance with SAP or GAAP, as applicable, including any reserves, contingency reserve, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other Liabilities in respect of the Insurance Contracts issued by the CMG Companies.

“Intellectual Property” means, whether arising under the Laws of the United States, any state or other political subdivision thereof, any other country or political subdivision thereof or any international treaty regimes or conventions, all (i) registered and unregistered trademarks, trade dress, service marks, logos, trade names, slogans and other indicia of origin, in each case including applications and registrations and renewals of the same, and the goodwill associated therewith and symbolized thereby; (ii) inventions and patents and patent applications thereon, including divisionals, continuations and continuations-in-part, and any renewals, reexaminations, extensions and reissues thereof and provisional applications relating thereto; (iii) trade secrets, confidential or proprietary information, inventions (to the extent not disclosed in published patent applications and whether or not patentable or reduced to practice), methods, processes, formulae, technology, algorithms, models, vendor lists, customer lists and know-how and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act; (iv) works of authorship, and registered and unregistered copyrights, the registrations and applications therefor, and any renewals, extensions, restorations and reversions thereof; (v) Internet domain names and registrations thereof; (vi) Software; (vii) databases and sui generis database rights; and (viii) any other type of intellectual property or proprietary right or intangible asset of any kind, including remedies against infringements or misappropriation thereof.

“Joint Venture Agreements” means those agreements set forth on Schedule 1.1(h).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by any officer with the title ranking not less than senior vice president of such Person, after reasonable investigation of the applicable subject matter by such officers (which investigation shall be limited to inquiry of such other officers and employees that such Person determines in his or her reasonable discretion to be necessary or appropriate with respect to the applicable subject matter) and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by an officer with the title ranking not less than senior vice president or a member of the board of directors (or similar governing body) of that Person.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, decree, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Entity.

“Leased Real Property” means the real property leased by CMG MI pursuant to the Real Property Lease.

“Liability” means any liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, settlement payment, award, judgment, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, fixed, absolute or contingent.

“Lien” means any lien, pledge, security interest, mortgage, deed of trust, claim, restriction (including restriction on use), encumbrance, easement, encroachment, charge, option, deed of trust, title retention, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any Person or encumbrance of any kind or nature whatsoever.

“Material Adverse Effect” means any effect, event, circumstance, development, occurrence or change that has had a material adverse effect on (i) the financial condition, results of operations or assets of the Business, the Shares, the Purchased Assets (as defined in the Asset Purchase Agreement) and the PMAC Shares  taken as a whole or (ii) the ability of the Sellers to consummate the Transaction or perform their material obligations hereunder and under the other Transaction Documents; provided that any such effect, event, circumstance, development, occurrence or change principally attributable to the following matters shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) conditions affecting the United States economy generally, the housing or mortgage market, the mortgage insurance industry or the mortgage servicing industry, (b) any national or international political or social conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein, (c) conditions resulting from natural disasters, (d) domestic or international financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) any change or prospective change in GAAP or SAP, or the interpretation thereof, (f) any change or prospective change in any generally applicable Law or other binding directives issued by any Governmental Entity, or the enforcement or interpretation thereof, (g) the announcement of the execution of this Agreement, or the pendency of the Transaction or the identity of either of the Purchaser Parties (including employee departures), (h) the compliance by the Sellers with their respective covenants and agreements contained in this Agreement, (i) any action taken or omitted to be taken by the Sellers at the written request or with the written consent of the Purchaser Parties, or (j) any failure by the Sellers to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, that any effect, event, circumstance, development, occurrence or change that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (j); provided, further, that any effect, event, circumstance, development, occurrence or change referred to in any of clauses (a) through (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, event, circumstance, development, occurrence or change has a disproportionate effect on the CMG Business compared to similar businesses within the industries in which the CMG Business operates); or (k) any items disclosed as of the date hereof on the CUNA Mutual Disclosure Schedule, the PMI Disclosure Schedule or the Seller Disclosure Schedule.

“Maximum Remaining Deferred Consideration Amount” means, as of a particular time, the difference between (a) the Deferred Consideration Cap and (b) the sum of (i) the Final Closing Payment minus (ii) the aggregate amount of any Seller Capital Contributions, up to $10,000,000 plus (iii) the aggregate amount of all Deferred Consideration Payments made prior to such time.

“NPI” means “Non Public Personal Information,” as defined in Title V of the Gramm-Leach-Bliley Act and its implementing regulations, regarding borrowers or co-borrowers, including any data attributes or fields that represent any part of a borrower, co-borrower or mortgage insurance applicant’s name, full street address (excluding city, state and zip code), account number, social security number or any other government issued identification, as well as any data attribute which, in combination any non-NPI, would otherwise cause the non-NPI to become a prohibited disclosure under any federal or state Privacy Laws.

“Order” means any law, rule, regulation, award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any referee, arbitrator or mediator.

“Organizational Documents” means any certificate or articles of incorporation, formation or organization, by-laws, operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust or other similar documents.

“Percentage Interest” means, at any time, the equity interest in CMG MI and CMG MA of either Seller, represented by a percentage, determined by (a) with respect to CMG MI, dividing (i) the total number of shares of common stock owned by such Seller in CMG MI, by (ii) the total number of shares of common stock of CMG MI issued and outstanding and (b) with respect to CMG MA, dividing (i) the total number of shares of common stock owned by such Seller in CMG MA, by (ii) the total number of shares of common stock of CMG MA issued and outstanding.

“Permit” means all material licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations (including authorizations to write mortgage insurance as a non-admitted or unlicensed insurance carrier) issued by a Governmental Entity.

“Permitted Liens” means all (i) Liens set forth on Schedule 1.1(i), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty, (iii) applicable Law, including, without limitation, zoning ordinances, subdivision regulations and applicable securities Laws, (iv) Liens created by or through the Purchaser Parties, and (v) with respect to the Leased Real Property, Liens, reservations or restrictions of any kind (whether recorded, perfected, choate or inchoate, actual or contingent) that would not have a material adverse impact on the use of the Leased Real Property.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Governmental Entity.

“PMAC Shares” means all of the issued and outstanding shares of common stock, $10.00 par value per share, of PMAC.

“PMI Business” means PMI’s business of underwriting and servicing mortgage insurance as facilitated by its information technology platform, the business of PMAC and the business contemplated by the Services Agreement between PMI and Arch U.S. MI Services Inc. pursuant to which Arch U.S. MI Services Inc. is providing support services to PMI during the runoff of PMI’s legacy insurance portfolio.

“PMI Business Contractors” means, as of a particular date, the individuals who are engaged by PMI pursuant to a Business Contractor Services Agreement to provide services to a CMG Company as of such date.

“PMI Business Employees” means, as of a particular date, those employees of PMI, who are solely engaged in the CMG Business as of such date.

“PMI Disclosure Schedule” means the schedule delivered by PMI to the Purchaser on or prior to the date hereof, setting forth facts, circumstances and events the disclosure of which, or the inclusion therein, is required or permitted pursuant to any or all of PMI’s covenants, representations and warranties contained in this Agreement.

“PMI Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Conflict), Section 3.8 (Title to PMI Shares) and Section 3.9 (Brokers, Finders and Financial Advisors).

“Pollutants” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, dioxins, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

“Pre-Closing Tax Period” means any taxable period (or the allocable portion of a Straddle Period) ending on or before the close of business on the Closing Date.

“Privacy Law” means any Law relating to the collection, processing, storage, use, disclosure, loss, access, transfer or security and safeguarding of NPI (including encryption or similar security requirements), including, without limitation, federal or state laws or regulations regarding data security breach notification, Social Security number protection, as well as the FTC Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act and state consumer protection Laws.

“Proceeding” means any Action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or referee, trustee, arbitrator or mediator, whether at law, in equity or otherwise.

“Purchase Price” means, collectively, the Final Closing Payment and the Deferred Consideration Payments paid hereunder.

“Purchaser Disclosure Schedule” means the schedule delivered by the Purchaser to the Sellers on or prior to the date hereof, setting forth, facts, circumstances and events the disclosure of which, or the inclusion therein, is required or permitted pursuant to any or all of the Purchaser Parties’ covenants, representations and warranties contained in this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization; Enforceability), Section 6.3 (No Conflict) and Section 6.6 (Brokers, Finders and Financial Advisors).

“Qualifying Guarantor” means a Person that either (i) has a senior debt or issuer credit rating by any rating agency that assigned a rating to the prior guarantor as of the date of the applicable transaction that is at least equal to or better than the senior debt or issuer credit rating assigned to such prior guarantor by such rating agency immediately prior to the announcement of such transaction or (ii) has aggregate consolidated net worth, together with its Subsidiaries, of at least $2,000,000,000.

“Real Property Lease” means the Lease, dated April 12, 2011, by and between CMG MI and 595 Market Street, Inc.

“Reinsurance Agreements” means, collectively, (a) the Excess Share Primary Mortgage Reinsurance Agreement between CMG MI and CMG Re, effective July 1, 1999, amended as of September 8, 2005; and (b) the Excess Share Primary Mortgage Reinsurance Agreement between CMG MI and PMI Insurance Co. (formerly known as PMI Reinsurance Co. and Residential Guaranty Co.), dated March 31, 1995, as amended by each of the First Amendment dated April 1, 1995, the Second Amendment dated January 1, 1996, the Third Amendment dated October 4, 1996, the Fourth Amendment dated June 3, 1997 and the Fifth Amendment dated March 31, 1999.

“Sale Order” means an order of the Court, which shall be in the form and substance attached as Exhibit C hereto and incorporated by reference herein, or otherwise in form and substance reasonably acceptable to the Sellers and the Purchaser, which order (i) approves, without limitation, this Agreement and all of the terms and conditions hereof and approves and authorizes PMI to consummate the Transaction and the other transactions contemplated by the Transaction Documents and (ii) designates PMI’s obligations (including, all payments, costs and expenses of PMI incurred or to be incurred under the Transaction Documents) as costs and expenses of PMI incurred in connection with administration of the delinquency proceeding pending against PMI within the meaning of A.R.S. § 20-629.A.1.

“SAP” means, as to any insurance company, statutory accounting practices prescribed and any practices permitted by the insurance regulatory authorities of the applicable jurisdiction.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means the schedules delivered by the Sellers to the Purchaser Parties on or prior to the date hereof, setting forth facts, circumstances and events the disclosure of which, or the inclusion therein, is required or permitted pursuant to any or all of Sellers’ covenants, representations and warranties contained in this Agreement.

“Software” means (a) all computer and computer network software, firmware, programs, code, applications and databases in any form, including any content or other information associated or used therewith, along with all source code, object code, operating systems, specifications, data, database management code, utilities, libraries, scripts, graphical user interfaces, application program interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats and all other code and documentation (including programmers notes, user manuals, and training materials), whether in human readable form or otherwise, and all copies of the foregoing in any and all formats or media and (b) with respect to the foregoing items, all versions, updates, patches, corrections, customizations, enhancements and modifications thereto.

“Subsidiary” means, with respect to any Person (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or shall control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all direct and indirect Subsidiaries of such Subsidiary.

“Surplus Notes” means, collectively, (a) the Fixed Rate Junior Subordinated Surplus Note due 2020 of CMG Re to PMI, dated September 30, 2010, (b) Fixed Rate Junior Subordinated Surplus Note due 2020 of CMG Re to CUNA Mutual, dated September 30, 2010 and (c) any surplus notes, in customary form, issued by a CMG Company after the date hereof and prior to Closing in connection with a Seller Capital Contribution.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, unclaimed property, escheat, environmental, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Returns” means any return, report or information statement with respect to Taxes (including but not limited to statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the Internal Revenue Service, any other Governmental Entity or Person, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Termination Date” means the date one (1) year from the date hereof.

“Third Party Consents” means the consents or approvals of, or waivers from, third parties other than Governmental Entities, required to be obtained or delivered by either Seller or the CMG Companies in connection with the execution, delivery or performance by the Sellers of this Agreement or to consummate the Transaction and the other transactions contemplated by the Transaction Documents, all of which are set forth on Schedule 1.1(j).

“Transaction Documents” means, collectively (i) this Agreement, (ii) the Distribution Services Agreement, between CUNA Mutual, CMG MI and Arch Capital Group Ltd.,  in the form and substance attached as Exhibit D hereto (the “Distribution Services Agreement”), (iii) the Indemnification Escrow Agreement, (iv) the CMG MI Quota Share Reinsurance Agreement (v) the Quota Share Reinsurance Agreement, between CMG MI and an Affiliate of CUNA Mutual, in the form and substance attached as Exhibit E hereto (the “CUNA Mutual Quota Share Reinsurance Agreement”), (vi) a Trademark License Agreement, between CUNA Mutual and the CMG Companies, which shall be in the form and substance attached as Exhibit F hereto, (vii) the Flow of Funds Memorandum, (viii) the Guaranty, from CUNA Mutual to CMG MI, which shall be in the form and substance attached as Exhibit A to the CUNA Mutual Quota Share Reinsurance Agreement (the “Guaranty”), (ix) that certain letter agreement between CUNA Mutual and the Purchaser dated as of the date hereof and (x) any other Contracts delivered by any Party hereto at or prior to the Closing pursuant to or in furtherance of the transactions contemplated by this Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith) in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any other similar Law of any state, locality, or other Governmental Entity.

1.2        Index of Certain Other Definitions.

The following capitalized terms used in this Agreement have the meanings located in the corresponding Section referred to below:

Term	Section
Acceptable Confidentiality Agreement	Section 7.14(h)(i)
Acquisition Proposal	Section 7.14(h)(ii)
Actual Current Affiliate Obligations	Section 2.6(a)
Adjusted Book Value	Section 2.7(a)(i)
Adverse Governmental Requirement	Section 7.6(c)(iv)

Term	Section
Affiliate Transaction	Section 5.22
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.14(a)(ii)
Applicable Percentage	Section 2.7(a)(ii)
ARL	Recitals
Asset Purchase Agreement	Recitals
Assets	Section 7.14(h)(ii)
Basket Amount	Section 12.6(a)
Closing	Section 2.4
Closing Date	Section 2.4
Closing Date Book Value	Section 2.6(a)
Closing Date Payment	Section 2.2(a)
Closing Portfolio Schedule	Section 2.7(a)(iii)
Closing Statement	Section 2.6(a)
CMG Audited GAAP Financial Statements	Section 5.7
CMG Audited Statutory Financial Statements	Section 5.7
CMG Balance Sheet	Section 2.2(b)
CMG Companies	Recitals
CMG Financial Statements	Section 5.7
CMG MA	Recitals
CMG MA Common Stock	Recitals
CMG MI	Preamble
CMG MI Common Stock	Recitals
CMG MI Quota Share Reinsurance Agreement	Recitals
CMG Re	Recitals
CMG Re Common Stock	Recitals
CMG Required Governmental Approvals	Definition of “Governmental Approvals”
CMG Unaudited GAAP Financial Statements	Section 5.7
CMG Unaudited Statutory Financial Statements	Section 5.7
Confidentiality Agreement	Section 14.1
Controlling Party	Section 12.9(c)
Court	Recitals
Criminal Third Party Claim	Section 12.9(d)
CUNA Board	Section 7.14(b)
CUNA Mutual	Preamble
CUNA Mutual Quota Share Reinsurance Agreement	Definition of “Transaction Documents”
CUNA Mutual Required Governmental Approvals	Definition of “Governmental Approvals”
CUNA Mutual Shares	Recitals
Current Affiliate Obligations	Section 7.12
DC Objection	Section 2.7(d)
De Minimis Threshold	Section 12.6(b)
Deferred Consideration Cap	Section 2.7(b)

Term	Section
Deferred Consideration Payment	Section 2.7(b)
Deferred Consideration Statement	Section 2.7(c)
Deposit	Section 2.3(a)
Dispute Notice	Section 2.7(d)
Distribution Services Agreement	Definition of “Transaction Documents”
Escrow Agent	Section 2.3(a)
Escrow Agent Fees	Section 7.10
Escrow Agreement	Section 2.3(a)
Estimated Closing Date Book Value	Section 2.2(b)
Estimated Closing Statement	Section 2.2(b)
Estimated Current Affiliate Obligations	Section 2.2(b)
Ex-Gratia Payment	Section 7.17(a)
Extension Period	Section 2.7(e)
Financial Condition	Section 7.6(c)(iii)
FIRPTA Certificate	Section 10.1(a)(vii)
Flow of Funds Memorandum	Section 2.2(c)
Governmental Deposit	Section 5.21
Guaranty	Definition of “Transaction Documents”
Indemnification Escrow Agreement	Section 2.3(c)
Indemnification Escrow Amount	Section 2.3(c)
Indemnification Escrow Fund	Section 2.3(c)
Indemnified Party	Section 12.9(a)
Indemnifying Party	Section 12.9(a)
Independent Accountant	Section 2.6(b)
Insurance Contracts	Section 5.19(a)
Investments	Section 5.17(a)
Losses	Definition of “Covered Loss”
Material Contracts	Section 5.9
Non-Controlling Party	Section 12.9(c)
Notice Period	Section 7.14(f)
Notices	Section 14.4
Notice of Disagreement	Section 2.6(b)
Objection	Section 2.6(b)
Parties	Preamble
PMAC	Recitals
PMI	Preamble
PMI Contractor List	Section 3.6(a)
PMI Employee List	Section 3.6(a)
PMI Plan	Section 3.7(a)
PMI Retirement Plan	Section 3.7(b)
PMI Required Governmental Approvals	Definition of “Governmental Approvals”
PMI Shares	Recitals
Post-Closing Tax Returns	Section 7.8(b)
Potential Buyer	Section 7.14(b)

Term	Section
Pre-Closing Portfolio	Section 2.7(a)(iii)
Pre-Signing Portfolio Schedule	Section 2.7(a)(iii)
Previous Bidder	Section 7.14(h)(iii)
Producers	Section 5.19(d)
Purchase Agreements	Section 7.14(b)
Purchaser	Preamble
Purchaser Confidential Information	Section 7.1(c)
Purchaser Covenant Period	Section 7.17(a)
Purchaser Indemnified Parties	Section 12.2
Purchaser Parent	Preamble
Purchaser Parties	Preamble
Purchaser Required Governmental Approvals	Definition of “Governmental Approvals”
Purchaser’s Liability Amount	Section 12.7(c)
Receiver	Preamble
Receivership Order	Recitals
Releases Representatives	Section 7.12 Section 7.1(a)
Retained Escrow Amount	Section 12.11(a)
Revised Proposal	Section 7.14(f)
Seller Capital Contribution	Section 7.3(b)
Seller Confidential Information	Section 7.1(b)
Seller Indemnified Parties	Section 12.5
Seller Representative Individual	Section 7.14(h)(iv)
Sellers	Preamble
Sellers’ Indemnification Cap	Section 12.6(c)
Shares	Recitals
Straddle Period	Section 7.8(f)
Straddle Tax Returns	Section 7.8(b)
Superior Proposal	Section 7.14(h)(v)
Tax Claim	Section 7.8(c)
Third Party Claim	Section 12.9(a)
Transaction	Recitals
Transfer Taxes	Section 7.8(h)

1.3        General Interpretation.  The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any Person. For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires:

(a)           any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa;

(b)           the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(c)           the use of the term “including” (and with correlative meaning “include” and “includes”) means including without limitation;

(d)           references to Sections, clauses, other subdivisions and exhibits are references to Sections, clauses, other subdivisions and exhibits of this Agreement;

(e)           the captions, titles and headings used in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall not affect its construction or interpretation;

(f)            a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns; and

(g)           any reference herein to a statute, rule or regulation of any Governmental Entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1        Sale and Purchase of the Shares.  On and subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Sellers, all of the issued and outstanding Shares, free and clear of all Liens.

2.2            Closing Date Payment.

(a)           Upon the terms and subject to the conditions of this Agreement, including Section 2.3, as aggregate consideration for the Shares, on the Closing Date, the Purchaser will pay to the Sellers an amount (the “Closing Date Payment”) equal to the sum of (i) sixty percent (60%) of the difference of (x) the Estimated Closing Date Book Value determined in accordance with Section 2.2(b) minus (y) an amount equal to the Seller Capital Contributions, such amount not to exceed $10,000,000 in the aggregate minus (z) the Estimated Current Affiliate Obligations, to the extent not previously accrued and reflected in the Estimated Closing Date Book Value, plus (ii) 100% of the aggregate amount of any Seller Capital Contributions, up to $10,000,000. Such Closing Date Payment shall be subject to adjustment following Closing in accordance with Section 2.6.

(b)           Pre-Closing Estimate.  At least five (5) and not more than ten (10) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to the Purchaser a statement (the “Estimated Closing Statement”), consisting of (i) an estimate of the combined balance sheets of the CMG Companies as of the last day of the calendar month immediately preceding the Closing Date (or as of the Closing Date, if the Closing Date falls on the last day of a calendar month) (which, for the avoidance of doubt, will be developed based on the CMG MI balance sheet and the consolidated balance sheet of CMG MA and its wholly-owned subsidiary, CMG Re, each as of the applicable date) (the “CMG Balance Sheet”), which CMG Balance Sheet shall be prepared in good faith, in accordance with GAAP and in a manner consistent with Sellers’ past practice and methodologies, (ii) Seller’s good faith estimate, and a reasonably detailed calculation, of Book Value as of the last day of the calendar month immediately preceding the Closing Date (or as of the Closing Date, if the Closing Date falls on the last day of a calendar month), derived from such CMG Balance Sheet (as the same may be modified in accordance with the remaining terms of this Section 2.2(b)), the “Estimated Closing Date Book Value”) and (iii) an estimate of the Current Affiliate Obligations (“Estimated Current Affiliate Obligations”); provided, that the Sellers and the Purchaser shall work together in good faith following delivery of the Estimated Closing Statement to resolve any differences between them with respect to such Estimated Closing Statement; provided, further, that, unless otherwise agreed by the Purchaser and the Sellers, the Closing shall not be delayed due to any disagreement over the Estimated Closing Statement and shall occur even if the Estimated Closing Statement is not reasonably acceptable to the Purchaser.

(c)           Not later than three (3) Business Days prior to the Closing Date, PMI shall prepare and deliver, in such form reasonably satisfactory to the Purchaser and CUNA Mutual, a flow of funds memorandum containing instructions (including wire transfer instructions) for the payment of the Closing Date Payment and any other amounts required to be paid by the Parties pursuant to the Transaction Documents upon Closing or that the Parties otherwise agree will be paid upon Closing (such statement, the “Flow of Funds Memorandum”).  Such Flow of Funds Memorandum shall be reasonably acceptable to the Purchaser and the Sellers in form and substance.

(d)           Payment of the Closing Date Payment and any other amounts due under this Agreement shall be in U.S. dollars paid by the party owing such amount by electronic wire transfer of immediately available funds to the accounts designated by the applicable party to receive such payment or on whose behalf such payment is to be made.

(e)           For all Tax purposes, the Purchaser Parties and the Sellers agree to report the Transaction in a manner consistent with the terms of this Agreement, and agree that none of them will take any position inconsistent therewith in any Tax Return unless otherwise required by a taxing authority.

2.3        Escrowed Funds.

(a)           Within one (1) Business Day after the date hereof, the Purchaser shall deposit or cause to be deposited with JPMorgan Chase Bank, National Association, in its capacity as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreement, which shall be in the form and substance of Exhibit G hereto (the “Escrow Agreement”) an amount in cash equal to $6,000,000 (the “Deposit”) by wire transfer of immediately available funds. The Deposit (together with all accrued investment income or interest thereon) shall be held by the Escrow Agent in trust and shall be delivered to the Purchaser in the event (i) the Court has not approved the Transaction pursuant to the Sale Order on or prior to the earlier of (A) the date that is 120 days from the date of the first Court hearing to seek approval of the Transaction and (B) August 15, 2013 or (ii) this Agreement is terminated other than in accordance with Section 11.1(a)(ii).  Notwithstanding the foregoing, if at the time the Deposit is due to be released to the Purchaser pursuant to the foregoing clause (i), (x) the Purchaser has materially breached any provision of this Agreement, (y) the Sellers have notified the Purchaser that they intend to terminate this Agreement pursuant to Section 11.1(a)(ii) if such material breach remains uncured and (z) the cure period relating to such breach contemplated by Section 11.1(a)(ii) has not yet expired, then the period contemplated by the foregoing clause (i) shall be extended until the earlier of the date that is five (5) Business Days following the end of such cure period (it being understood that the Sellers may have a right to terminate the Agreement during such five (5) Business Day period following the end of such cure period) and (B) the date on which the Purchaser has cured such material breach.

(b)           If the Deposit is required to be released to the Purchaser pursuant to the terms hereof, it shall be released to the Purchaser in accordance with the procedures set forth in the Escrow Agreement.  If the Closing occurs, and the Deposit has not been returned to the Purchaser in accordance with Section 2.3(a), the Deposit will be released to the Sellers on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof, in accordance with the terms of the Escrow Agreement and credited against the Closing Date Payment.  The Parties shall take such action as is necessary, including providing joint written instructions to the Escrow Agent, to cause the Deposit (together with earnings thereon) to be released to the Sellers or to the Purchaser, as applicable, in accordance with the terms of this Agreement.

(c)           On or prior to the Closing Date, the Purchaser shall deposit with the Escrow Agent, pursuant to the terms of an escrow agreement, which shall be in the form and substance of Exhibit H hereto (the “Indemnification Escrow Agreement”), for deposit into an escrow fund (the “Indemnification Escrow Fund”) a portion of the Closing Date Payment equal to twenty million dollars ($20,000,000) (as increased from time to time by the amount of any interest, dividends, earnings and other income on such amount, the “Indemnification Escrow Amount”), which amount shall be held by the Escrow Agent in accordance with Article XII and the Indemnification Escrow Agreement to secure indemnification obligations of the Sellers under Article XII hereof.

(d)           The Indemnification Escrow Amount shall be held in escrow following the Closing Date, shall be available to compensate the Purchaser Indemnified Parties with respect to certain indemnification obligations of the Sellers as provided in Article XII and shall be released subject to and in accordance with Section 12.11 and the Indemnification Escrow Agreement.

2.4        Closing.  The purchase and sale provided for in this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Arnold & Porter LLP located at 399 Park Avenue, New York, New York 10022 at 10:00 a.m. (local time) on the third (3rd) Business Day following the date on which all conditions set forth in Article IX (other than conditions to be satisfied by the delivery of documents or the payment of money at the Closing, and other conditions that, by their terms are to be satisfied at Closing, but subject to the satisfaction of such conditions) have been satisfied or waived by the Party or Parties entitled to the benefit thereof in their sole discretion, or at such other time, date and place as the parties may agree (the “Closing Date”).

2.5        Right of Set Off.   The Purchaser Parties shall have the right to set off from any amounts owing by a Purchaser Party to PMI pursuant to this Agreement, any delinquent amount that is due and owing from PMI or any Affiliate of PMI to a Purchaser Party or any Affiliate of the Purchaser Parties pursuant to this Agreement, the Asset Purchase Agreement, the Services Agreement (as defined in the Asset Purchase Agreement) or the Quota Share Reinsurance Agreement (as defined in the Asset Purchase Agreement); provided, however, that if PMI or its applicable Affiliate disputes in good faith its obligation to pay any such amount, then the Purchaser or its Affiliate, as applicable, shall not be entitled to such right of set-off in respect of such disputed amount (or the disputed portion of any such amount) unless and until a court of competent jurisdiction determines that such amount or any portion thereof is due and owing to the Purchaser or the Purchaser’s Affiliate or PMI and the Purchaser otherwise mutually resolve the dispute; provided, further, that the Purchaser and its Affiliates shall not be entitled to such right of off-set in relation to any (i) Deferred Consideration Payment or (ii) indemnification claim asserted by the Purchaser Indemnified Parties hereunder or under the Asset Purchase Agreement to the extent that the Purchaser Indemnified Parties are indemnified for Covered Losses that are the subject of such indemnification claim from the Indemnification Escrow Fund within the meaning of this Agreement or the Asset Purchase Agreement.  For the avoidance of doubt, the Parties agree that the Purchaser Parties and their Affiliates shall not have the right to set off from any amounts owing by a Purchaser Party or an Affiliate of a Purchaser Party to CUNA Mutual pursuant to this Agreement.

2.6        Adjustment of Closing Date Payment.

(a)           As promptly as practicable, but in any event not later than ninety (90) days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Sellers a statement (the “Closing Statement”), consisting of (i) the combined balance sheets of the CMG Companies as of the last day of the calendar month immediately preceding the Closing Date (or as of such date, if the Closing Date falls on the last day of a calendar month) (which, for the avoidance of doubt, will be developed based on the CMG MI balance sheet as of the Closing Date and the consolidated balance sheet as of such date of CMG MA and its wholly-owned subsidiary, CMG Re, (ii) a calculation in reasonable detail of the Book Value as of the last day of the calendar month immediately preceding the Closing Date (or as of the Closing Date, if the Closing Date falls on the last day of a calendar month), derived from such balance sheet (“Closing Date Book Value”); provided, that for purposes of such calculation, adjustments to the amount of premium deficiency reserves and loss reserves set forth on the Estimated Closing Statement shall only be made by the Purchaser in the event such calculations were not derived from the books and records of the CMG Companies, the Sellers made a manifest arithmetic error in such calculations, the Sellers deviated from Sellers’ past practice and methodologies or the requirements of Schedule 1.1(a) hereof in making such calculations, (iii) a statement of the aggregate Current Affiliate Obligations invoiced to the CMG Companies in accordance with Section 7.12 hereof (the “Actual Current Affiliate Obligations”), and (iv) a calculation of the Final Closing Payment, which Final Closing Payment shall be determined using the formula set forth in Section 2.2(a) for determining the Closing Date Payment, except that (A) the Closing Date Book Value set forth in the Closing Statement shall be substituted for the Estimated Closing Date Book Value in clause (x) and (z) thereof and (B) the Actual Current Affiliate Obligations shall be substituted for the Estimated Current Affiliate Obligations in clause (z) thereof.  The balance sheet included in the Closing Statement shall be prepared based upon the books and records of the CMG Companies and in accordance with GAAP and Sellers’ past practice and methodologies (including for the calculation of reserves).

(b)           If either Seller in good faith disagrees with all or any portion of the Closing Statement, then such Seller shall notify the Purchaser in writing (the “Notice of Disagreement”) of such disagreement within forty-five (45) days after delivery of the Closing Statement.  Each Notice of Disagreement shall set forth in reasonable detail each disputed item or amount and the basis for the disagreement, together with supporting calculations. Any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Notice of Disagreement shall be final, conclusive and binding on the Parties and not subject to further review. If a Notice of Disagreement is timely delivered within such forty-five (45) day period, the Purchaser and such Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). Any such resolution shall be evidenced in a writing and executed by an authorized representative of the Purchaser and each Seller.  If the Purchaser and such Seller are unable to resolve any Objections within ten (10) days after delivery of such Notice of Disagreement, then the Purchaser and the Sellers shall jointly engage KPMG LLP (the “Independent Accountant”) to resolve such Objections (acting as an expert and not an arbitrator) in accordance with this Agreement as soon as practicable thereafter, but in any event within thirty (30) days after engagement of the Independent Accountant. If KPMG LLP is no longer independent or is unwilling or unable to serve in such capacity, then the Purchaser and the Sellers shall select, within ten (10) days after notification that KPMG LLP is no longer independent or is unwilling or unable to serve in such capacity, a mutually acceptable, nationally recognized independent accounting firm to serve as the Independent Accountant. The Sellers and the Purchaser shall cause the Independent Accountant to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement and the Notice of Disagreement) within thirty (30) days after engagement of the Independent Accountant. The scope of such firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Statement in light of such resolution. For the avoidance of doubt, the Independent Accountant shall not make any determination with respect to any matter other than those matters specifically set forth in the Notice of Disagreement that remain in dispute at the time of such determination. All Objections that are resolved between the Parties or are determined by the Independent Accountant in accordance with this Section 2.6(b) shall be final, binding and conclusive upon the Parties and shall not be subject to further review absent manifest error. The fees, costs and expenses of the Purchaser in connection with the preparation of the Closing Statement shall be borne by the Purchaser Parties, and the fees, costs and expenses of the Sellers in connection with the preparation of the Notice of Disagreement shall be borne pro rata by the Sellers based upon each Seller’s Percentage Interest as of the date hereof.  The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 2.6(b) will be paid by the Sellers (on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof), on the one hand, and the Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by or on behalf of such Party. Within five (5) Business Days of the first to occur of either (i) final resolution of the Closing Statement as described above, and (ii) delivery of a notice of determination by the Independent Accountant as described above, any adjustment shall be paid as provided in Section 2.6(d).

(c)           The Purchaser shall make its financial records relating to the calculation of the Final Closing Payment, accounting personnel and advisors available to the Sellers, their accountants and other representatives and the Independent Accountant at reasonable times during normal business hours during the review by the Sellers and the Independent Accountant of, and the resolution of any Objections with respect to, the Closing Statement. Without limiting the generality of the foregoing, the Purchaser and its representatives will permit such Persons to review the Purchaser’s work papers and the work papers of the Purchaser’s independent accountants relating to the preparation of the Closing Statement, as well as all the books, records and other relevant information relating to the Shares, and the Purchaser will make available at reasonable times during normal business hours the individuals then in its employ primarily responsible for and knowledgeable about the information used in, and the preparation of, the Closing Statement in order to respond to the reasonable inquiries of the Sellers; provided, however, that the independent accountants of the Purchaser Parties  will not be obligated to make any work papers available to the Sellers unless and until such Persons have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(d)           Final Adjustment. Within five (5) Business Days after the Closing Statement is finalized pursuant to this Section 2.6:

(i)            if the Final Closing Payment set forth in such Closing Statement exceeds the Closing Date Payment, the Purchaser shall pay to each Seller an amount equal to each Seller’s pro rata portion of such excess based upon each Seller’s pro rata portion of such excess, based upon each Seller’s Percentage Interest as of the date hereof; or

(ii)           if the Closing Date Payment exceeds the Final Closing Date Payment set forth in such Closing Statement, each Seller shall pay the Purchaser an amount equal to such Seller’s pro rata portion of such excess based upon each Seller’s Percentage Interest as of the date hereof.

2.7        Deferred Consideration.

(a)           Certain Terms.  As used in this Section 2.7, the following terms have the meanings ascribed to them in this Section 2.7(a):

(i)            “Adjusted Book Value” as of a particular date means:

(A)          with respect to the Deferred Consideration Payment to be made in respect of the third anniversary of the Closing Date: (1) the Closing Date Book Value, minus the aggregate amount of any Seller Capital Contributions, up to $10,000,000, plus (2) eighty-two percent (82%) of the earned premiums for the Pre-Closing Portfolio during the period from the Closing through the date of such third anniversary, plus (3) the tax effect of net operating loss carryforwards of the CMG Companies as of the Closing Date, that are actually utilized during the period from the Closing through the date of such third anniversary, minus (4) the change in incurred losses and loss adjustment expenses for the Pre-Closing Portfolio over the period contemplated in the foregoing clause (i)(A)(2), minus (5) the change in premium deficiency reserve, if any, for the Pre-Closing Portfolio over the period contemplated in the foregoing clause (i)(A)(2) net, in the case of each of clauses (2), (4) and (5), of amounts attributable to reinsurance ceded to third parties (including ARL or any other Affiliate of Purchaser) in effect at the Closing (for the avoidance of doubt, excluding reinsurance ceded to CMG Re) on the Pre-Closing Portfolio, plus (6) seventeen percent (17%) of the earned premiums ceded to ARL pursuant to the CMG MI Quota Share Reinsurance Agreement for the Pre-Closing Portfolio during the period from the Closing through the date of such third anniversary (it being understood that for purposes of this calculation it shall be assumed that the policies ceded under the CMG MI Quota Share Reinsurance Agreement remain ceded thereunder until  the earlier to occur of (a) natural expiration of such policies or (b) the early termination of any such policies);

(B)          with respect to the Deferred Consideration Payment to be made in respect of the fifth anniversary of the Closing Date:  (1) the Adjusted Book Value calculated pursuant to clause (i)(A) in respect of the third anniversary of the Closing Date, plus (2) eighty-two percent (82%) of the earned premiums for the Pre-Closing Portfolio during the period from the third anniversary of the Closing Date through the date of such fifth anniversary, plus (3) the tax effect of net operating loss carryforwards of the CMG Companies as of the Closing Date, that are actually utilized during the period from the Closing through the date of such fifth anniversary and not otherwise included in the Adjusted Book Value calculation pursuant to Section 2.7(a)(i)(A), minus (4) the change in incurred losses and loss adjustment expenses for the Pre-Closing Portfolio over the period contemplated in the foregoing clause (i)(B)(2), minus (5) the change in premium deficiency reserve, if any, for the Pre-Closing Portfolio over the period contemplated in the foregoing clause (i)(B)(2) net, in the case of each of clauses (2), (4) and (5), of amounts attributable to reinsurance ceded to third parties (including ARL or any other Affiliate of Purchaser) in effect at the Closing (for the avoidance of doubt, excluding reinsurance ceded to CMG Re) on the Pre-Closing Portfolio, plus (6) seventeen percent (17%) of the earned premiums ceded to ARL pursuant to the CMG MI Quota Share Reinsurance Agreement for the Pre-Closing Portfolio during the period from the third anniversary of the Closing Date through the date of such fifth anniversary (it being understood that for purposes of this calculation it shall be assumed that the policies ceded under the CMG MI Quota Share Reinsurance Agreement remain ceded thereunder until  the earlier to occur of (a) natural expiration of such policies or (b) the early termination of any such policies); and

(C)          with respect to the Deferred Consideration Payment to be made in respect of the sixth anniversary of the Closing Date (as may be extended in accordance with Section 2.7(e)): (1) the Adjusted Book Value calculated pursuant to clause (i)(B) in respect of the fifth anniversary of the Closing Date, plus (2) eighty-two percent (82%) of the earned premiums for the Pre-Closing Portfolio during the period from the fifth anniversary of the Closing Date through the date of such sixth anniversary (or the last day of the Extension Period, if applicable), plus (3) the tax effect of net operating loss carryforwards of the CMG Companies as of the Closing Date, that are actually utilized during the period from the Closing through the date of such sixth anniversary and not otherwise included in the Adjusted Book Value calculation pursuant to Sections 2.7(a)(i)(A) and (B), minus (4) the change in incurred losses and loss adjustment expenses for the Pre-Closing Portfolio over the period contemplated in the foregoing clause (i)(C)(2), minus (5) the change in premium deficiency reserve, if any, for the Pre-Closing Portfolio over the period contemplated in the foregoing clause (i)(C)(2) net, in the case of each of clauses (2), (4) and (5), of amounts attributable to reinsurance ceded to third parties (including ARL or any other Affiliate of Purchaser) in effect at the Closing (for the avoidance of doubt, excluding reinsurance ceded to CMG Re) on the Pre-Closing Portfolio, plus (6) seventeen percent (17%) of the earned premiums ceded to ARL pursuant to the CMG MI Quota Share Reinsurance Agreement for the Pre-Closing Portfolio during the period from the fifth anniversary of the Closing Date through the date of such sixth anniversary (it being understood that for purposes of this calculation it shall be assumed that the policies ceded under the CMG MI Quota Share Reinsurance Agreement remain ceded thereunder until  the earlier to occur of (a) natural expiration of such policies or (b) the early termination of any such policies).

(ii)           “Applicable Percentage” means, as applicable (i) for purposes of the Deferred Consideration Payments to be made in respect of each of the third and fifth anniversaries of the Closing Date, fifty percent (50%) and (ii) for purposes of the Deferred Consideration Payment to be made in respect of the sixth anniversary of the Closing Date (as may be extended in accordance with Section 2.7(e)), one hundred percent (100%).

(iii)          “Pre-Closing Portfolio” means collectively, all of the mortgage insurance policies written by CMG MI and in force and on CMG MI’s books as of the last day of the calendar month immediately preceding the Closing Date (or as of the Closing Date, if the Closing Date falls on the last day of a calendar month).  A schedule of all of the mortgage insurance policies written by CMG MI and in force and on CMG MI’s books as of January 31, 2013 (the “Pre-Signing Portfolio Schedule”), has been previously delivered to the Purchaser. On the Closing Date, the  Sellers shall deliver to the Purchaser a schedule of the Pre-Closing Portfolio (the “Closing Portfolio Schedule”), which Closing Portfolio Schedule shall (A) be prepared and presented in a manner consistent with the Pre-Closing Portfolio Schedule, (B) eliminate any policies included in the Pre-Signing Portfolio Schedule that have been run-off prior to Closing, and (C) update, as applicable, any information for the policies included in the Pre-Closing Portfolio Schedule based on changes through the Closing. Following the delivery of the Closing Portfolio Schedule and until  the date that is sixty (60) days following the date on which the Purchaser receives a final report of the independent auditors of the CMG Companies in respect of the first audit of the CMG Companies completed following the Closing Date, either the Purchaser or the

Sellers (acting jointly), may notify the other Party in writing that it has identified one or more inaccuracies in the Closing Portfolio and the corrections such Party proposes to make to the Closing Portfolio Schedule to address the same, which notice shall specify such inaccuracies.  Not later than ten (10) Business Days following any such notice, the Party receiving the notice shall notify the Party that delivered the notice in writing either (x) that they agree with such inaccuracies and corrections or (y) that they disagree with one or more of the inaccuracies identified in the notice or the proposed corrections therefor, specifying the inaccuracies or corrections with which they disagree.  If the Parties agree with any inaccuracy identified in the notice or the Party receiving such notice fails to respond to such notice as contemplated by this clause (iii) within the ten (10) Business Day period contemplated above, the Purchaser shall prepare a corrected Closing Portfolio Schedule and provide a copy thereof to the Sellers.  If the Purchaser and the Sellers do not agree with the inaccuracy identified in the notice provided within the ten (10) Business Day period contemplated above, the Purchaser and the Sellers shall, within ten (10) Business Days following notice of such disagreement, meet (in person or by teleconference) to discuss such disagreement and endeavor in good faith to resolve such disagreement.  In the event that the Purchaser and the Sellers are unable to resolve any such disagreement within ten (10) Business Days following such initial meeting, the Purchaser shall be entitled to submit such dispute to resolution by an Independent Accountant in accordance with the procedures and requirements consistent with those contemplated by Sections 2.7(d) and 2.7(f), as though such disagreement were a DC Objection.  Upon the final resolution of any disagreement over purported inaccuracies in the Closing Portfolio Schedule, either by the Purchaser and the Sellers, or by the Independent Accountant, the Purchaser shall prepare a corrected Closing Portfolio Schedule reflecting such agreed resolutions and provide a copy thereof to the Sellers.  Any corrected Closing Portfolio Schedule prepared and delivered pursuant to this clause (iii) shall replace the Closing Portfolio Schedule theretofore in effect.

(b)           Deferred Consideration Payments.  Within ninety (90) days following each of the third anniversary, fifth anniversary and sixth anniversary (as may be extended in accordance with Section 2.7(e)) of the Closing Date, the Purchaser shall pay the Sellers an aggregate amount (each, a “Deferred Consideration Payment”) equal to (i) the Applicable Percentage multiplied by (ii) the difference between (A) the Adjusted Book Value as of the applicable anniversary date and (B) the sum of the Final Closing Payment minus any Seller Capital Contributions, up to $10,000,000 in the aggregate, and all Deferred Consideration Payments prior to the date of the Deferred Consideration Payment to be made in respect of such anniversary; provided, however, that in no event shall the amount of any Deferred Consideration Payment, when combined with the Final Closing Payment and all prior Deferred Consideration Payments exceed one hundred ten percent (110%) of the Closing Date Book Value less any Seller Capital Contributions made prior to Closing, up to $10,000,000 in the aggregate (the “Deferred Consideration Cap”), provided, further, that solely for purposes of calculating the Deferred Consideration Cap, the premium deficiency reserve amount as of the Closing Date, if any, shall be recalculated on a combined basis for the CMG Companies and, if such recalculated premium deficiency reserve amount is less than the premium deficiency reserve amount contemplated in the calculation of the Closing Date Book Value, the difference shall be added to the Closing Date Book Value for the purpose of calculating the Deferred Consideration Cap.  In the event a Deferred Consideration Payment would exceed the Deferred Consideration Cap, the amount of such Deferred Consideration Payment shall equal (1) the Deferred Consideration Cap minus (2) the sum of the Final Closing Payment minus any Seller Capital Contributions, up to $10,000,000 in the aggregate, and all prior Deferred Consideration Payments; and provided further, that if the calculation of any Deferred Consideration Payment pursuant to this Section 2.7 results in a negative number, such Deferred Consideration Payment shall be $0.  For the sake of clarity, if the Deferred Consideration Payment in respect of either the third anniversary or the fifth anniversary of the Closing Date, when combined with the Final Closing Payment minus any Seller Capital Contributions, up to $10,000,000 in the aggregate, and all prior Deferred Consideration Payments, exceeds the Deferred Consideration Cap, then no additional Deferred Consideration Payment(s) shall be owing pursuant to this Agreement.

(c)           Calculation and Reporting.  On or prior to the date on which each Deferred Consideration Payment is made pursuant to Section 2.7(b), the Purchaser shall provide each Seller with a written statement (each, a “Deferred Consideration Statement”) consisting of (i) a calculation in reasonable detail of the Adjusted Book Value as of such date, as well as each component of Adjusted Book Value, as contemplated by the definition thereof, with such supporting details of the calculation as may be reasonably requested by the Sellers, and (ii) a calculation of the Deferred Consideration Payment to be made in respect of such date.  Each calculation of Adjusted Book Value shall be made in accordance with the principles set forth on Schedule 2.7(c) hereto.  A hypothetical calculation of Adjusted Book Value is set forth on Schedule 2.7(c) hereto for illustrative purposes only. The Parties agree that, notwithstanding anything contained herein to the contrary, for purposes of determining or calculating Adjusted Book Value as of any date, any Liability that constitutes a Covered Loss shall be disregarded to the extent that the Purchaser or any Purchaser Indemnified Party has theretofore been indemnified for such Covered Loss pursuant to Article XII.

(d)           Resolution of Disputes.  (b)     If either Seller in good faith disagrees with all or any portion of any Deferred Consideration Statement, then such Seller shall notify the Purchaser in writing (the “Dispute Notice”) of such disagreement within forty-five (45) days after delivery of such Deferred Consideration Statement.  Each Dispute Notice shall set forth in reasonable detail each disputed item or amount and the basis for the disagreement, together with supporting calculations.  Any amount, determination or calculation contained in the applicable Deferred Consideration Statement and not specifically disputed in a timely delivered Dispute Notice shall be final, conclusive and binding on the Parties and not subject to further review.  If a Dispute Notice is timely delivered within such forty-five (45) day period, the Purchaser and such Seller shall negotiate in good faith to resolve each dispute raised therein (each, a “DC Objection”).  Any such resolution shall be evidenced in a writing and executed by an authorized representative of the Purchaser and each Seller.  If the Purchaser and such Seller are unable to resolve any DC Objections within ten (10) days after delivery of such Dispute Notice, then the Purchaser and the Sellers shall jointly engage an Independent Accountant to resolve such DC Objections (acting as an expert and not an arbitrator) in accordance with this Agreement as soon as practicable thereafter, but in any event within thirty (30) days after engagement of the Independent Accountant.  Such Independent Accountant shall be the Independent Accountant contemplated or selected pursuant to Section 2.6(b).  If such Independent Accountant is no longer deemed independent, or is unwilling or unable to serve in such capacity, then the Purchaser and the Sellers shall select, within ten (10) days after notification that such Independent Accountant is unwilling or unable to serve in such capacity, a mutually acceptable, nationally recognized independent accounting firm to serve as the Independent Accountant for purposes of resolving such dispute.  The Sellers and the Purchaser shall cause the Independent Accountant to deliver a written report containing its calculation of the disputed DC Objections (which calculation shall be within the range of dispute between the Deferred Consideration Statement and the Dispute Notice) within thirty (30) days after engagement of the Independent Accountant.  The scope of such firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Dispute Notice, and the recalculation, if any, of the Deferred Consideration Statement in light of such resolution.  For the avoidance of doubt, the Independent Accountant shall not make any determination with respect to any matter other than those matters specifically set forth in the Dispute Notice that remain in dispute at the time of such determination.  All DC Objections that are resolved between the Parties or are determined by the Independent Accountant in accordance with this Section 2.7(d) shall be final, binding and conclusive upon the Parties and shall not be subject to further review absent manifest error.  The fees, costs and expenses of the Purchaser Parties in connection with the preparation of the Deferred Consideration Statement shall be borne by the Purchaser, and the fees, costs and expenses of the Sellers in connection with the preparation of the Dispute Notice shall be borne pro rata by the Sellers based upon each Seller’s Percentage Interest as of the date hereof.  The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 2.7(d) will be paid by the Sellers (on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof), on the one hand, and the Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by or on behalf of such Party.  Within five (5) Business Days of the first to occur of either (i) final resolution of the Deferred Consideration Statement as described above, and (ii) delivery of a notice of determination by the Independent Accountant as described above, any adjustment shall be paid as provided in Section 2.7(g).

(e)           In connection with the Deferred Consideration Statement delivered by the Purchaser with respect to the Deferred Consideration Payment to be made with respect to the sixth anniversary of the Closing Date, in the event the Purchaser and the Sellers are unable to resolve any DC Objections within ten (10) days after delivery of such Dispute Notice, then the Sellers shall have the one-time option, in their sole discretion, to extend the duration of the deferred consideration period contemplated by Section 2.7(a)(i)(C) for an additional period ending on the first, second or third anniversary of such sixth anniversary of the Closing Date on the terms hereof (such period, the “Extension Period”) such that the calculation of the Adjusted Book Value shall be as of the last day of such additional period; provided, that the Sellers deliver a joint notice in writing to the Purchaser within two (2) Business Days following the last day of such ten (10) day period.  In the event the Sellers exercise their option to extend the duration of the deferred consideration period, the Parties agree that the covenants set forth in Section 7.17 shall survive during such Extension Period. Anything to the contrary notwithstanding, in the event that the final deferred consideration period is extended as contemplated by this Section 2.7(e), no net operating loss carryforwards of the CMG Companies utilized after the sixth anniversary of the Closing Date shall be considered in the calculation of the final Deferred Consideration Payment.

(f)            The Purchaser shall make its financial records relating to the calculation of each Deferred Consideration Payment, accounting personnel and advisors available to the Sellers, their accountants and other representatives and the Independent Accountant at reasonable times during normal business hours during the review by the Sellers and the Independent Accountant of, and the resolution of any DC Objections with respect to, the Deferred Consideration Statement.  Without limiting the generality of the foregoing, the Purchaser and its representatives will permit such Persons to review the Purchaser’s work papers and the work papers of the Purchaser’s independent accountants relating to the preparation of each Deferred Consideration Statement, as well as all the books, records and other relevant information relating to the Shares, and the Purchaser will make available at reasonable times during normal business hours the individuals then in its employ primarily responsible for and knowledgeable about the information used in, and the preparation of, the applicable Deferred Consideration Statement in order to respond to the reasonable inquiries of the Sellers; provided, however, that the independent accountants of the Purchaser will not be obligated to make any work papers available to the Sellers unless and until such Persons have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(g)           Final Adjustment.  Within five (5) Business Days after any dispute over any Deferred Consideration Statement is resolved pursuant to this Section 2.7:

(i)            if the Deferred Consideration Payment that should have been made to Sellers in respect of the applicable anniversary date, based upon any adjustments made to the corresponding Deferred Consideration Statement pursuant to Section 2.7(d) exceeds the Deferred Consideration Payment that has been made to Sellers in respect of such anniversary date, the Purchaser shall pay to each Seller an amount equal to each Seller’s pro rata portion of such excess based upon each Seller’s Percentage Interest as of the date hereof; or

(ii)           if the Deferred Consideration Payment that has been made to Sellers in respect of the applicable anniversary date exceeds the Deferred Consideration Payment that should have been made to Sellers in respect of such anniversary date, based upon any adjustments made to the corresponding Deferred Consideration Statement pursuant to Section 2.7(d), each Seller shall pay to the Purchaser an amount equal to each Seller’s pro rata portion of such excess based upon each Seller’s Percentage Interest as of the date hereof.

2.8        Tax Withholding.  The Purchaser Parties shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to the proper Governmental Entity, such withheld amounts shall be treated as having been paid to the Sellers for all purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PMI

Except as otherwise set forth in the PMI Disclosure Schedule, PMI represents and warrants to the Purchaser as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

3.1        Organization and Good Standing.

(a)           PMI is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  PMI, subject to the limitations imposed upon it under the Receivership Order, has all requisite corporate power and authority to own, operate or lease its properties and assets and to own the PMI Shares.

(b)           Prior to the date of this Agreement, PMI has made available to the Purchaser Parties true and correct copies of the Organizational Documents of PMI.

3.2        Authorization; Enforceability.  PMI has the necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which PMI is a party and, except as described in Section 8.1(f) and subject to the receipt of the PMI Required Governmental Approvals and CMG Required Governmental Approvals, to consummate the Transaction and all other transactions contemplated by the Transaction Documents to which PMI is a party. This Agreement and each of the Transaction Documents to which PMI is a party has been duly authorized, executed and delivered by PMI and assuming due authorization, execution and delivery by the other parties thereto and subject to Section 8.1(f), this Agreement and each of the Transaction Documents to which PMI is a party constitutes the legal, valid and binding obligation of PMI enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

3.3        No Conflict.  Subject to Section 8.1(f) and to the receipt of the PMI Required Governmental Approvals and Third Party Consents, neither the execution and delivery by PMI of this Agreement or any of the Transaction Documents to which PMI is a party or the consummation by PMI of the Transaction or the transactions contemplated by such other Transaction Documents to which PMI is a party, nor compliance by PMI with or fulfillment by PMI of the terms, conditions and provisions hereof or thereof will, except as may result from any facts or circumstances relating to the Purchaser Parties or their Affiliates, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Lien upon the Shares under (A) the Organizational Documents of PMI, (B) any material Contract to which PMI is a party or by which PMI is bound or (C) any Law or Order to which PMI is a party or by which PMI is bound, other than, in the case of clauses (B) and (C) above, any such violations, breaches, defaults or Liens that are not material, individually or in the aggregate.

3.4        Consents and Approvals.  Except as described in Section 8.1(f), and except for the PMI Required Governmental Approvals, the Third Party Consents, and compliance with any conditions contained therein, and except as may result from any facts or circumstances solely related to the Purchaser or its Affiliates, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations by PMI with, any other third parties are necessary, in connection with the execution and delivery by PMI of this Agreement or any other Transaction Document to which PMI is a party, and the completion by PMI of the Transaction or the compliance by PMI with any of the terms or provisions of this Agreement or any other Transaction Document.  As of the date hereof, PMI is not aware of any fact specifically pertaining to either PMI or the CMG Business that would prevent the PMI Required Governmental Approvals from being received in order to permit consummation of the Transaction on a timely basis.

3.5        Litigation. Other than with respect to insurance claims in the ordinary course of business or bankruptcy or receivership proceedings and other Actions arising in the ordinary course of business, PMI is not a party to any, and there are no pending or, to PMI’s Knowledge, threatened Actions (i) against PMI relating to or involving any of the PMI Shares, (ii) challenging the validity or propriety of the Transaction or any of the Transaction Documents, or (iii) which could materially and adversely affect the ability of PMI to perform under this Agreement.

3.6        Employees and Contractors; Labor Matters.

(a)           Prior to the date hereof, PMI has delivered to the Purchaser a list of all PMI Business Employees (the “PMI Employee List”), as of a date not earlier than ten (10) days prior to the date of this Agreement, setting forth each PMI Business Employee’s (i) department/function; (ii) title or job/position; (iii) salaried or hourly status; (iv) location of employment; (v) annual base salary or base rate of pay, (vi) target bonus amount for the current fiscal year and (vii) any retention bonus amounts or similar amounts to which the PMI Business Employee is eligible. PMI shall provide an updated PMI Employee List to the Purchaser not earlier than five (5) days prior to the Closing Date. Prior to the date hereof, PMI has delivered to the Purchaser a list of each PMI Business Contractor (the “PMI Contractor List”), as of the last day of the calendar month ending immediately prior to the date of this Agreement, setting forth the location of provision of services and payment arrangements of the engagement under the applicable Business Contractor Services Agreement. PMI shall provide an updated PMI Contractor List to the Purchaser not earlier than five (5) days prior to the Closing Date. Except in accordance with this Agreement (as though this Agreement had been in effect from and after the time at which the PMI Employee List and the PMI Contractor List were prepared), there has been no change in any of the information contained in the PMI Employee List and the PMI Contractor List.

(b)           Prior to the date hereof, PMI has delivered to the Purchaser a list of all employment, severance, independent contractor, and consulting agreements or Contracts between PMI and any current employee, independent contractor or consultant listed on the PMI Employee List or the PMI Contractor List. PMI has delivered or made available to the Purchaser copies of each such Contract, as amended to date.

(c)           With respect to the PMI Business Employees, PMI is not bound by or subject to any Contract with any labor union and no labor union has requested or, to the Knowledge of PMI, has sought to represent any of the PMI Business Employees. There is no strike or other labor dispute involving the PMI Business Employees pending or threatened, nor to the Knowledge of PMI, is there any labor organization activity involving the PMI Business Employees.

(d)           With respect to the PMI Business Employees, PMI is and since March 14, 2012, has been, to the Knowledge of PMI, in compliance in all material respects with all applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, safety and health, collective bargaining, equal employment opportunity, immigration, and workers’ compensation, and is not engaged in any unfair labor or unlawful employment practice. PMI is, and at all times since December 31, 2010 has been, in compliance with the WARN Act, and PMI has not incurred any liability or obligation under the WARN Act which remains unsatisfied.

3.7        Employee Benefits Plans.

(a)           Section 3.7(a) of the PMI Disclosure Schedule sets forth a list of each material PMI Plan. For purposes of this Agreement, “PMI Plan” means each Employee Benefit Plan sponsored, maintained or contributed to by PMI or any of its Subsidiaries in which the PMI Business Employees participate immediately prior to Closing. PMI has heretofore delivered or made available to the Purchaser copies of the material PMI Plans or descriptions thereof and the most recent summary plan descriptions for such PMI Plans, if applicable.

(b)           PMI has made available to the Purchaser the most recent IRS determination letter or opinion letter, as applicable, for the PMI Group, Inc. Retirement Plan (the “PMI Retirement Plan”) and The PMI Group, Inc. Savings and Profits Sharing Plan.

(c)           None of the PMI Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and none of PMI nor any of its ERISA Affiliates contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan.

(d)           The PMI Retirement Plan is the only pension plan (within the meaning of Section 3(2) of ERISA) that is sponsored, maintained, or contributed to by PMI or any of its ERISA Affiliates that is subject to Title IV of ERISA or Section 412 of the Code.

(e)           None of the PMI Plans obligates PMI to pay any bonus, separation, severance, termination or similar benefit, accelerate any vesting schedule, increase any employee account balance, or alter or increase any benefits to any PMI Business Employee, as a result of the Transaction or as a result of a change in control or ownership within the meaning of section 280G of the Code and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any PMI Business Employee to be either subject to an excise Tax or non-deductible Tax under sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered but not taking into account any payments or benefits that may be paid or provided by the Purchaser or any of its Affiliates. PMI has complied in all material respects with COBRA with respect to the PMI Business Employees, all former employees of PMI with respect to the CMG Business and each other COBRA qualified beneficiary with respect to such PMI Business Employees and former employees of PMI.

(f)            With respect to the PMI Retirement Plan:

(i)        the minimum funding standards of section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and neither PMI nor any of its ERISA Affiliates has requested a funding waiver;

(ii)       no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result a lien being imposed on the assets of PMI or any of its ERISA Affiliates; and

(A)          PMI is in the process of terminating, or has terminated, such plan pursuant to a standard termination under Section 4041(b)(1) and as of the date of this Agreement such plan has been fully funded as required by Section 4041(b) of ERISA such that the plan is sufficient for all benefit liabilities, and there are no unfunded benefit liabilities with respect to such plan or its participants or beneficiaries with respect to such plan.

(g)           PMI has no material Liability or reasonable expectation of material Liability under or with respect to any PMI Plan or any other employee benefit plan, program, policy, arrangement or payroll practice that would reasonably be expected to become a Liability of the Purchaser.

3.8        Title to PMI Shares. PMI is the record owner of the PMI Shares free and clear of any and all Liens other than restrictions of general applicability imposed by federal or state securities laws, and upon delivery of the certificates representing the PMI Shares duly endorsed or accompanied by stock powers duly executed in blank or otherwise in form acceptable for transfer on the books of PMI and the CMG Companies to the Purchaser on the Closing Date in accordance with this Agreement, and upon the Purchaser’s payment of the Closing Date Payment, title to the PMI Shares, free and clear of all Liens (other than restrictions of general applicability imposed by federal or state securities laws and any Liens imposed on such Shares by the Purchaser), will pass to the Purchaser.

3.9        Brokers, Finders and Financial Advisors. PMI and its respective officers, directors, employees and agents have not employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any Liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Lazard Fréres & Co. LLC and the fees payable pursuant thereto, which fees and commissions will be paid by PMI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CUNA MUTUAL

Except as otherwise set forth in the CUNA Mutual Disclosure Schedule, CUNA Mutual represents and warrants to the Purchaser as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

4.1        Organization and Good Standing.

(a)           CUNA Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. CUNA Mutual has all requisite corporate power and authority to own, operate or lease its properties and to own the CUNA Mutual Shares.

(b)           Prior to the date of this Agreement, CUNA Mutual has made available to the Purchaser Parties true and correct copies of the Organizational Documents of CUNA Mutual.

4.2        Authorization; Enforceability. CUNA Mutual has the necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which CUNA Mutual is a party and, also subject to the receipt of the CUNA Mutual Required Governmental Approvals and CMG Required Governmental Approvals, to consummate the Transaction and all other transactions contemplated by the Transaction Documents to which CUNA Mutual is a party. This Agreement and each of the Transaction Documents to which CUNA Mutual is a party has been duly authorized, executed and delivered by CUNA Mutual and assuming due authorization, execution and delivery by the other parties thereto, this Agreement and each of the Transaction Documents to which CUNA Mutual is a party constitutes the legal, valid and binding obligation of CUNA Mutual enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

4.3        No Conflict.  Subject to the receipt of the CUNA Mutual Required Governmental Approvals and Third Party Consents, neither the execution and delivery by CUNA Mutual of this Agreement or any of the Transaction Documents to which CUNA Mutual is a party or the consummation by CUNA Mutual of the Transaction or the transactions contemplated by such other Transaction Documents to which CUNA Mutual is a party, nor compliance by CUNA Mutual with or fulfillment by CUNA Mutual of the terms, conditions and provisions hereof or thereof will, except as may result from any facts or circumstances relating to the Purchaser Parties, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Lien upon the Shares under (A) the Organizational Documents of CUNA Mutual, (B) any material Contract to which CUNA Mutual is a party or by which CUNA Mutual is bound or (C) any Law or Order to which CUNA Mutual is a party or by which CUNA Mutual is bound, other than, in the case of clauses (B) and (C) above, any such violations, breaches, defaults or Liens that are not material, individually or in the aggregate

4.4        Consents and Approvals.  Except for the CUNA Mutual Required Governmental Approvals, the Third Party Consents, and compliance with any conditions contained therein, and except as may result from any facts or circumstances solely related to the Purchaser or its Affiliates, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations by CUNA Mutual with, any other third parties are necessary, in connection with the execution and delivery by CUNA Mutual of this Agreement or any other Transaction Document to which CUNA Mutual is a party, and the completion by CUNA Mutual of the Transaction or the compliance by CUNA Mutual with any of the terms or provisions of this Agreement or any other Transaction Document.  As of the date hereof, CUNA Mutual is not aware of any fact specifically pertaining to either CUNA Mutual or the CMG Business that would prevent the CUNA Mutual Required Governmental Approvals from being received in order to permit consummation of the Transaction on a timely basis.

4.5        Litigation.  Other than with respect to insurance claims in the ordinary course of business or bankruptcy or receivership proceedings and other Actions arising in the ordinary course of business, CUNA Mutual is not a party to any, and there are no pending or, to CUNA Mutual’s Knowledge, threatened Actions (i) against CUNA Mutual relating to or involving any of the CUNA Mutual Shares, (ii) challenging the validity or propriety of the Transaction or any of the Transaction Documents, or (iii) which could materially and adversely affect the ability of CUNA Mutual to perform under this Agreement.

4.6        Title to CUNA Mutual Shares.  CUNA Mutual is the record owner of the CUNA Mutual Shares free and clear of any and all Liens other than restrictions of general applicability imposed by federal or state securities laws, and upon delivery of the certificate representing the CUNA Mutual Shares duly endorsed or accompanied by stock powers duly executed in blank or otherwise in form acceptable for transfer on the books of CUNA Mutual and the CMG Companies to the Purchaser on the Closing Date in accordance with this Agreement and, upon the Purchaser’s payment of the Closing Date Payment, title to the CUNA Mutual Shares, free and clear of all Liens (other than restrictions of general applicability imposed by federal or state securities laws and any Liens imposed on such Shares by the Purchaser), will pass to the Purchaser.

4.7        Brokers, Finders and Financial Advisors.  CUNA Mutual and its respective officers, directors, employees and agents have not employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any Liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Lazard Fréres & Co. LLC and William Blair and Company and the fees payable pursuant thereto, which fees and commissions will be paid by CUNA Mutual.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as otherwise set forth in the Seller Disclosure Schedule, the Sellers jointly and severally, represent and warrant to the Purchaser as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

5.1        Organization and Good Standing.

(a)           Each of the CMG Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as presently conducted.  Each of the CMG Companies is duly licensed or qualified to do business in each jurisdiction where the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to obtain such license or qualification individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the CMG Business.

(b)           Prior to the date of this Agreement, the Sellers have made available to the Purchaser Parties true and correct copies of the Organizational Documents of the CMG Companies.  None of the CMG Companies is in default under or in violation of any provision of any of its Organizational Documents, except where such default or failure would not reasonably be expected to have a Material Adverse Effect.

5.2        Authorization; Enforceability; CMG MI. CMG MI has the necessary power and authority to execute and deliver this Agreement and to pay the Break-Up Fee as contemplated herein. This Agreement has been duly authorized, executed and delivered by CMG MI and assuming due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes the legal, valid and binding obligation of CMG MI enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

5.3        No Conflict: CMG MI.  Neither the execution and delivery by CMG MI of this Agreement nor CMG MI’s payment of the Break-Up Fee as contemplated herein will result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under (A) the Organizational Documents of CMG MI, (B) any material Contract to which CMG MI is a party or by which CMG MI is bound or (C) any Law or Order to which CMG MI is a party or by which CMG MI is bound, other than, in the case of clauses (B) and (C) above, any such violations, breaches, defaults or Liens that are not material, individually or in the aggregate.

5.4        Compliance with Laws. The CMG Companies are, and at all times since December 31, 2010, have been, in compliance in all material respects with all applicable Laws. Since December 31, 2010, none of the CMG Companies has received any written notice from a Governmental Entity that alleges (a) any actual or alleged violation of or material noncompliance with any order issued by a Governmental Entity, Law or any Permit applicable to the CMG Companies, or (b) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to any Permit.

5.5        Agreements with Governmental Entities.

(a)           No CMG Company is a party to or subject to any outstanding settlement agreement, consent agreement, cease and desist order, memorandum of understanding or any other Order, supervisory agreement, or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, nor has any CMG Company been advised in writing since December 31, 2010 by any Governmental Entity that it is considering issuing or requesting any such Order, agreement or arrangement.

(b)           The CMG Companies are not subject to any assessments or similar charges arising on account of or in connection with their participation, whether voluntary or involuntary, in any guarantee association or comparable entity established or governed by any state or other jurisdiction, other than any such assessments or charges for which appropriate accruals have been made or appropriate reserves have been established in accordance with SAP.

5.6        Litigation. Except with respect to (i) insurance claims in the ordinary course of business that are not the subject of any litigation or (ii) bankruptcy or receivership proceedings and other Actions arising in the ordinary course of the CMG Business, no CMG Company is a party to any, and there are no pending or, to the Sellers’ Knowledge, threatened Actions (a) against the Sellers or any CMG Company relating to or involving any of the Shares in which the risk of Loss to the Sellers would reasonably be expected to exceed $250,000, (b) challenging the validity or propriety of the Transaction or any of the Transaction Documents or the other transactions contemplated thereby, (c) under any Insurance Contract alleging extra-contractual obligations or bad faith claims against any of the CMG Companies in which the risk of Loss to the Seller would reasonably be expected to exceed $100,000 or (d) which could materially and adversely affect the ability of the Sellers to perform under this Agreement or the other Transaction Documents.  To the Knowledge of the Sellers, none of the Business Employees are party to any Action alleging any wrongdoing on the part of such Business Employee in connection with his or her employment by or service to the CMG Companies or the CMG Business and no such Action is threatened.  Except as set forth in Section 5.6 of the Seller Disclosure Schedule, no CMG Company is a claimant in any Action involving claims by such CMG Company in an aggregate amount exceeding $100,000 or seeking any material equitable remedy against any third party.

5.7        Financial Statements.  The Sellers have heretofore delivered to the Purchaser Parties true and complete copies of (i) the statutory-basis audited balance sheets of each CMG Company for the years ended December 31, 2010 and December 31, 2011 (including the notes thereto, if any), and the related statutory-basis audited statements of operations, changes in capital and surplus and cash flows for the fiscal years then ended, in each case together with the schedules, amendments, supplements and notes thereto and any certifications (to the extent required) filed therewith, and as such financial statements have been filed with the domiciliary Insurance Regulators of the CMG Companies, together with the report thereon of Ernst & Young LLP (the “CMG Audited Statutory Financial Statements”); (ii) the GAAP-basis audited balance sheets of each CMG Company for the years ended December 31, 2010 and December 31, 2011 (including the notes thereto, if any), and the related statements of operations, stockholders’ equity and comprehensive income and cash flows for the fiscal years then ended and the notes thereto, together with the report thereon of Ernst & Young LLP (the “CMG Audited GAAP Financial Statements”); (iii) the unaudited statutory-basis statement of assets and liabilities, surplus and other funds of each CMG Company as of March 31, 2012, June 30, 2012 and September 30, 2012 and the related statutory-basis unaudited statements of income, changes in capital and surplus and cash flows for the periods then ended (the “CMG Unaudited Statutory Financial Statements”; and (iv) the GAAP-basis unaudited balance sheets of each CMG Company as of March 31, 2012, June 30, 2012 and September 30, 2012, and the related income statements for the periods then ended (the “CMG Unaudited GAAP Financial Statements” and together with the CMG Audited Statutory Financial Statements, the CMG Audited GAAP Financial Statements and the CMG Unaudited Statutory Financial Statements, the “CMG Financial Statements”). The CMG Financial Statements (including the notes thereto, if any) have been prepared from the books and records of the CMG Companies, as applicable, in accordance with SAP or GAAP, as applicable, consistently applied, and present fairly, in all material respects, the financial conditions and results of operations of each CMG Company as of and for the periods therein specified (except as may be indicated therein or in the notes, exhibits or schedules thereto).  The CMG Unaudited Statutory Financial Statements have been prepared consistently with the CMG Audited Statutory Financial Statements, and the CMG Unaudited GAAP Financial Statements have been prepared consistently with the CMG Audited GAAP Financial Statements, subject to normal year-end adjustments and the notes thereto, if any. Except as described in the notes to the applicable CMG Financial Statements, no permitted practices were utilized in the preparation of any of the CMG Financial Statements. Since December 31, 2011, there has been (i) no material weakness in any CMG Company’s internal control over financial reporting (whether or not remediated) under applicable Law or any CMG Company’s policies and procedures as in effect from time to time and (ii) no change in any CMG Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, a CMG Company’s internal control over financial reporting.

5.8        Capitalization.

(a)           The entire authorized, issued and outstanding capital stock of CMG MI consists of 40,000,000 shares of common stock, with a par value of $1.25 per share, of which 2,200,000 shares are issued and outstanding. The Sellers own, beneficially and of record, and have good and valid title to, the CMG MI Common Stock. The CMG MI Common Stock is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which CMG MI is a party obligating CMG MI to issue, transfer or sell any shares of capital stock, or other equity interest in, CMG MI or securities convertible into or exchangeable for such shares or equity interests, and there are no voting trusts or similar agreements to which CMG MI or the Sellers are a party with respect to the voting of the capital stock of CMG MI.

(b)           The entire authorized, issued and outstanding capital stock of CMG MA consists of 1,250,000 shares of common stock, with a par value of $20.00 per share, of which 100,000 shares are issued and outstanding. The Sellers own, beneficially and of record, and have good and valid title to, the CMG MA Common Stock. The CMG MA Common Stock is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which CMG MA is a party obligating CMG MA to issue, transfer or sell any shares of capital stock, or other equity interest in, CMG MA or securities convertible into or exchangeable for such shares or equity interests, and there are no voting trusts or similar agreements to which CMG MA or the Sellers are a party with respect to the voting of the capital stock of CMG MA.

(c)           The entire authorized, issued and outstanding capital stock of CMG Re consists of 5,000,000 shares of common stock, with a par value of $5.00 per share, of which 400,000 shares are issued and outstanding.  CMG MA owns, beneficially and of record, and has good and valid title to, the CMG Re Common Stock.  The CMG Re Common Stock is duly authorized, validly issued, fully paid and nonassessable and are held by CMG MA free and clear of any Liens. There are no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which CMG Re is a party obligating CMG Re to issue, transfer or sell any shares of capital stock, or other equity interest in, CMG Re or securities convertible into or exchangeable for such shares or equity interests, and there are no voting trusts or similar agreements to which CMG Re, CMG MA or the Sellers are a party with respect to the voting of the capital stock of CMG Re.

(d)           Other than investments in securities in the ordinary course of business, no CMG Company owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person. There is no outstanding Contract of any kind requiring the CMG Companies to make an investment in or to acquire the capital stock, or other equity interest in or any other security or other interest in any Person.

5.9        Material Contracts

(a)           Section 5.9(a) of the Seller Disclosure Schedule sets forth a list of each of the Material Contracts in effect as of the date hereof identified by the applicable clause(s) below. The term “Material Contracts” means the following types of Contracts, excluding the Joint Venture Agreements and any Contracts comprising or evidencing Investments or Insurance Contracts:

(i)            any Contract where the performance remaining thereunder involves aggregate consideration to or by a CMG Company in excess of $100,000.00 in the aggregate over the remaining term of such agreement;

(ii)           any Contract that (A) limits, or purports to limit, the ability of a CMG Company to compete in any line of business or to operate in any geographic area or during any period of time or restricts in any material respect the conduct of the businesses of the Purchaser or any Affiliates of the Purchaser or (B) to the Sellers’ Knowledge limits, or purports to limit, any Person from soliciting any Person for employment;

(iii)          all Contracts restricting the declaration or payment of any dividends or distributions on, or in respect of, any capital stock or equity interest of the CMG Companies;

(iv)          all Contracts obligating any of the CMG Companies to provide collateral or a guarantee;

(v)           except for the Surplus Notes, all agreements relating to Indebtedness of the CMG Companies (whether incurred, assumed, guaranteed, or secured by an asset), including any preferred shares;

(vi)          all Contracts relating to the acquisition or disposition by a CMG Company of any material assets or material businesses (whether by merger, sale or purchase of stock or assets or otherwise) to the extent actual or contingent material obligations of any CMG Company thereunder remain in effect, other than transactions involving Investments; and

(vii)         all Contracts relating to the license to or from a CMG Company of any material Intellectual Property, excluding commercially available, off-the-shelf Software that is licensed by any CMG Company.

(b)           Subject to the receipt of the Third Party Consents, (i) no CMG Company is in default in any material respect under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default in any material respect and (ii) each Material Contract is legal, valid, binding and enforceable by  the applicable CMG Company, which is party thereto in accordance with its terms and in full force and effect and will continue to be legal, valid, binding and enforceable by the applicable CMG Company that is a party thereto and in full force and effect on identical terms following the consummation of the Transaction, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

(c)           True and correct copies (or summaries of the material terms) of the Material Contracts have been made available to the Purchaser on or before the date hereof, and each Material Contract is in full force and effect on the date hereof and enforceable against the counterparty to which it relates.

(d)           None of the CMG Companies has received written notice of the intention of any counterparty to any Material Contract to terminate or materially alter such Material Contract, and none of the terms of any Material Contract are currently being renegotiated by any of the CMG Companies.

5.10      Tax Matters.  Except as would not be reasonably likely to have a Material Adverse Effect on the CMG Business:

(a)           Each CMG Company has timely filed, or has caused to be timely filed on its behalf, taking into account any valid extensions of time properly secured, all material Tax Returns required to be filed by it in accordance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by the CMG Companies have been paid to the appropriate Governmental Entity, other than Taxes that have been reserved or accrued on the CMG Interim Balance Sheet which are being contested in good faith.

(b)           Each CMG Company has correctly withheld and remitted to the appropriate Governmental Entity all material Taxes required to have been withheld and remitted by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(c)           There are no material Liens for Taxes (other than for current Taxes not yet due and payable or that may thereafter be paid without penalty or that are being contested by appropriate proceedings) on the assets of any CMG Company.  Section 5.10(c) of the Seller Disclosure Schedule reflects all Proceedings pursuant to which any Taxes owing or purported to be owing by any CMG Company are being contested.

(d)           No CMG Company (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was a CMG company) or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Laws or (ii) has any liability for the Taxes of any Person (other than the CMG Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(e)           No written claim or deficiency for any material income Taxes has been asserted against any CMG Company which has not been resolved and/or paid in full.

(f)            There are no pending Tax audits or examinations of the CMG Companies by any Governmental Entity. No CMG Company has waived, or had waived on its behalf, any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding.

(g)           No CMG Company is currently a beneficiary of any extension of time within which to file any Tax Return.

(h)           No CMG Company has received written notice of any claim by a Governmental Entity in a jurisdiction where such CMG Company does not file Tax Returns that it is or may be subject to taxation by that Governmental Entity.

(i)            No CMG Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Code Section 481 (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Governmental Entity or pursuant to a “closing agreement” as defined in Code Section 7121 (or any similar provision of state, local or foreign Law) executed prior to the Closing Date, or (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date.

(j)            No CMG Company is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar contract entered into outside of the ordinary course of business (other than a group the common parent of which was a CMG Company).

(k)           No CMG Company has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)            No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(m)          No CMG Company has participated in any “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(n)           No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to any CMG Company.

5.11      Insurance.  Section 5.11 of the Seller Disclosure Schedule sets forth a complete and correct list of each insurance policy (including policies providing property, casualty, liability and worker’s compensation coverage and bond and surety arrangements and including any self-insurance arrangements) providing coverage with respect to the CMG Companies to which the Sellers or the CMG Companies are a party, a named insured or otherwise the beneficiary of coverage and a summary of such coverage. Neither any Seller nor any CMG Company is in material default of any provision of any such policy. Each such policy is in full force and effect and no notice of cancellation or transaction has been received with respect to such policy.

5.12      Books and Records.  All of the books and records of the CMG Companies have been maintained in the ordinary course of business and in accordance with (a) applicable Laws and (b) by the PMI Business Employees in accordance with the record retention policies of PMI in all material respects and by the CUNA Mutual Business Employees in accordance with the record retention policies of CUNA Mutual.

5.13      Permits.  Each CMG Company owns, holds or possesses all Permits that are necessary to entitle it to own or lease, operate and use their properties or assets and to carry on and conduct their business as conducted on the date hereof, and all such Permits are valid and in full force and effect, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Section 5.13(a) of the Seller Disclosure Schedule lists all jurisdictions in which the CMG Companies are domiciled, licensed or authorized to write insurance business as well as each authorization on the part of the Federal Housing Financing Authority, Freddie Mac or Fannie Mac possessed by the CMG Companies or relied upon by the CMG Companies, and the Sellers have made available to the Purchaser Parties true, complete and correct copies of each such license and authorization.  Except as set forth on Section 5.13(b) of the Seller Disclosure Schedule, no CMG Company has received any written notice of any violation, suspension, cancellation or non-renewal of any Permit or any litigation relating to the revocation or modification of any Permit, and to the Knowledge of the Sellers, no violation, suspension, cancellation or non-renewal of any Permit or any Litigation relating to the revocation or modification of any Permit is threatened or will result from the consummation of Transaction, subject to obtaining the PMI Required Governmental Approvals, CUNA Mutual Required Governmental Approvals and CMG Required Governmental Approvals.

5.14        Regulatory Matters.

(a)           Each CMG Company has filed all financial statements and material reports, statements, documents, registrations, renewal applications, filings or submissions required to be filed by it with any Insurance Regulator or any other Governmental Entity and, to the Knowledge of the Sellers, no material deficiencies have been asserted by any such Insurance Regulator or any other Governmental Entity since September 30, 2010 with respect to any such financial statements, reports, statements, documents, registrations, renewal applications, filings or submissions that have not been remedied. No CMG Company has been a “commercially domiciled insurer” under the laws of any jurisdiction or is or has been otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

(b)           There are no insurance policies issued, reinsured or assumed by any CMG Company that are currently in force under which any CMG Company may be required to allocate profit or pay dividends to the holders thereof or that give a holder any participation or voting rights with respect to any CMG Company.

(c)           Other than in the ordinary course of regularly scheduled financial and market conduct examinations, the CMG Companies are not the subject of any material pending or, to the Knowledge of the Sellers, threatened regulatory Proceedings.

(d)           True and complete copies have been provided to the Purchaser Parties of the reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations or market conduct examinations of the CMG Companies conducted by any Governmental Entity since December 31, 2009.

5.15        Reinsurance Agreements

(a)           Section 5.15(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all of the Reinsurance Agreements and any related letters of credit, reinsurance trusts or other collateral arrangements. True, complete and correct copies of all of the Reinsurance Agreements and any related letters of credit, reinsurance trusts or other collateral arrangements have been made available to the Purchaser Parties.

(b)           Subject to the receipt of the Third Party Consents, (i) none of the CMG Companies is in default in any material respect under any Reinsurance Agreement, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default in any material respect and (ii) each Reinsurance Agreement is legal, valid, binding, enforceable against the applicable CMG Company which is party and the counterparty thereto in accordance with its terms and in full force and effect, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.  Since December 31, 2010, with respect to any Reinsurance Agreement pursuant to which a CMG Company has ceded any risk for which such CMG Company is taking credit on its most recent statutory financial statement, as of the date hereof, (i) no CMG Company has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by any of the CMG Companies will be uncollectible or otherwise defaulted upon and (ii) to the Knowledge of the Sellers, each CMG Company, as applicable, is entitled under the laws of its domiciliary jurisdiction or any other applicable Law to take full credit in its statutory financial statements for all reinsurance and retrocessions ceded by it pursuant to any Reinsurance Agreement for which such CMG Company is taking full credit in its statutory financial statements, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its statutory financial statements.  With respect to any Reinsurance Agreement pursuant to which any CMG Company has ceded any risk for which such CMG Company is taking credit on its most recent statutory financial statement, as of the date hereof, (i) there has been no separate written or oral agreement between such CMG Company and the assuming reinsurer that is intended to, and would, in fact, reduce, limit or mitigate any loss to the parties under any such Reinsurance Agreement and (ii) to the Knowledge of the Sellers, such Reinsurance Agreement satisfies the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under accounting standards applicable to such CMG Company.

5.16        Reserves. The Insurance Reserves of the CMG Companies recorded in the CMG Financial Statements, as of their respective dates: (a) were determined in all material respects in accordance with the requirements of applicable Laws and generally accepted actuarial standards consistently applied (except as otherwise noted therein and the notes thereto); (b) were fairly stated in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein and the notes thereto); and (c) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding Insurance Reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such CMG Financial Statements and related actuarial opinions for the applicable CMG Company for the 2011 and 2010 fiscal years, if available for such year, copies of which have been made available to the Purchaser Parties.

5.17        Investments and Assets.

(a)           Section 5.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all securities, mortgages and other investments (collectively, “Investments”) owned by any CMG Company as of September 30, 2012.  Each CMG Company has good and marketable title to the Investments listed in Section 5.17(a) of the Seller Disclosure Schedule except for (i) Permitted Liens, (ii) Governmental Deposits subject to certain transfer restrictions, and (iii) Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms.

(b)           The Investments owned by each CMG Company are of the types and within the applicable concentration limitations permitted under applicable Law.

(c)           To the Knowledge of the Sellers, Section 5.17(c) of the Seller Disclosure Schedule identifies any Investments which are in default, as of the date hereof, in the payment of principal or interest.

(d)           No CMG Company is a party to any derivative transaction that, pursuant to its terms and without any additional investment decision on the part of such relevant CMG Company, could result in an additional payment by such CMG Company.

(e)           The CMG Companies have good title to, or valid and subsisting leasehold interests in, all personal property and any other assets reflected on the CMG Financial Statements, other than assets that have been disposed of in the ordinary course of business.  None of the assets owned or leased by the CMG Companies is subject to any Lien except as set forth in Section 5.17(e) of the Seller Disclosure Schedule or any Permitted Liens.

5.18        Actuarial Reports.  Section 5.18 of the Seller Disclosure Schedule lists (and the Sellers have made available to the Purchaser Parties true, complete and correct copies of) all material actuarial reports prepared by opining actuaries, independent or otherwise, from and after September 30, 2010, with respect to the CMG Companies (including all material attachments, addenda, supplements and modifications thereto). To the Knowledge of the Sellers, the factual information and data furnished by or on behalf of the CMG Companies to their actuaries in connection with the preparation of any such actuarial reports were accurate in all material respects for the periods covered in such reports.

5.19        Rates, Forms and Marketing Materials; Underwriting and Claims Handling; Sales.

(a)           All insurance policies issued by any CMG Company (“Insurance Contracts”) and in effect as of the date hereof (including any applications in connection therewith) and all advertising, promotional, sales and marketing materials related thereto, are, and at all times since their issuance, with respect to the policy forms, or January 1, 2010, with respect to other items, have been, in compliance with all applicable Law and, to the extent required by applicable Law, on forms and at rates approved by the Insurance Regulators or filed with and not objected to by such Insurance Regulators within the period provided by Law for objection, subject to such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b)           All premium rates of any CMG Company (including rates with respect to Insurance Contracts) that are required to be filed with or approved by any Insurance Regulator have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable Laws, except for any failure to be so filed or approved or to so comply as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(c)           The Insurance Contracts being issued by any CMG Company as of the date hereof are substantially in the forms that have been previously provided to the Purchaser Parties; and any Insurance Contracts reinsured in whole or in part conform to the standards and rates required pursuant to the terms of the related Reinsurance Agreements, subject to such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(d)           To the Knowledge of the Sellers, since January 1, 2010: (i) each person performing the duties of insurance producer, agency, agent, managing general agent, wholesaler,

broker or solicitor for any CMG Company (collectively, “Producers”) that placed an Insurance Contract of any CMG Company, at the time such Producer wrote, sold, produced or managed business for such CMG Company, was duly licensed (for the type of business written, sold, produced or managed by such Producer) in the particular jurisdiction in which such Producer wrote, sold, produced or managed such business for such CMG Company; (ii) all compensation paid or payable to each such Producer was paid or is payable in accordance with applicable Laws; and (iii) no such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of any order applicable to such CMG Company or any aspect (including the marketing, writing, sale, production or management) of the business of such CMG Company.

(e)           Since January 1, 2010: (i) the CMG Companies and, to the Knowledge of the Sellers, the Producers and representatives of the CMG Companies have marketed, sold and issued the Insurance Contracts written by, and other products of, the CMG Companies in compliance, in all material respects, with all applicable Laws in the respective jurisdictions in which such Insurance Contracts and other products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices used by the CMG Companies or, to the Knowledge of the Sellers, any Producers and representatives of the CMG Companies have complied and are currently in compliance, in each case, in all material respects, with all applicable Laws; and (iii) neither the manner in which the CMG Companies compensate any Person involved in the sale of Insurance Contracts who, to the Knowledge of the Sellers, is not a licensed Producer, nor, to the Knowledge of the Sellers, the conduct of any such Person, renders such Person a Producer subject to licensure as such under any applicable Laws, and the manner in which the CMG Companies compensate each Person involved in the sale of Insurance Contracts on behalf of the CMG Companies is in compliance in all material respects with all applicable Laws.

(f)            To the Knowledge of the Sellers, (i) each claims adjuster, at the time such person adjusted claims for any CMG Company, who was required under applicable Law to be licensed, was duly licensed in the particular jurisdiction in which such adjuster performed such claims adjusting services and (ii) no such adjuster violated (or with or without notice or lapse of time or both would have violated) any term or provision of any order applicable to such CMG Company or any aspect of the claims adjusting function of such CMG Company.

(g)           All benefits claimed by any Person under any Insurance Contract issued by the CMG Companies have in all material respects been paid (or are being duly processed or provision for payment thereof has been made) in accordance with the terms of such Insurance Contract and applicable Laws, and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except, in each case, for any such claim for benefits for which the CMG Companies reasonably believe or believed that there is a reasonable basis to contest payment and is taking such action. The underwriting standards and manuals in effect from January 1, 2010 through the date hereof for the CMG Companies (exclusive of any exceptions, waivers or other customizations implemented on an individual account or policy level) have been previously disclosed to the Purchaser Parties.

5.20        Accounts. Section 5.20 of the Seller Disclosure Schedule sets forth an accurate and complete list and brief description of each and every bank account, safe deposit box, brokerage account, trust account, depository account or other custodial account of the CMG Companies other than Governmental Deposits. Other than the assets deposited in the accounts listed in Section 5.20 of the Seller Disclosure Schedule and the Governmental Deposits, the CMG Companies have no other material liquid assets or investments held or maintained with any other Person at any location.

5.21        Governmental Deposits. Section 5.21 of the Seller Disclosure Schedule lists all funds maintained by the CMG Companies with Governmental Entities under any applicable insurance law (each a “Governmental Deposit”).  Section 5.21 of the Seller Disclosure Schedule accurately sets forth the assets comprising each such Governmental Deposit, and the name of the bank and the number of the bank account in which such Governmental Deposit is maintained. Except as would not reasonably be expected to have a Material Adverse Effect, the Governmental Deposits are being held in compliance with applicable Laws, and neither the Sellers nor the CMG Companies are in receipt of any written notice of any claim alleging such failure to comply with applicable Laws with respect thereto.

5.22        Intercompany Accounts; Transactions with Affiliates. Section 5.22 of the Seller Disclosure Schedule lists all Contracts by which any of the CMG Companies, on the one hand, and the Sellers or any of their respective Affiliates (other than the CMG Companies), on the other hand, are or have been a party or otherwise bound that are in effect on the date hereof or that involve continuing liabilities or obligations of the CMG Companies (each, an “Affiliate Transaction”). With respect to each Affiliate Transaction to which any CMG Company is a party, such CMG Company has complied with all requirements of Law or Governmental Entities applicable thereto and obtained all approvals of Governmental Entities necessary in connection therewith. To the Knowledge of the Sellers, no officer, director or employee of any of the CMG Companies, or any family member or Affiliate of any such officer, director or employee, (A) owns, directly or indirectly, any interest in any asset or other property used in the CMG Business, (B) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any of the CMG Companies or (C) is a debtor or creditor of any of the CMG Companies.

5.23        Investment Company. No CMG Company is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

5.24        Intellectual Property. With respect to the representations and warranties contained in this Section 5.24, no representation or warranty is made as to the protectability of, freedom to exploit or absence of competing rights in any Intellectual Property outside of the United States of America.

(a)           Section 5.24(a) of the Seller Disclosure Schedule contains a true and complete list of all domain names, all Software comprising the CMG Owned Intellectual Property that is material to the operation of the CMG Business and is not covered by any registration or application for a copyright or patent, registered trademarks and applications therefor, copyrights registrations and applications thereof, and other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity, and part of the CMG Owned Intellectual Property, including identifying the full legal name of the owner of record, applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable. No CMG Company, has applied for, and no CMG Company has been issued, any patent, and there are no pending patent applications, patent disclosures or issued patents covering, any CMG Owned Intellectual Property.

(b)           The applicable CMG Company is the exclusive owner of all right, title and interest in and to all CMG Owned Intellectual Property it purports to own, free and clear of all Liens except for Permitted Liens.  The CMG Companies have the unrestricted right to use and exploit the CMG Owned Intellectual Property, and there are no payments of any kind payable by the CMG Companies, or any of them, to any Person with respect to any CMG Owned Intellectual Property.  In each case where the CMG Companies have, or any of them has, acquired ownership of any Intellectual Property from another Person, the applicable CMG Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer to the applicable CMG Company all of the assignor’s rights in and to such Intellectual Property, and if such transfer is with respect to registered Intellectual Property (or an application thereof), such assignment has been duly recorded with the Governmental Entity from which the registration issued or before which the application or application for registration is pending.

(c)           Section 5.24(c) of the Seller Disclosure Schedule contains a true and complete list of the CMG Licensed Intellectual Property used in the conduct of the CMG Business (excluding licenses for unmodified commercial off the shelf Software that is generally commercially available on nondiscriminatory pricing terms and has an initial aggregate acquisition cost of $250,000 or less and a total annual cost of $75,000 or less, but including all licenses for computer software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model).

(d)           Section 5.24(d) of the Seller Disclosure Schedule contains a true and complete list of all Material Contracts that relate to any CMG Licensed Intellectual Property used in the conduct of the CMG Business (excluding licenses for unmodified commercial off the shelf Software that is generally commercially available on nondiscriminatory pricing terms and has an initial aggregate acquisition cost of $250,000 or less and a total annual cost of $75,000 or less).  The CMG Companies have paid all royalties that may have been due prior to the Closing Date to any Person with respect to the CMG Licensed Intellectual Property.

(e)           None of the CMG Companies has transferred ownership of any of its right, title or interest in, or granted to any Person any license, sublicense or other permission to use, or authorized the retention of any right to use or joint ownership of, the CMG Owned Intellectual Property or CMG Licensed Intellectual Property. None of the Affiliates of the CMG Companies have transferred ownership of any of its right, title or interest in, or granted to any Person any license, sublicense or other permission to use, or authorized the retention of any right to use or joint ownership of, the CMG Owned Intellectual Property. Neither this Agreement nor the Transaction nor any of the transactions contemplated by any of the other Transaction Documents will, by operation of Law or otherwise, result in the Purchaser or the CMG Companies, or any of them, granting to any Person any right to, or with respect to, any Intellectual Property.

(f)            Each of the CMG Companies owns or has the valid and enforceable right to use (pursuant to and in accordance with the terms, and subject to payment of applicable royalties or other fees (if any) and for the durations specified in, the applicable CMG IP Agreement), the CMG Licensed Intellectual Property, free and clear of any Liens, and the CMG Companies are using such CMG Licensed Intellectual Property subject to and in accordance with the terms of the applicable CMG IP Agreement.

(g)           No Intellectual Property of any other Person was misappropriated in the development of the CMG Owned Intellectual Property.  The ownership and use of the CMG Owned Intellectual Property, and the operation of the CMG Business as operated as of the Closing Date and as operated as of the date hereof) does not infringe, dilute, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any other Person, and there has been no such claim asserted or threatened in writing or otherwise against the CMG Companies or any of them (and, to the Knowledge of the Sellers, any other Person), including in the form of requests, demands, offers, inquiries or invitations to obtain a license.

(h)           (i) to the Knowledge of the Sellers, no other Person is engaging in, or has engaged in at any time, any activity infringing, diluting, misappropriating or violating or conflicting with any CMG Owned Intellectual Property and (ii) none of the Sellers has, and no CMG Company has, sent any communications alleging that any Person has infringed, diluted, misappropriated or violated or conflicted with, any CMG Owned Intellectual Property.

(i)            There is no Proceeding pending or, to the Knowledge of the Sellers, threatened (i) against any CMG Company concerning the ownership, validity, registrability or enforceability or use of any CMG Owned Intellectual Property (including any allegation of infringement, misappropriation, dilution, violation or conflict relating to the CMG Owned Intellectual Property), or (ii) contesting or challenging the ownership, validity, registrability or enforceability of any CMG Company’s right to use of any CMG Owned Intellectual Property. Neither any CMG Owned Intellectual Property nor, to the Knowledge of the Sellers, any CMG Licensed Intellectual Property, is subject to any outstanding Order adversely affecting the CMG Companies’ or any CMG Company’s, as applicable, use thereof or rights thereto, or that would impair its validity or enforceability.

(j)            No current or former employee, officer, consultant or independent contractor of the CMG Companies or any of them owns or retains any right, title or interest in or to the CMG Owned Intellectual Property.

(k)           The CMG Companies have each taken and each maintains as of the Closing Date commercially reasonable actions to protect and maintain (i) all CMG Owned Intellectual Property, and (ii) the security and integrity of its computer systems, in the case of each of clauses (i) and (ii) to protect the same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting activities, code or elements, including activities of any employee or contractor of any CMG Company, hackers or other Person.  Each CMG Company has implemented reasonable backup and disaster recovery technology consistent with industry standard practices.  There have been no material breaches of any CMG Company’s security procedures or any material unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with its systems operations, including any such breach or incident that requires notice to any third party.

(l)            The source code and documentation relating to the CMG Owned Intellectual Property have been developed and regularly maintained and updated so as to be sufficient to enable the continued use and maintenance of the Software to which they relate.

(m)          To the extent that any Intellectual Property has been discovered, conceived, developed, created, reduced to practice, modified, customized or enhanced independently or jointly by an employee, independent contractor, agent or other Person for the CMG Companies, or any of them, (i) the applicable CMG Company has a Contract with such Person with respect thereto, (ii) such Contract provides for customary confidentiality and non-use obligations in favor of the applicable CMG Company and (iii) the applicable CMG Company is the exclusive owner of all such Intellectual Property. No employee, independent contractor or agent of the CMG Companies, or any of them, is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with any CMG Company relating to the protection, ownership, development, use or transfer of any such Intellectual Property.

(n)           None of the CMG Owned Intellectual Property or, to the Knowledge of the Sellers, the CMG Licensed Intellectual Property, contains any disabling codes or instructions (including “viruses” or “worms”). None of the CMG Owned Intellectual Property and, to the Knowledge of the Sellers, none of the CMG Licensed Intellectual Property, contains any computer code (i) that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under the GNU General Public License, Lesser/Library GPL, Artistic License (e.g., PERL), Mozilla Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL) or any similar licenses or distribution models, (ii) that is licensed under any terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing the software code (A) be made available or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) be redistributable at no charge, or (iii) that to the Knowledge of Sellers was developed using government funding, facilities of a university, college, other educational institution or research center or funding from third parties.

5.25        Real Estate Matters. The Sellers have made available to the Purchaser Parties a true and correct copy of the Real Property Lease (including all amendments thereto) on or before the date hereof. The Real Property Lease is in full force and effect and is a valid and binding agreement of the CMG MI and, to the Knowledge of the Sellers, the landlord thereunder. CMG MI has good and valid leasehold interest in the Leased Real Property, free and clear of all Liens except for Permitted Liens. CMG MI is not in material default under the Real Property Lease and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a material default by CMG MI under the Real Property Lease or, to the Knowledge of the Sellers, by the landlord thereunder.  During the prior three (3) years, the Sellers have not received any written notice from any Governmental Entity or the landlord under the Real Property Lease (a) alleging a violation of any Law with respect to the Leased Real Property that has not been corrected or (b) of any pending or threatened condemnation Proceedings with respect to the Leased Real Property. There are no material pending or, to the Knowledge of the Sellers, threatened Actions against the Sellers relating to the Leased Real Property.

5.26        Environmental Matters. (i) The CMG Companies are in compliance in all material respects with all Environmental Laws; (ii) the CMG Companies possesses, and are in compliance in all material respects with, all Environmental Permits necessary for the operation of the CMG Business; (iii) in the past three (3) years, neither the Sellers nor the CMG Companies has received any written notice concerning, and to the Knowledge of the Sellers or the CMG Companies, there is no Action pending or threatened before any Governmental Entity against the CMG Companies (A) for alleged noncompliance with, or Liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Pollutants, in each case with respect to the CMG Companies; and (iv) to the Knowledge of the Sellers, the Leased Real Property is not contaminated with and does not otherwise contain any Pollutants that could reasonably be expected to result in material Liability to the Sellers under Environmental Laws, other than Pollutants (A) used in the ordinary course of maintaining and cleaning the Leased Real Property in commercially reasonable amounts, (B) used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Leased Real Property in commercially reasonable amounts, or (C) used in the ordinary course of the business conducted at the Leased Real Property in commercially reasonable amounts.

5.27        Absence of Changes(a).

(a)           Except as set forth in Section 5.27(a) of the Seller Disclosure Schedule, since September 30, 2012, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth in Section 5.27(b) of the Seller Disclosure Schedule, since September 30, 2012, and through the date hereof, the CMG Companies have conducted the CMG Business in the ordinary course in all material respects, and there has not been:

(i)              any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by any CMG Company in the operation of the CMG Business;

(ii)             any material change in the underwriting, reinsurance, pricing, claim processing and payment, reserving, financial or accounting methods, practices or policies by any of the CMG Companies, except as required by Law or SAP;

(iii)            other than Investments made or acquired in the ordinary course of business, any loans, advances or capital contributions to, or investments in, any other Person by any of the CMG Companies, other than by CMG MA to CMG Re;

(iv)            any entry into or material modification of any reinsurance agreement by any CMG Company other than in the ordinary course of business;

(v)             any sale, abandonment or other disposition of any material investments or other material assets, properties or business utilized in the conduct of the CMG Business other than in the ordinary course of business;

(vi)            any increase or decrease in reserves for losses (including incurred but not reported losses) and loss adjustment expenses other than in the ordinary course of business in a manner consistent with past practice;

(vii)           any settlement of any litigation claims, actions, arbitrations, disputes, audits or other proceedings relating in any way to the CMG Business for an amount exceeding $100,000; or

(viii)          any agreement, whether in writing or otherwise, to take any of the actions specified in this Section 5.27(b), except as expressly contemplated by this Agreement.

5.28        No Undisclosed Liabilities. Except as reflected or reserved against on the CMG Financial Statements or arising or existing under or in connection with contracts of insurance issued or assumed by the CMG Companies in the ordinary course of business, no CMG Company has any material Liabilities other than Liabilities that were incurred (a) subsequent to September 30, 2012, in the ordinary course of business, (b) under any Contract entered into in the ordinary course of business binding on the CMG Companies or (c) in connection with the Transaction.

5.29        CMG Companies’ Confidential Information. Each Seller has a policy in effect requiring all current employees and all current contractors (excluding insurance agents) of the applicable Seller to agree to adhere to the applicable Seller’s policies regarding disclosure of confidential or proprietary information relating to its business.  To the Knowledge of the Sellers, no current or former employee or contractor of either Seller dedicated to any of the CMG Companies has breached or violated any such confidentiality obligations in any material respect.

5.30        Privacy. The CMG Companies are in compliance in all material respects with PMI’s privacy and security policies, in each case, as applicable to NPI.  Since December 31, 2010, no CMG Company, or, to the Knowledge of the Sellers, any third-party service provider working on behalf of PMI, has had a breach, security incident or unauthorized access, disclosure, use or loss of NPI for which it was required to notify individuals and/or to notify any Governmental Entity or to take any other action as required by applicable Laws governing NPI security. PMI (i) has implemented and followed reasonable security programs and policies containing technical and organizational measures to protect and safeguard NPI, including ongoing review and updating of all such plans and policies, and (ii) since December 31, 2010, have required by written contract all third party providers and other third parties who have or have had access to NPI of the CMG Companies, or who process NPI on their behalf, to have in written form, and to implement, similar security programs and policies.  PMI has and maintains a third party privacy and security monitoring compliance program to periodically evaluate and access the sufficiency of the security programs and policies of such third parties who have access to, or who process, NPI on behalf of the CMG Companies.

5.31        Employee Benefits; Employees.

(a)           The CMG Companies have no employees or independent contractors, and have no Liability with respect to former employees or independent contractors, if any.

(b)           The CMG Companies do not, as of the date hereof, and the CMG Companies will not, as of the Closing Date, have any Liabilities, under or to, or sponsor, maintain, contribute to or otherwise participate in any Employee Benefit Plan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as otherwise set forth in the Purchaser Disclosure Schedule, the Purchaser, and solely with respect to Section 6.7, the Purchaser Parent, represents and warrants to the Sellers as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

6.1          Organization and Good Standing.

(a)           Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware and the Purchaser Parent is a corporation duly organized and validly existing and in good standing under the laws of Delaware.  Each Purchaser Party has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as presently conducted. Each Purchaser Party is duly licensed or qualified to do business in each jurisdiction where the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to obtain such license or qualification would not reasonably be expected to have a material adverse effect on the Purchaser Parties’ ability to consummate the Transaction or perform their obligations hereunder.

(b)           Prior to the date of this Agreement, the Purchaser has made available to the Sellers true and correct copies of the Organizational Documents of Purchaser.

6.2          Authorization; Enforceability. Each Purchaser Party has full corporate power and authority to execute and deliver this Agreement and, in the case of the Purchaser, each of the other Transaction Documents to which it is or will be a party and, subject to receipt of the Purchaser Required Governmental Approvals, to consummate the Transaction and all other transactions contemplated by the Transaction Documents to which the Purchaser is a party. The execution and delivery by each Purchaser Party of each of the Transaction and all other transactions contemplated by the Transaction Documents to which it is or will be a party and the consummation by the Purchaser Parties, as applicable, of the Transaction has been duly authorized by all requisite corporate or other similar organizational action on the part of the Purchaser Parties. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Documents to which the respective Purchaser Parties are or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of the Purchaser Parties, as applicable, enforceable against them in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

6.3          No Conflict.  Subject to receipt of the Purchaser Required Governmental Approvals and the Third Party Consents, neither the execution and delivery by a Purchaser Party of this Agreement or any of the Transaction Documents to which a Purchaser Party is a party or the consummation by a Purchaser Party of the Transaction and all other transactions contemplated by the Transaction Documents nor compliance by a Purchaser Party with or fulfillment by a Purchaser Party of the terms, conditions and provisions hereof or thereof will, except as may result from any facts or circumstances relating to a Purchaser Party, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Liens upon its assets under (A) the Organizational Documents of such the Purchaser Party, (B) any material Contract to such the Purchaser Party is a party or by which such the Purchaser Party is bound or (C) any Law or Order to which such the Purchaser Party is a party or by which such the Purchaser Party is bound, other than, in the case of clauses (B) and (C) above, any such violations, breaches, defaults or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Transaction or perform its obligations hereunder or under the Transaction Documents.

6.4          Consents and Approvals. Except for the Purchaser Required Governmental Approvals and compliance with any conditions contained therein, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery by the Purchaser Parties of this Agreement or any other Transaction Document to which either Purchaser Party is a party and the completion by the Purchaser Parties of the Transaction.  As of the date hereof, the Purchaser Parties are not aware of any fact specifically pertaining to the either Purchaser Parties or the CMG Business that would prevent the Purchaser Required Governmental Approvals from being received in order to permit consummation of the Transaction on a timely basis.

6.5          Litigation. The Purchaser Parties are not a party to any, and there are no pending or, to the Knowledge of the Purchaser Parties, threatened Actions against the Purchaser Parties challenging the validity or propriety of the Transaction or which could materially and adversely affect the ability of the Purchaser Parties to perform their obligations under this Agreement.

6.6          Brokers, Finders and Financial Advisors.  Neither Purchaser Party nor any of their officers, directors, employees or agents has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection therewith.

6.7          Access to Funds.  The Purchaser Parent, as of the date hereof, has access to funds possessed by its Affiliates, with no restriction on the Purchaser Parent to access such funds, and the Purchaser will, as of the Closing, have funds sufficient funds to pay the Closing Date Payment on the Closing Date and the Purchaser Parties’ expenses of the Transaction.

6.8          Securities Act.  The Purchaser is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that the Shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

6.9          No Other Representations or Warranties.

(a)           The Purchaser acknowledges that (i) it and its Representatives have been permitted access to the books and records, facilities, equipment, Contracts and other properties and assets of the Sellers related to the CMG Business, and that it and its Representatives have had an opportunity to meet with officers and employees of the Sellers and (ii) except for the representations and warranties expressly set forth in Article III, Article IV and Article V, the Purchaser has not relied on any representation or warranty from the Sellers or any other Person in determining to enter into this Agreement and neither the Sellers nor any other Person has made any representation or warranty, express or implied, as to the CMG Business, the Shares or the accuracy or completeness of any information regarding any of the foregoing that the Sellers or any other Person furnished or made available to the Purchaser and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials). Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III, Article IV and Article V, there are no express or implied warranties, including warranties of merchantability or fitness for a particular purpose.

(b)           THE SELLERS AND THE PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED BY THE SELLERS AT CLOSING WITH RESPECT TO THE LEASED REAL PROPERTY, THE LEASED REAL PROPERTY SHALL BE TRANSFERRED TO THE PURCHASER AND THE PURCHASER SHALL ACCEPT POSSESSION OF THE LEASED REAL PROPERTY ON THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE VII

COVENANTS

7.1          Access to Properties and Records; Confidentiality.

(a)           From and after the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, each Seller shall permit, and shall each cause the CMG Companies to permit, the Purchaser Parties and their attorneys, accountants, employees, officers, agents and other authorized representatives (collectively, “Representatives”) reasonable access upon reasonable notice to the Leased Real Property (subject to the provisions of the Real Property Lease) and the Business Employees and Business Contractors (for the PMI Business Contractors, to the extent permitted by the vendor party to such PMI Business Contractor’s applicable Business Contractor Services Agreement), and shall disclose and make available to the Purchaser Parties during normal business hours all of its books, papers and records, in each case to the extent they relate to the CMG Business or the Shares, including, but not limited to, all books of account (including the general ledger), tax records, Organizational Documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which the Purchaser Parties may have a reasonable interest; provided, however, that the Sellers shall not be required to provide access to or disclose information where such access or disclosure, in a Seller’s reasonable judgment, would interfere with the normal conduct of such Seller’s business or would result in the waiver by either Seller of the privilege protecting communications between a Seller and any of its counsel, or would be contrary to any Law applicable to the Sellers; provided, further, that neither Seller shall be required to provide access to the personnel records of any Business Employee that is not a Transferred Employee (as defined in the Asset Purchase Agreement) without such employee’s prior written consent and neither Seller shall have any obligation to request such consent.  The Sellers shall provide the Purchaser with such historical financial information regarding the CMG Business as the Purchaser Parties may reasonably request.  The Purchaser and its Representatives shall use commercially reasonable efforts to minimize any interference with the Sellers’ regular business operations during any such access to the Sellers’ property, books and records.

(b)           Prior to Closing, the Purchaser agrees that the use by it and its Representatives of any information obtained pursuant to this Section 7.1 shall be subject to the Confidentiality Agreement; provided, however, that the Purchaser’s obligations pursuant to the Confidentiality Agreement shall be deemed modified or waived, as applicable, to the extent and solely to the extent that such obligations are inconsistent with the Purchaser Parties’ rights or obligations under this Agreement.   Notwithstanding the foregoing and anything to the contrary in the Confidentiality Agreement, in the event that this Agreement is terminated, the Purchaser Parties’ obligation of confidentiality under the Confidentiality Agreement shall survive for three (3) years following the date hereof. From and after the Closing, the Purchaser shall not, and shall cause each of its Affiliates and such Affiliates’ officers, directors, employees and professional advisers not to, disclose to any other Person any Seller Confidential Information; provided, that the Purchaser and such Affiliates may disclose Seller Confidential Information (i) to the extent required by law, in any report, statement, testimony or other submission to any Governmental Entity or (ii) in order to comply with any applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Purchaser or its Affiliates in the course of any litigation, investigation or administrative proceeding; provided, further, that, if the Purchaser or any of its Affiliates become legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any such Seller Confidential Information, the Purchaser shall, to the extent reasonably practicable, provide the Seller with prompt prior written notice of such requirement and reasonably cooperate with the Seller, at the Seller’s expense, to obtain a protective order or similar remedy to cause such Seller Confidential Information not to be disclosed, including interposing all available objections thereto.  In the event that such protective order or other similar remedy is not obtained, the Purchaser and its Affiliates shall furnish only that portion of Business Confidential Information that has been legally compelled.  For purposes of this Section 7.1(b), “Seller Confidential Information” means all non-public information of the Sellers and their Affiliates obtained by the Purchaser in connection with the consideration and negotiation of the Transaction Documents that does not constitute Business

Confidential Information (within the meaning hereof and within the meaning of the Asset Purchase Agreement) or comprise the Purchased Assets under the Asset Purchase Agreement.

(c)           From and after the date hereof, each Seller shall not, and shall each cause each of their Affiliates and such Affiliates’ officers, directors, employees and professional advisers not to, disclose to any other Person any Purchaser Confidential Information; provided that the Sellers and their Affiliates may disclose Purchaser Confidential Information (i) to the extent required by Law, in any report, statement, testimony or other submission to any Governmental Entity or (ii) in order to comply with any applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to a Seller or its Affiliates in the course of any litigation, investigation or administrative proceeding; provided, further, that, if a Seller or any of its Affiliates become legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any such Purchaser Confidential Information, such Seller shall, to the extent reasonably practicable, provide the Purchaser with prompt prior written notice of such requirement and reasonably cooperate with the Purchaser, at the Purchaser’s expense, to obtain a protective order or similar remedy to cause such Purchaser Confidential Information not to be disclosed, including interposing all available objections thereto.  In the event that such protective order or other similar remedy is not obtained, such Seller and its Affiliates shall furnish only that portion of Purchaser Confidential Information that has been legally compelled. For purposes of this Section 7.1(c), from and after the date hereof, “Purchaser Confidential Information” means any and all non-public information and materials of the Purchaser or any of its Affiliates, including any such information and materials obtained by either Seller or their Representatives in connection with the Purchaser’s and its Affiliates’ consideration, negotiation and performance of the Transaction Documents and the Transaction Documents contemplated under the Asset Purchase Agreement, information and materials relating to the Purchaser’s or its Affiliates strategic, business and other plans for the Business, or their non-public communications with, discussions with, and submissions to Governmental Entities.   From and after the Closing, “Purchaser Confidential Information” shall also include Business Confidential Information.

(d)           During the period prior to Closing, the Sellers shall retain all of their respective books, records, documentation, manuals, files and information relating to the CMG Companies, the CMG Business and Shares.

(e)           Each Seller and the Purchaser shall each designate a person to act as the representative for such Party or Parties for purposes of coordinating with the other Party or Parties in connection with activities and conduct necessary or appropriate to effect the closing of the Transaction and to transition the CMG Business from the Sellers to the Purchaser.  PMI initially designates Truitte Todd as its representative.  CUNA Mutual initially designates John Lass as its representative.  The Purchaser initially designates David Gansberg as its representative. The representatives shall meet or otherwise communicate with each other on a regular basis.

(f)            The Purchaser agrees that following the Closing Date, subject to Section 7.1(c), the Sellers and their Representatives shall have reasonable access, during normal business hours, to the books, records, documentation, policies, procedures, manuals, files and other information or data of Purchaser to the extent they relate to the CMG Companies, CMG Business or the Shares during the period prior to the Closing Date (and shall permit such Persons to examine and copy such books, records, documentation, policies, procedures, manuals, files and other information or data to the extent reasonably requested by such Persons), and shall cause their respective officers and employees to furnish (to the Sellers or any of their Affiliates, or any regulator of either Seller or any of its Affiliates) all information reasonably requested by the Sellers, and otherwise reasonably cooperate with (including, without limitation, by requiring such employees to make themselves reasonably available for trial, depositions, interviews and other litigation-related endeavors) the Sellers or any of their Affiliates with respect to the CMG Business or the Shares, in connection with regulatory compliance, pending or threatened third party litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes; provided, however, that the applicable Seller shall reimburse the Purchaser and their respective employees for all reasonable and documented out-of-pocket costs and expenses incurred by them in providing such assistance and cooperation, but, in the case of PMI, only to the extent that such costs and expenses are not reimbursed pursuant to the Services Agreement (as defined in the Asset Purchase Agreement). For a period required under the longer of the Purchaser’s record retention policy or seven (7) years from the Closing Date, the Purchaser shall not destroy or dispose of or permit the destruction or disposition of any such books, records, documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to the Sellers. Notwithstanding anything to the contrary in this Section 7.1(f), the Purchaser and its Affiliates shall not be required to provide access to or disclose information where such access or disclosure would result in the waiver by the Purchaser of the privilege protecting communications between the Purchaser or any of its Affiliates and any of its counsel, or would be contrary to any Law applicable to the Purchaser and its Affiliates.

(g)           Each Seller agrees that following the Closing Date, the Purchaser and its Representatives shall have reasonable access, during normal business hours, to the books, records, documentation, policies, procedures, manuals, files and other information or data of the Sellers to the extent they relate to the CMG Companies, CMG Business, the Shares, the Transferred Employees or the Transferred Contractors (as defined in the Asset Purchase Agreement) during the period prior to the Closing Date (and shall permit such Persons to examine and copy such books, records, documentation, policies, procedures, manuals, files and other information or data of the Sellers to the extent reasonably requested by such Persons), provided, however, that neither Seller shall be required to provide access to the personnel records of any Business Employee that is not a Transferred Employee without such employee’s prior written consent (and neither Seller shall have any obligation to request such consent), and each Seller shall cause its officers and employees to furnish (to the Purchaser or any of its Affiliates, or any regulator of the Purchaser or any of its Affiliates) all information reasonably requested by the Purchaser, and otherwise reasonably cooperate with (including, without limitation, causing employees to assist the Purchaser or any of its Affiliates by requiring such employees to make themselves reasonably available for trial, depositions, interviews and other litigation-related endeavors) the Purchaser and its Affiliates and Representatives with respect to the CMG Business or the Shares, the Transferred Employees or the Transferred Contractors, in connection with regulatory compliance, pending or threatened third party litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes; provided, however, that the Purchaser shall reimburse the Sellers and their employees for reasonable and documented out-of-pocket costs and expenses incurred by them in providing such assistance and cooperation, but only to the extent that such costs and expenses are not reimbursed pursuant to the Services Agreement. For a period required under the longer of the respective Seller’s record retention policy or seven (7) years from the Closing Date, such Seller shall not destroy or dispose of or permit the destruction or disposition of any such books, records, documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to the Purchaser.  Notwithstanding anything to the contrary in this Section 7.1(g), the Sellers and their Affiliates shall not be required to provide access to or disclose information where such access or disclosure would result in the waiver by the Sellers of the privilege protecting communications between the Sellers and any of their counsel, or would be contrary to any Law applicable to the Sellers and their Affiliates.

7.2          Supplements to Disclosure Schedules. Prior to the Closing, each Seller shall supplement or amend the PMI Disclosure Schedule, the CUNA Mutual Disclosure Schedule or the Seller Disclosure Schedule in the event that it discovers any matter that was required to be set forth or described on such schedules, but was omitted therefrom, or determines that there is otherwise any inaccuracy in such schedule.  The Sellers shall promptly notify the Purchaser Parties in writing of the supplement or amendment of such schedules.  No such supplement or amendment of the PMI Disclosure Schedule, the CUNA Mutual Disclosure Schedule or the Seller Disclosure Schedule shall cure any breach of this Agreement or limit or affect any right the Purchaser may have hereunder by virtue of such breach. Notwithstanding anything herein to the contrary, for all purposes of this Agreement, including Article IX and Article XII, any failure of the Sellers to perform their obligations under, or to comply with, this Section 7.2 shall be deemed a breach of a representation or warranty and not a failure to perform or comply with a covenant or agreement.

7.3          Conduct of the CMG Business Prior to Closing. From and after the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, except (i) as contemplated by this Agreement, (ii) as required by Law or by a Final Order, or (iii) to the extent the Purchaser Parties provide prior written consent to do otherwise, which consent shall not be unreasonably withheld, and subject to any applicable orders of the Court, the Sellers shall, and shall cause the CMG Companies to, use commercially reasonable efforts to:

(a)           maintain the corporate existence of the CMG Companies and all Permits required for the conduct of the CMG Business;

(b)           maintain the general character of the CMG Business and conduct the CMG Business in the ordinary course, consistent with past practices, other than in connection with the sale of securities to realize unrealized gains or capital infusions by either Seller that the Sellers reasonably deem necessary in order for the applicable CMG Company to comply with applicable minimum capital requirements imposed by Law or any Governmental Entity or the Capital Support Agreement between the Sellers and CMG MI (any such capital infusion, a “Seller Capital Contribution”);

(c)           maintain proper business and accounting records relative to the CMG Business;

(d)           maintain commercially reasonable procedures for protection of the CMG Owned Intellectual Property; and

(e)           keep available the services of the Business Employees.

7.4          Forbearances of the Sellers.  Without limiting the covenants set forth in Section 7.3, until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, except (i) as contemplated by this Agreement, (ii) as required by Law or by a Final Order, (iii) as otherwise set forth on Section 7.4 of the Seller Disclosure Schedule or (iv) to the extent the Purchaser provides prior written consent to do otherwise, which consent shall not be unreasonably withheld or delayed, the Sellers will not, and will not permit the CMG Companies to:

(a)           amend the respective Organizational Documents of the CMG Companies;

(b)           except for (i) redemptions or repurchases by the CMG Companies in return for capital contributions or (ii) the issuance of a Surplus Note in connection with a Seller Capital Contribution, issue, sell, grant, pledge, purchase, redeem, or otherwise encumber, or agree or commit to issue, sell, grant, pledge, purchase, redeem, or otherwise encumber any Shares or any other equity securities of the CMG Companies or grant, issue, create, sell, pledge, purchase, redeem, or otherwise encumber or agree to grant, issue, sell, pledge, purchase, redeem, or otherwise encumber any options, warrants or rights to purchase any of the Shares or securities of any kind convertible into or exchangeable for the Shares or any other equity securities of the CMG Companies;

(c)           make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of the capital stock of a CMG Company;

(d)           directly or indirectly adjust, split, combine, reclassify, purchase or otherwise acquire, any shares of stock of a CMG Company;

(e)           acquire any Person or all or substantially all or any material portion of the assets of a Person;

(f)            enter into any Contract that will be a Material Contract not terminable within sixty (60) days and involving payments or obligations by any CMG Company in excess of $175,000 individually or $650,000 in the aggregate, unless such Contract replaces, in the ordinary course of business, a Contract that is expected to expire or terminate by its terms prior to Closing;

(g)           fail to maintain such liability, casualty, property, loss, and other insurance coverage, on such substantially similar terms, in substantially similar amounts, and with such insurance carriers and to such extent and covering such risks as are maintained on the date hereof;

(h)           amend in any material respect, waive any material right under or terminate any Material Contract, other than to extend any such Contract, in the ordinary course of business, that is expected to expire or terminate by its terms prior to Closing; provided, however, that no such extended Contract shall result in annual costs to the CMG Companies in excess of one hundred twenty percent (120%) of the cost for the final year of the Contract prior to such Contract’s termination of expiration; provided, further, that the expiration of any such Contract by its terms prior to Closing shall be deemed not to be a termination of such Contract under this clause;

(i)            in the case of a CMG Company, directly hire any employees or independent contractors or incur any employee related liabilities, other than in connection with any intercompany agreements between a CMG Company and one or both of the Sellers;

(j)            other than in accordance with Section 7.11 or the sale of securities to realize unrealized gains, and the reinvestment of the proceeds from such sale in a manner consistent with the investment policies and procedures of the CMG Companies in effect as of the date hereof, sell, transfer, assign or otherwise dispose of any assets of the CMG Companies in one transaction or a series of related transactions having an aggregate value in excess of $150,000;

(k)           other than in the ordinary course of business in connection with the Insurance Contracts, waive or forgive any claim or right of the CMG Companies relating to the Shares or the CMG Business having a value in excess of $100,000 individually or $500,000 in the aggregate;

(l)            implement or adopt any change in the accounting principles, practices or methods of the CMG Companies, other than as may be required by GAAP or SAP;

(m)          enter into any new line of business or materially change the investing, underwriting management and other insurance or operating policies of a Seller or a CMG Company, except as required by Law or a Governmental Entity, other than in accordance with Section 7.11, provided however, nothing contained in the foregoing shall restrict the CMG Companies from adopting or amending their annual operating plan or strategic plan, provided such plan does not materially deviate from any annual operating plan or strategic plan in existence on the date hereof;

(n)           with respect to the CMG Companies, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by Law or GAAP;

(o)           other than the reinvestment of proceeds from the maturity, sale or other disposition of investments, consistent with the investment policies and procedures of the CMG Companies in effect as of the date hereof, permit any CMG Company to acquire assets other than Investments in the nature of those contemplated by Section 7.11 having a value individually or in the aggregate not exceeding $500,000;

(p)           incur or create any Indebtedness of any of the CMG Companies or create or incur any other obligation that could reasonably be expected to result in a Lien on the Shares or any of the assets of the CMG Companies or otherwise permit or allow any of the Shares or any of the assets of the CMG Companies to become subject to any Lien, other than the issuance of a Surplus Note in connection with a Seller Capital Contribution;

(q)           except as set forth in Section 7.4(q) of the Seller Disclosure Schedule and other than with respect to the issuance of insurance policies in the ordinary course of business, incur or commit to incur any Liability of the CMG Companies (individually or in the aggregate with all other Liabilities incurred after the date hereof) in excess of $150,000, individually or $500,000 in the aggregate, other than Indebtedness (which is addressed in clause (p) above) and other than with respect to any Contract that would be a Material Contract (which is addressed in clause (f) above);

(r)            institute, settle or compromise any Proceeding or Action in excess of $750,000 that relates to or affects, or could reasonably be expected to adversely affect the Shares or the CMG Business; or

(s)            enter into any Contract or otherwise agree or commit to do any of the foregoing or seek any Order of the Court approving any of the foregoing.

7.5          [Reserved].

7.6          Efforts and Actions to Cause the Closing to Occur; Consents.

(a)           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, including clauses (ii) through (iv) of Section 7.6(c), the Sellers and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done and cooperate with each other in order to do all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied, to consummate the Closing and to effectuate the transactions contemplated by this Agreement and the Transaction Documents, including (i) the preparation and filing of all forms, registrations, notices and other documentation required to be filed to consummate the Closing and to effectuate the Transaction and the taking of such actions as are necessary to obtain all Governmental Approvals and Third Party Consents, provided, that, except as expressly contemplated by Section 7.6(c), neither the Sellers, on the one hand, nor the Purchaser Parties, on the other, shall be obligated to make any material payment or deliver anything of material value to any third party in connection with obtaining a Third Party Consent, (ii) seeking to prevent the initiation of, and defend, any Action challenging this Agreement or the consummation of the Closing, and (iii) seeking the lifting or rescission of any Order adversely affecting the ability of the Parties to consummate the Closing.

(b)           Consents and Approvals of Third Parties.  In furtherance and not in limitation of Section 7.6(a), the Sellers and the Purchaser shall cooperate with each other and shall use their respective reasonable best efforts to obtain the Third Party Consents and such other consents of third parties (for purposes of this Section 7.6(b), other than Governmental Entities) as are necessary to permit the sale, transfer, assignment and conveyance to the Purchaser of the Shares and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents (which, for the avoidance of doubt shall not include the Asset Purchase Agreement and the transactions contemplated by the Transaction Documents that are contemplated by the Asset Purchase Agreement, which are not also Transaction

Documents within the meaning of this Agreement).  If any such consent is not obtained prior to the Closing or does not remain in full force and effect at the Closing, the Purchaser and the Sellers will, to the extent necessary, use commercially reasonable efforts to enter into a mutually agreeable and lawful arrangement, including subcontracting, sublicensing or subleasing, under which the Purchaser or the applicable CMG Company would obtain the benefit and assume the obligations in respect of the applicable Contract from and after the Closing Date in accordance with this Agreement, and under which the Sellers would enforce for the benefit of the Purchaser any and all rights of the applicable CMG Company against a third party thereto, with the applicable CMG Company assuming the obligations to the same extent as if the Parties had obtained such consent.   Each Party will bear and be responsible for the costs of its own personnel, counsel and other advisors associated with obtaining such consents.

(c)           Governmental Approvals.

(i)              In furtherance and not in limitation of Section 7.6(a), the Sellers and the Purchaser shall cooperate with each other and shall use their respective reasonable best efforts to promptly prepare and file all necessary documentation to obtain the Governmental Approvals.  The Sellers and the Purchaser will furnish each other and each other’s counsel with all reasonable information concerning themselves, their respective Affiliates, directors, officers, stockholders or equityholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of the Sellers or the Purchaser to Fannie Mae, Freddie Mac or any Insurance Regulator or other Governmental Entity in connection with the Transaction or the transactions contemplated by the Transaction Documents, including, but not limited to, the Sellers making available to the Purchaser any and all policies, procedures and documentation that may be useful to the Purchaser in developing its policies, procedures and business practices for submission to Fannie Mae and Freddie Mac.  PMI and CUNA Mutual shall each prepare and submit the necessary documentation to obtain the PMI Required Governmental Approvals and the CUNA Mutual Required Governmental Approvals, respectively, and, collectively, shall prepare and submit the necessary documentation to obtain the CMG Required Governmental Approvals and the Purchaser shall prepare and submit the necessary documentation to obtain the Purchaser Required Governmental Approvals.  Each Party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above.  The Sellers and the Purchaser shall each have the right to review and approve in advance all characterizations of the information relating to it and its Affiliates which appear in any filing made in connection with the Transaction with any Governmental Entity and, to the extent practicable, the Sellers and the Purchaser shall provide to each other Party the non-confidential portions of any application for approval being made in connection with the Transaction with any Governmental Entity reasonably prior to the time such filing is made such that such other Party’s reasonable comments may be considered in good faith by the filing Party prior to making such filing.  In addition, the Sellers, on the one hand, and the Purchaser, on the other, shall each furnish to the other a copy of each publicly available portion of such filing made in connection with the Transaction with any Governmental Entity promptly after its filing.  The Sellers and the Purchaser agree to (x) keep each other reasonably informed of any communication received from, or given to, any Governmental Entity regarding any Governmental Approval, and (y) consult with each other in advance of any meeting or conference with, any Governmental Entity in respect of any Governmental Approval and, to the extent not prohibited by such applicable Governmental Entity, give the other Party the opportunity to attend and participate in such meetings and conferences.

(ii)             Subject to the remaining provisions of this Section 7.6(c) and Section 6.8(c) of the Asset Purchase Agreement, the Purchaser, (A) confirms that it has reviewed the published and publicly available requirements of Fannie Mae, Freddie Mac and, as applicable, other Governmental Entities with respect to obtaining the applicable Governmental Approvals and has consulted with legal and other advisors in connection with same and (B) agrees to use its reasonable best efforts to accept and comply, and cause its Affiliates to use their reasonable best efforts to accept and comply, with any condition or requirement (other than any conditions or requirements that relate to raising, contributing, committing, or maintaining capital or funding, maintaining capital ratios or are otherwise financial in nature, which conditions and requirements are addressed exclusively in clause (iii) of this Section 7.6(c)) imposed or sought to be imposed by any Governmental Entity on, to, or as part of, its approval of the Transaction or the transactions contemplated by the other Transaction Documents, provided that such condition or requirement is generally consistent with the conditions and requirements imposed on other participants in the mortgage insurance industry during the past five (5) years by such Governmental Entity; provided, however, that the Purchaser shall not be obligated to agree to or comply with any such condition or requirement to the extent such condition or requirement has or is reasonably expected to have a material adverse effect on (1) the Purchaser and its Affiliates, including the Purchaser Parent, taken as a whole, (2) the CMG Companies, PMAC, the PMI Business, and the CMG Business, taken as a whole or (3) the financial benefits reasonably expected to be derived from the Transaction by the Purchaser and its Affiliates.

(iii)            The Purchaser acknowledges that Fannie Mae, Freddie Mac and/or other Governmental Entities may require that the Purchaser commit to contribute capital, or make capital available, to the CMG Companies and/or PMAC at or following Closing, or impose other conditions relating to maintaining capital ratios or that are otherwise financial in nature, as a condition on, to or as part of their approval of the Transaction, the transactions contemplated by the other Transaction Documents, or the expansion of the CMG business plan to include issuing insurance policies to non-credit union customers.  Any such requirement or condition, as described in the immediately preceding sentence, is referred to as a “Financial Condition.”  Purchaser shall (A) acting reasonably and in good faith, consider and discuss with the applicable Governmental Entities any such proposed Financial Conditions and (B) accept and comply with any Financial Condition sought to be imposed, following any discussions between Purchaser and the applicable Governmental Entities, provided that such Financial Condition, when considered together with all other Financial Conditions sought to be imposed, is reasonably appropriate (taking into account CMG MI’s business as of the Closing and the business plan for the CMG Companies included in the applicable application or submission to the relevant Governmental Entit(ies) in connection with obtaining the Purchaser Required Governmental Approvals, which business plan shall be prepared by Purchaser in good faith) to support CMG MI’s maintenance of risk-to-capital ratios following Closing that are generally consistent with risk-to-capital ratios maintained by other active U.S. mortgage insurers who are in compliance with state minimum statutory or regulatory capital requirements (without reference to any waiver of such requirements issued by their domiciliary state’s department of insurance), considered collectively, unless such acceptance or compliance with such Financial Condition and all other Financial Conditions sought to be imposed by Governmental Entities upon Purchaser, its Affiliates, PMAC or the CMG Companies, taken together, has adversely affected in any material respect, or is reasonably expected to adversely affect in any material respect, (1) the Purchaser and its Affiliates, including the Purchaser Parent, taken as a whole, (2) the CMG Companies, PMAC, the PMI Business, and the CMG Business, taken as a whole or (3) the financial benefits reasonably expected to be derived from the Transaction by Purchaser and its Affiliates.

(iv)            Any condition or requirement of any Governmental Entity imposed or sought to be imposed upon Purchaser, any Affiliate of Purchaser, PMAC or any CMG Company as a condition on, to, or as part of its approval of the Transaction, the transactions contemplated by the other Transaction Documents, or the expansion of the CMG business plan to include issuing insurance policies to non-credit union customers that is inconsistent with, exceeds, or is outside the scope of the requirements and conditions which the Purchaser has agreed to accept or comply with or to use efforts to accept or comply with, pursuant to clause (ii) and clause (iii) of this Section 7.6(c) is referred to herein as an “Adverse Governmental Requirement.”  Anything to the contrary notwithstanding, Purchaser shall have sole and absolute discretion regarding whether or not to accept or comply with any Adverse Governmental Requirement; provided, however, that in the event the Purchaser determines not to accept or comply with an Adverse Governmental Requirement, Purchaser shall (A) provide to the Sellers a copy of such Adverse Governmental Requirement (if the Purchaser was advised of such Adverse Governmental Requirement in writing) within five (5) Business Days after such determination by Purchaser, (B) provide the Sellers with ten (10) Business Days’ prior written notice of its intention to advise the applicable Governmental Entity that Purchaser will not accept or comply with such Adverse Governmental Requirement, and (C) reasonably cooperate with the Sellers during such period to determine if there are any mutually acceptable measures that may be taken to mitigate or eliminate the impact of such Adverse Governmental Requirement and otherwise satisfy the conditions to Closing hereunder.

7.7          Notification.

(a)           In the event that either Seller or either Purchaser Party determines in good faith that a condition to any Party’s obligation to complete the Transaction cannot be fulfilled, it will promptly notify the other Parties.  In addition, if a Party has the right to waive such condition, but determines it will not waive such condition, it shall promptly notify the other Parties.

(b)           The Sellers shall promptly inform the Purchaser Parties upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of any Seller under any labor or employment Law with respect to the Business Employees or the Business Contractors.

7.8          Tax Matters.

(a)           PMI shall prepare or cause to be prepared and timely file or cause to be timely filed after the date of this Agreement (A) any Tax Returns, with respect to the CMG Companies, the due date of which is on or prior to the Closing Date and (B) any income Tax Returns of the CMG Companies for all periods ending on or prior to the Closing Date, and shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. To the extent reasonably requested by the Sellers, the Purchaser Parties shall cooperate with PMI in the preparation and timely filing of all such Tax Returns, which shall be prepared in a manner consistent with past practice unless otherwise required by applicable Laws.  PMI shall submit such income Tax Returns, or in the case of a consolidated or combined income Tax Return, the portion of any such consolidated Tax Return that relates to the CMG Companies, to the Purchaser Parties at least twenty (20) days prior to the due date for the filing of such income or consolidated or combined income Tax Returns (taking into account any extensions) for its review and timely comment; PMI shall reflect reasonable comments from the Purchaser Parties to the extent such comments are consistent with the standard set forth in the previous sentence, provided that such comments do not increase the Sellers’ Tax Liabilities with respect to any Pre-Closing Tax Period.

(b)           The Purchaser Parties shall prepare or cause to be prepared and timely file or cause to be timely filed after the date of this Agreement (A) any Tax Returns of the CMG Companies for all Straddle Periods (as defined below) and (B) any non-income Tax Returns of the CMG Companies for all periods ending on or prior to the Closing Date, the due date (including extensions of time to file) of which is after the Closing Date (collectively, the “Post-Closing Tax Returns”). All such Post-Closing Tax Returns shall be prepared in a manner consistent with the past practice unless otherwise required by applicable Laws. In the event there are any non-income Tax Returns in respect of a Straddle Period (“Straddle Tax Returns”), the Purchaser Parties shall submit each such Straddle Tax Returns to the Sellers at least twenty (20) days or, in the case of non-income Tax Straddle Tax Returns, at least three (3) days prior to the due date for the filing of such Straddle Tax Returns (taking into account any extensions), and the Sellers shall have the right to review and timely comment on such Straddle Tax Returns; the Purchaser Parties shall reflect reasonable comments from the Sellers on such Straddle Tax Returns to the extent such comments are consistent with the standard set forth in the previous sentence.

(c)           In the case of any claim with respect to Taxes (any such claim a “Tax Claim”) associated with the CMG Companies after the Closing Date that relates solely to Taxes for which the Purchaser Parties intends to seek indemnification pursuant to Article XII, the Sellers shall control the conduct of such Tax Claim at their own expense; provided, however, that (i) the Purchaser Parties and its counsel shall have the right to fully participate in any Tax Claim at the Purchaser Parties’ own expense, and (ii) the Sellers shall not discharge, settle or otherwise dispose of any such Tax Claim without the prior written consent of the Purchaser Parties, not to be unreasonably withheld, conditioned or delayed; provided, further, that if the Sellers fail to assume control of the conduct of any such Tax Claim within ninety (90) days following the receipt of notice of such Tax Claim, the Purchaser Parties shall have the right to assume control of such Tax Claim and shall be able to discharge, settle or otherwise dispose of any such Tax Claim in its sole discretion; provided, further, that the Sellers shall in any event control the conduct of any such Tax Claim that relates to Taxes imposed on the Sellers (or that may affect Taxes of the Sellers or a member of the combined or consolidated group that includes the Sellers) or that relates to a combined or consolidated Tax Return that includes the Sellers or that relates to a consolidated or combined Tax Return that includes the CMG Companies on or prior to the Closing Date.

(d)           In the case of any Tax Claim after the Closing Date with respect both to Taxes for which the Purchaser Parties intend to seek indemnification pursuant to Article XII and Taxes for which the Purchaser Parties do not intend to seek (or are not entitled to seek) indemnification pursuant to Article XII, the Purchaser Parties shall control the conduct of such Tax Action at its own expense; provided, however, that (i) the Sellers and their counsel shall have the right to fully participate in any such Tax Claim at their own expense, and (ii) the Purchaser Parties shall not discharge, settle or otherwise dispose of any such Tax Claim without the prior written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed.

(e)           After the Closing Date, except as provided in (c) and (d) above, the Purchaser Parties shall control and shall have the right to discharge, settle or otherwise dispose of all other Tax Claims with respect to the CMG Companies.

(f)            For purposes of this Agreement, in the case of any taxable period that begins before, but ends after, the Closing Date (a “Straddle Period”), the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows: the amount of any Taxes that are based upon or measured by income, receipts, profits or wages, that are imposed in connection with the sale or other transfer of property or services, or that are required to be withheld and collected, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall be determined on the basis of a closing of the books as of the end of the day before the Closing Date, and the amount of other Taxes of the Sellers attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the day before the Closing Date, and the denominator of which is the total number of days in the taxable period.

(g)           Each of the Purchaser Parties and the Sellers shall promptly notify the other Parties in writing of the commencement of any Tax Claim of which such Party or any of its respective Affiliates has been informed in writing by any Governmental Entity relating to Tax Returns of the CMG Companies for any Pre-Closing Tax Period or of any such Tax Claim that could reasonably be expected to result in an indemnification obligation under this Agreement. Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Governmental Entity in respect thereof; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such other Party of its obligations under this Section 7.8, except to the extent that such other Party is actually and materially prejudiced thereby.

(h)           All stamp, recordation, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction (collectively, the “Transfer Taxes”) shall be paid 50% by the Purchaser and 50% by the Sellers on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof.  The Purchaser shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax and provide to the Sellers evidence of timely filing and payment of all Transfer Taxes.  The Parties shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such Transfer Taxes.

(i)            The Purchaser and the Sellers will each provide the other parties with such cooperation as may reasonably be requested in connection with the preparation of any Tax Return relating to the CMG Companies, or the audit or other examination by any Governmental Entity or judicial or administrative Proceeding relating to Liability for Taxes of the CMG Companies.

(j)            Neither the Purchaser Parties, nor any of its Affiliates, nor the Sellers shall make an election with respect to the CMG Companies under Code Section 338.

(k)           The Sellers shall be entitled to any credits and refunds (including interest received thereon) in respect of Taxes for a Pre-Closing Tax Period. If the Purchaser shall become aware that any of the CMG Companies is entitled to claim a refund from a Governmental Entity in respect of a Pre-Closing Tax Period, the Purchaser shall promptly notify the Sellers of the availability of such refund or credit claim and, unless in the Purchaser’s reasonable judgment making such claim would be materially adverse to any CMG Company or any of their Affiliates, shall make a timely claim to such Governmental Entity for such refund. If any of the CMG Companies receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence), in respect of a Pre-Closing Tax Period, the CMG Companies shall, and the Purchaser shall cause the CMG Companies to, within fifteen (15) days of the date such receipt, pay the amount of such refund to the Sellers on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof, including any interest paid by the relevant Governmental Entity with respect to such refund.

7.9          Further Assistance and Assurances.  The Sellers shall, at any time and from time to time (including, for the avoidance of doubt, following the Closing), promptly, upon the reasonable request of the Purchaser, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances and assurances as are reasonably necessary to effectuate the purposes of this Agreement or as may be required for the better vesting or conferring to the Purchaser of title in and to the Shares and to effect the Transaction and the other transactions contemplated by the Transaction Documents.  The Purchaser shall, at any time and from time to time, promptly, upon the reasonable request of the Sellers (including, for the avoidance of doubt, reasonable requests by either Seller following the Closing), execute, acknowledge, deliver or perform all such further acts, deeds, assumption agreements, transfers and assurances as are reasonably necessary to effectuate the purposes of this Agreement and to effect the Transaction.  Each Party agrees that if it receives any payment or amount after the Closing Date to which another Party is entitled, the recipient shall promptly transfer such payment or amount to the Party so entitled.

7.10                  Indemnification Escrow Agreement.  Any fees due and payable to the Escrow Agent under the Indemnification Escrow Agreement (the “Escrow Agent Fees”) shall be paid in full on or prior to the Closing Date; it being agreed that the Purchaser shall be responsible for fifty percent (50%) of the Escrow Agent Fees and that the Sellers shall be responsible for the other fifty percent (50%) of the Escrow Agent Fees on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof.

7.11                  Investments.  Following receipt of all Governmental Approvals and prior to the Closing, the Sellers shall take such actions as are necessary to cause the CMG Companies’ Investments to consist solely of the types of investments set forth in Schedule 7.11, other than the Governmental Deposits.  Without limiting the foregoing, prior to the Closing, the Sellers shall cause the CMG Companies to sell, transfer or exchange any Investments, other than Governmental Deposits, that are not the types of investments set forth on Schedule 7.11.

7.12                  Termination of Joint Venture Agreements and Affiliate Transactions.  At or prior to the Closing, the Sellers shall terminate the Joint Venture Agreements and all Affiliate Transactions, except as set forth on Section 7.12 of the Seller Disclosure Schedule, and each Seller and the CMG Companies shall execute, and the Sellers will cause their applicable Affiliates to execute, a termination and release agreement, which shall be in the form and substance attached as Exhibit I hereto (the “Releases”). Notwithstanding the foregoing, for a period of thirty (30) days following the Closing Date, the Sellers shall be permitted to invoice the CMG Companies for any accrued and unpaid amounts owing to Sellers or their Affiliates (other than any of the CMG Companies) pursuant to and in accordance with the Joint Venture Agreements, solely to the extent that such amounts relate to the period prior to Closing (collectively, the “Current Affiliate Obligations”).  Any Current Affiliate Obligation not invoiced to the CMG Companies prior to the expiration of such thirty (30) day period shall be deemed discharged and the relevant Seller or its Affiliate shall forfeit any rights it may have to recover the same.  Sellers agree not to seek and to cause their Affiliates not to seek any recovery of any such forfeited amount from the CMG Companies, Purchaser or any of their Affiliates.  Purchaser shall cause the applicable CMG Companies to pay all Current Affiliate Obligations invoiced in accordance with this Section 7.12 within ten (10) Business Days following receipt of the corresponding invoice.

7.13                  [Reserved].

7.14                  No Solicitation.

(a)                                 Subject to Section 7.14(b) and Section 7.14(f):

(i)                                     each Seller shall, and shall cause its Representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal and any discussions that could reasonably be expected to lead to an Acquisition Proposal;

(ii)                                  each Seller shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, (A) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to either Seller, PMAC or the CMG Companies or afford access to the business, properties, assets, books or records of any of Sellers or the CMG Companies to, any third party for the purpose of knowingly facilitating an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, (C) or approve, endorse or enter into any agreement in principle, letter of intent, term sheet, purchase agreement, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or any proposal or offer that is intended to lead to an Acquisition Proposal or requires the Sellers to terminate this Agreement (an “Alternative Acquisition Agreement”); and

(iii)                               following the date on which PMI receives Court approval pursuant to a Sale Order, the Sellers shall promptly request in writing that each Previous Bidder and its Representatives return to the Sellers or destroy all confidential information and materials furnished to such Previous Bidders.

(b)                                 Notwithstanding Section 7.14(a), if, on or prior to date on which PMI receives Court approval pursuant to the Sale Order, either Seller or any of their Representatives has received a written Acquisition Proposal from an unaffiliated third party that meets the criteria of a qualified bidder as set forth on Schedule 7.14 hereto (a “Potential Buyer”), which was not initiated or solicited in breach of this Section 7.14, then the Sellers, directly or indirectly through their Representatives, may furnish to such Potential Buyer or its Representatives non-public information relating to the Sellers, PMAC and the CMG Companies pursuant to an Acceptable Confidentiality Agreement; provided, that the Sellers shall contemporaneously make available to the Purchaser any material non-public information relating to the Sellers, PMAC and the CMG Companies that is made available to such Potential Buyer, which was not previously made available to the Purchaser; provided, however, that prior to taking any action described above in this Section 7.14(b), (i) the Receiver and the CUNA Mutual board of directors (the “CUNA Board”) shall each determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to violate their respective fiduciary duties under applicable Law, (ii) in the event the Potential Buyer is a Previous Bidder, each of the Receiver and the CUNA Board shall also determine in good faith, based on the information then available and after consultation with their financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and (iii) Sellers shall have notified Purchaser of their intention to take such action. The Sellers shall provide any commercially sensitive non-public information to such Potential Buyer in connection with the actions contemplated by this Section 7.14(b) in a manner consistent with the Sellers’ past practice in dealing with the disclosure of such information during the process leading to this Agreement.  The Sellers shall require any Person submitting an unsolicited Acquisition Proposal to provide a copy of this Agreement and the Asset Purchase Agreement (together, the “Purchase Agreements”) marked to show any proposed changes to the terms of the Purchase Agreements that such Person would require to be included in the definitive agreements under which such proposal is to be consummated.

(c)                                  Following the execution of an Acceptable Confidentiality Agreement, the Sellers shall not engage in any discussions or negotiations, or execute an Alternative Acquisition Agreement, with a Potential Buyer if a Superior Proposal is received after the earlier of (i) the date that is three (3) weeks from the date such Acceptable Confidentiality Agreement is fully executed and (ii) the date that is one (1) week prior to PMI’s hearing with the Court to seek approval of the Transaction.

(d)                                 In the event (i) each of the Receiver and the CUNA Board determine in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that an Acquisition Proposal from a Potential Buyer, whether or not a Previous Bidder, constitutes a Superior Proposal and (ii) each of the Receiver and the CUNA Board determine in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Law, the Sellers, directly or indirectly through their Representatives, may enter into or participate in discussions or negotiations with such Potential Buyer and its Representatives and may enter into an Alternative Acquisition Agreement with such Potential Buyer, subject to compliance with Section 7.14(f).

(e)                                  The Sellers shall notify the Purchaser orally and in writing promptly (and, in any event, within 48 hours) after any Seller Representative Individual (i) receives any Acquisition Proposal or any offer or proposal that would be an Acquisition Proposal but for the Sellers’ determination that such offer or proposal does not constitute a bona fide economic proposal, (ii) receives any request for discussions regarding an Acquisition Proposal or any inquiry that specifically references or unambiguously implies the reasonable prospect of an Acquisition Proposal, or (iii) provides a confidentiality agreement or non-disclosure agreement, or any non-public information relating to the Assets to a Potential Buyer, which notice shall identify the Person or Potential Buyer making such Acquisition Proposal, request or inquiry, the nature of such inquiry or request, or, in the case of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Sellers shall keep the Purchaser reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any amendments thereto and any change in the Sellers’ intentions as previously notified) and shall provide copies of all correspondence and other written materials sent or provided to such Seller Representative Individual relating to any such material developments, discussions or negotiations.  For purposes of this Section 7.14(e), a Seller Representative Individual shall not be deemed to have received any such offer, proposal, request or inquiry, unless such offer, proposal, request or inquiry was specifically directed to such Seller Representative Individual or such Seller Representative Individual otherwise receives, or gains actual knowledge of, such offer, proposal, request or inquiry, in which case, such Seller Representative Individual shall be deemed to have received such offer, proposal, request or inquiry at the time such Seller Representative Individual receives, or gains actual knowledge of, such offer, proposal, request or inquiry.

(f)                                   The Sellers shall not terminate this Agreement pursuant to Section 11.1(d) to enter into an Alternative Acquisition Agreement with respect to any Acquisition Proposal, unless (i) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (ii) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Law, (iii)  the Sellers shall have complied with their obligations under this Section 7.14 with respect to such Superior Proposal and (iv) the Sellers promptly notify the Purchaser in writing, at least five (5) Business Days before taking such action (the “Notice Period”), of the Sellers’ determination  that such Acquisition Proposal constitutes a Superior Proposal and of their intention to take such action. The requirements of Section 7.14(d) shall apply during the pendency of the Notice Period.  During the Notice Period, Sellers shall, and shall cause their Representatives to, negotiate with Purchaser in good faith to make such adjustments to the terms of this Agreement and/or the Asset Purchase Agreement and the other Transaction Documents (within the meaning hereof and within the meaning of the Asset Purchase Agreement) as may make such Acquisition Proposal cease to constitute a Superior Proposal, if Purchaser, in its sole direction proposes any such adjustments.  If, after the commencement of the Notice Period, there is any material revision to the terms of such Acquisition Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period subsequent to the time the Sellers notify the Purchaser of any such material revision (it being agreed that, subject to the remaining provisions hereof, multiple extensions are possible).  If the Purchaser proposes any adjustment to the terms of this Agreement and/or the Asset Purchase Agreement and the other Transaction Documents (within the meaning hereof and within the meaning of the Asset Purchase Agreement) (a “Revised Proposal”), the Sellers shall not be permitted to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal unless, after taking into account such Revised Proposal, (x) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal, (y) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Law and (z) the Sellers shall have complied with its obligations under this Section 7.14 during the Notice Period (as extended, if applicable).  Notwithstanding the foregoing, in the event that the Notice Period has been extended at least twice and the Purchaser submits one or more Revised Proposals during the Notice Period, as so extended, that result in such Acquisition Proposal ceasing to constitute a Superior Proposal and the Potential Buyer makes a further revision to such Acquisition Proposal that results in such Acquisition Proposal constituting a Superior Proposal, as determined by the Sellers in accordance with the foregoing clauses (x) and (y), then (1) the Notice Period shall be extended for an additional period of not less than five (5) Business Days following the Sellers’ notice to the Purchaser of such further revised Acquisition Proposal, (2) each of the Purchaser and such Potential Buyer shall be given the opportunity to submit, prior to the end of such extended Notice Period, a “best and final” proposal, incorporating any modifications to the Purchaser’s most recent proposal and such Acquisition Proposal, as applicable, that the Purchaser or such Potential Buyer elects to make in its sole discretion and (3) the Sellers shall select between such “best and final” proposals, it being understood that Sellers shall not enter into an Acquisition Agreement with respect to such Potential Buyer’s revised Acquisition Proposal unless the requirements of the foregoing clauses (x) through (z) have been satisfied in respect thereof.

(g)                                  Each Seller agrees that in the event any of its Representatives takes any action which, if taken by such Seller, would constitute a breach of this Section 7.14, then such Seller shall be deemed to be in breach of this Section 7.14.

(h)                                 As used in this Agreement:

(i)                                     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Sellers than those contained in the Confidentiality Agreement.

(ii)                                  “Acquisition Proposal” means any bona fide economic proposal or offer received by the Sellers or any of their Representatives from any unaffiliated third party that involves the acquisition of all of the Purchased Assets (as defined in the Asset Purchase Agreement), other than a de minimis portion thereof, PMAC and the CMG Companies (collectively, the “Assets”). In determining whether a proposal or offer is a bona fide proposal or offer, the Sellers shall take into consideration, among other items, (i) the financial capabilities of such unaffiliated third party and the terms and likelihood of receipt of any required third party financing, (ii) the likelihood of the consummation of the transactions to be consummated in connection with such proposal or offer, including the conditions contemplated by such proposal or offer, the additional due diligence required by such third party, if any, and the likelihood of such third party receiving all required Governmental Approvals and other required consents for such proposed transactions in a timely manner and (iii) the aggregate consideration to be paid by such unaffiliated third party to the Sellers in connection with such proposal or offer.

(iii)                               “Previous Bidder” means a Potential Buyer that at any time since March 14, 2012 (i) signed a confidentiality agreement in contemplation of its possible submission of a proposal for PMI, any or all of PMI’s assets or any or all of the CMG Companies, regardless of whether a proposal was actually submitted, (ii) was provided a confidentiality agreement with an opportunity to gain access to non-public information relating to any or all of PMI, PMAC or the CMG Companies and did not sign such confidentiality agreement, (iii) was given access to non-public information regarding any or all of PMI, PMAC or the CMG Companies in connection with such Potential Buyer’s consideration of a proposal for PMI, any or all of PMI’s assets or any or all of the CMG Companies, (iv) was otherwise offered the opportunity to sign a confidentiality agreement and advised the Sellers’ financial advisors that they declined the opportunity to do so, or (v) submitted a proposal for PMI or any or all of PMI’s assets or any or all of the CMG Companies.

(iv)                              “Seller Representative Individual” means (i) any director or officer of a Seller with the title ranking not less than senior vice president, (ii) Joseph M. Hennelly, Jr. of Hennelly & Steadman, PLC, (iii) any partner or officer of Lazard Fréres & Co. LLC, (iv) any partner or officer of any other financial advisors engaged by the Receiver to assist with the Transaction, and (v) the Special Deputy Receiver of PMI; provided, that, with respect to clauses (iii) and (iv), such partner or officer is involved in the representation of a Seller for the purposes of the Transaction.

(v)                                 “Superior Proposal” means an unsolicited, bona fide, written Acquisition Proposal received from a Potential Buyer that (A) the Receiver concludes in good faith to be more favorable from a financial point of view than the Transaction and the transactions contemplated by the Transaction Documents and the Asset Purchase Agreement and the Transaction Documents defined therein, considered in their entirety, including the Break-Up Fee contemplated herein and in the Asset Purchase Agreement that would be payable if such Superior Proposal were pursued, and (B) the CUNA Board concludes in good faith to be more favorable from a financial point of view than the Transaction and the transactions contemplated by the Transaction Documents, considered in their entirety, including the Break-Up Fee contemplated herein that would be payable if such Superior Proposal were pursued, and that in each case contains terms that are no less favorable to each of PMI and CUNA Mutual than those set forth in the Purchase Agreements, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, giving due consideration to all of the conditions contemplated therein and the likelihood of receipt of all required Governmental Approvals and other third party consents (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal and the conditions to any required third party financing), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law, (iv) after considering the ability of the Potential Buyer to perform its obligations under any services or other agreements to be performed after consummation of such Acquisition Proposal and (v) after taking into account any revisions to the terms of the Purchase Agreements proposed by the Potential Buyer, as contemplated by Section 7.14(b).

7.15                  Termination of the Surplus Notes.  On or prior to the Closing Date, the Sellers shall cause the Surplus Notes to be exchanged for equity in the form of paid in capital.

7.16                  Purchaser Acknowledgments.  Notwithstanding anything to the contrary contained herein, neither Seller nor any of their respective Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement, the Transaction Documents or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of either Seller or any of their respective Affiliates, for any purpose of this Agreement, the Transaction Documents or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to: (i) the adequacy or sufficiency of any of the Insurance Reserves with respect to the CMG Business, (ii) other than as set forth in Section 5.16, whether or not such Insurance Reserves were determined in accordance with any actuarial, statutory or other standard, (iii) the future profitability of the CMG Business or (iv) the effect of the adequacy or sufficiency of such Insurance Reserves on any “line item” or asset, liability or equity amount. Furthermore, each of the Purchaser Parties acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of the Insurance Reserves may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, the Transaction Document or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby and thereby.

7.17                  Management of the Business During the Earnout Period.

(a)                                    From the Closing Date until the earlier of (a) the sixth (6th) anniversary of the Closing Date, or, if applicable, until the final day of any extension effected in accordance with Section 2.7(e)), and (b) any earlier anniversary of the Closing Date in respect of which the final Deferred Consideration Payment is payable (such period, the “Purchaser Covenant Period”), Purchaser shall (i) act in good faith and not take any action which Purchaser intends, and the primary purpose of which is, to reduce the Deferred Consideration Payments hereunder and (ii) unless otherwise required by Applicable Law, GAAP or SAP, or otherwise agreed to in writing by the Sellers, utilize the same premium collection and recognition practices with respect to the Pre-Closing Portfolio as Purchaser and its Affiliates use in respect of their mortgage insurance businesses generally.  The Parties agree and acknowledge that, except as set forth in the foregoing provisions of this Section 7.17(a), the Purchaser and its Affiliates shall be free to conduct their businesses, including the CMG Businesses and the Pre-Closing Portfolio in any manner they see fit and in their sole and absolute discretion and the Sellers hereby expressly deny any implied covenant at law or in equity that may impose any obligation on the Purchaser or its Affiliates that is inconsistent with the foregoing.  In addition, in the event that any CMG Company settles any loss relating to the Pre-Closing Portfolio that is tendered but not covered by a policy comprising the Pre-Closing Portfolio (an “Ex Gratia Payment”), the amount of such Ex Gratia Payment shall not be deducted for purposes of calculating the Deferred Compensation Payment for the period during which such settlement was paid.  Anything to the contrary notwithstanding, Ex Gratia Payments will not include settlements of losses that are reasonably determined by the Purchaser to be within the terms of coverage under a policy comprising the Pre-Closing Portfolio, nor settlements made to avoid costs that could be incurred in connection with potential or actual litigation relating to coverage issues arising under the policies comprising the Pre-Closing Portfolio.

(b)                                    In the event that, during the Purchaser Covenant Period, the Purchaser, other than through reinsurance, sells, or otherwise transfers the Pre-Closing Portfolio (whether directly or by merger, consolidation, exchange or sale (of all or a substantial portion) of assets or equity or otherwise), then the Purchaser shall (i) cause the Person acquiring the Pre-Closing Portfolio to assume the Purchaser’s obligations hereunder that relate specifically to the Pre-Closing Portfolio (including under Section 2.7 and this Section 7.17 hereof) and (ii) if such acquiring Person is not an Affiliate of the Purchaser Parent cause a Qualifying Guarantor to guaranty such acquiring Person’s assumed obligations under Section 2.7 in a manner consistent with Article XIII hereof and, in the case of a transfer to a non-Affiliate of the Purchaser Parent and if so requested by the Sellers, take one of the actions set forth in Section 13.2(b)(iii) or (iv).  Solely upon the Purchaser’s compliance with its obligations under the foregoing clauses (i) and (ii), the Purchaser shall automatically cease to have any obligation under or in respect of Section 2.7 or this Section 7.17.  In the case of a transfer to a non-Affiliate of the Purchaser Parent, solely upon the Purchaser’s compliance with its obligations under the foregoing clauses (i) and (ii), the Purchaser Parent shall automatically cease to have any obligation under or in respect of Section 2.7 hereof or this Section 7.17, by virtue of Section 13.1 or otherwise.

(c)                                     The Purchaser agrees that, during the Purchaser Covenant Period, the Purchaser shall (i) maintain such books of record and account of CMG MI’s dealings and transactions in relation to the Pre-Closing Portfolio as are reasonably necessary to verify Purchaser’s calculations of Adjusted Book Value pursuant to this Agreement and within ninety (90) days following each March 31 and September 30 following the delivery of the Closing Statement pursuant to Section 2.6, deliver to the Sellers (A) a calculation in reasonable detail of the Adjusted Book Value as of the last day of the prior calendar quarter, as well as each component of the Adjusted Book Value, as contemplated by the definition thereof, with such supporting details of the calculation as may be reasonably requested by the Sellers and (B) documentation relating to the utilization of net operating loss carryforwards of the CMG Companies during such period, if applicable.

7.18                  Notice of Seller Capital Contributions. From the date hereof until the Closing, in the event that either Seller determines that the aggregate amount of the Seller Capital Contributions will exceed $10,000,000, such Seller agrees to promptly provide the Purchaser with written notice of such determination and each Seller Capital Contribution such Seller makes to a CMG Company. Following any such notice, if requested by Purchaser, the Sellers shall promptly meet with the Purchaser to discuss the anticipated capital requirements of the CMG Companies.

7.19                  Consultation. The Sellers agree to consult with the Purchaser in connection with the implementation of the strategic plans and the ongoing operations of the CMG Companies, including, without limitation, disclosing to and discussing with the Purchaser any material deviation from such plans prior to implementation of such deviation.  The Sellers agree to consider in good faith the Purchaser’s views regarding the proposed plans and any material deviation from such plans.

ARTICLE VIII

COURT MATTERS

8.1                         Court Matters

(a)                                 Following the execution of this Agreement, PMI shall file a petition, including any supporting declarations, affidavits and other documents or information seeking entry by the Court of the Sale Order.

(b)                                 The Purchaser agrees to promptly take, and to cause the Purchaser Parent to promptly take, such actions as are reasonably requested by PMI to assist in obtaining entry of the Sale Order and any other order of the Court reasonably necessary to consummate the transactions contemplated by this Agreement, including furnishing declarations, affidavits or other documents or information for filing with the Court and providing necessary assurances of performance by the Purchaser Parties under this Agreement; provided, however, in no event shall the Purchaser Parties or any other Party be required to agree to any amendment of this Agreement.

(c)                                  PMI shall provide CUNA Mutual and the Purchaser with copies of all motions, applications, pleadings, notices, proposed orders and other court filings relating to the Shares, this Agreement or the transactions contemplated therein, at least two (2) business days prior to the filing thereof, unless the exigencies of time prevent the period from being that long, with the Court so as to allow the Purchaser to provide reasonable comments for incorporation into same.

(d)                                 In the event the Sale Order is appealed, the Purchaser Parties and the Sellers shall cooperate and work diligently and in good faith to defend such appeal at each such Party’s own cost and expense.

(e)                                  PMI further covenants and agrees that, after the entry of the Sale Order, the terms of any rehabilitation, liquidation or other plan or other petition it submits to the Court, or any other court for confirmation or sanction, shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement or the Sale Order, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

(f)                                   The Parties acknowledge that (i) PMI will not be permitted to consummate the Closing or to perform its other obligations to be performed at Closing without the approval of the Court pursuant to the Sale Order and (ii) PMI’s guaranty under Section 11.2(d) hereof or PMI’s performance thereof shall not be enforceable without the approval of the Court pursuant to the Sale Order.

(g)                                  In the event the Sale Order is not approved, PMI shall use its reasonable best efforts to obtain approval of the Court for PMI’s guaranty under Section 11.2(d) and PMI’s performance thereof.

ARTICLE IX

CLOSING CONDITIONS

9.1                         Conditions to Each Party’s Obligations under this Agreement.  The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)                                 Injunctions.  None of the Parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Insurance Regulator, that enjoins or prohibits the consummation of the Transaction and none of the foregoing shall be pending.

(b)                                 Court Approval. The Court shall have entered the Sale Order and such order shall be a Final Order.

(c)                                  Governmental Approvals. All Governmental Approvals specified on Schedule 9.1(c) shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.2                         Conditions to the Obligations of the Purchaser under this Agreement.  The obligations of the Purchaser under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 (which may be waived by the Purchaser, in its sole discretion, in whole or in part) at or prior to the Closing Date.

(a)                                 Representations and Warranties.  Each of the representations and warranties of CUNA Mutual and PMI set forth in this Agreement shall be true and correct (in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications) in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as though made on and as of such specified date), except where any failure of such representations and warranties to be true and correct (in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the CMG Fundamental Representations, the CUNA Mutual Fundamental Representations and the PMI Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date.  Each of CUNA Mutual and PMI shall have delivered to the Purchaser a certificate to the effect of the foregoing, dated as of the Closing Date, in form and substance reasonably acceptable to the Purchaser, signed by an officer of such Party.

(b)                                 Agreements and Covenants. Each Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by such Seller pursuant to this Agreement, other than Section 7.2, at or prior to the Closing Date, and the Purchaser shall have received a certificate, dated as of the Closing Date, in form and substance reasonably acceptable to the Purchaser, to such effect signed by an officer of such Seller.  For the avoidance of doubt, the execution and delivery of the Distribution Services Agreement and the CUNA Mutual Quota Share Reinsurance Agreement (including effectiveness of the Guaranty) by the parties thereto shall be a condition to the Purchaser Parties’ obligations under this Agreement unless the parties thereto have not obtained approval from Fannie Mae and Freddie Mac or any other Governmental Approval required for the CUNA Mutual Quota Share Reinsurance Agreement on or prior to the Closing. In the event that such Governmental Approvals required for the CUNA Mutual Quota Share Reinsurance Agreement are not obtained on or prior to the date on which all other conditions to Closing have otherwise been satisfied (other than those conditions that by their nature are to be satisfied at Closing), then the execution and delivery of the CUNA Mutual Quota Share Reinsurance Agreement and the Distribution Services Agreement by the parties thereto shall not be a condition to Closing.

(c)                                  No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall not have occurred a Material Adverse Effect or any event, circumstance, development, occurrence or change that would reasonably be expected to have a Material Adverse Effect.

(d)                                 Asset Purchase Agreement.  The First Closing (as defined in the Asset Purchase Agreement) shall have occurred.

(e)                                  Governmental Approvals. All of the Governmental Approvals specified on Schedule 9.2(e) shall have been obtained. None of the Governmental Approvals shall include, require or involve an Adverse Governmental Requirement.

(f)                                   No Bankruptcy or Receivership of CUNA Mutual.  Neither CUNA Mutual nor any other Person shall have filed any petition or commenced any Proceeding with respect to CUNA Mutual under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, CUNA Mutual shall have not have made a general assignment for the benefit of their respective creditors and no Order for relief shall have been entered against CUNA Mutual under any state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of CUNA Mutual.  CUNA Mutual shall not be subject to any Order appointing a custodian, trustee or receiver for CUNA Mutual or all or any material portion of its assets or authorizing the taking of possession of the assets of CUNA Mutual.

9.3                         Conditions to the Obligations of the Sellers under this Agreement.  The obligations of the Sellers under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 (which may be waived by the Sellers, in their sole discretion, in whole or in part) at or prior to the Closing Date.

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (in each case without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications) in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as though made on and as of such specified date), except where any failure of such representations and warranties to be true and correct (in each case without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser Parties’ ability to consummate the Transaction or perform their obligations hereunder; provided, however, that, notwithstanding the foregoing, each of the Purchaser Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date.  The Purchaser shall have delivered to the Sellers a certificate to the effect of the foregoing, dated as of the Closing Date, in form and substance reasonably acceptable to the Sellers, signed by an officer of the Purchaser.

(b)                                 Agreements and Covenants.  Each of the Purchaser Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it pursuant to this Agreement  at or prior to the Closing Date, and the Sellers shall have received a certificate, dated as of the Closing Date, in form and substance reasonably acceptable to the Sellers, to such effect signed by an officer of the Purchaser. For the avoidance of doubt, the execution and delivery of the

Distribution Services Agreement and the CUNA Mutual Quota Share Reinsurance Agreement (including effectiveness of the Guaranty) by the parties thereto shall be a condition to the Sellers’ obligations under this Agreement unless the parties thereto have not obtained approval from Fannie Mae and Freddie Mac or any other required Governmental Approval for the CUNA Mutual Quota Share Reinsurance Agreement on or prior to the Closing. In the event that such Governmental Approvals required for the CUNA Mutual Quota Share Reinsurance Agreement are not obtained on or prior to the date on which all other conditions to Closing have otherwise been satisfied (other than those conditions that by their nature are to be satisfied at Closing), then the execution and delivery of the CUNA Mutual Quota Share Reinsurance Agreement and the Distribution Services Agreement by the parties thereto shall not be a condition to Closing.

(c)                                  No Bankruptcy or Receivership.  Neither of the Purchaser Parties nor any other Person shall have filed any petition or commenced any Proceeding with respect to the Purchaser Parties under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, the Purchaser Parties shall have not have made a general assignment for the benefit of their respective creditors and no Order for relief shall have been entered against either of the Purchaser Parties under any state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of a Purchaser Party. The Purchaser Parties shall not be subject to any Order appointing a custodian, trustee or receiver for either of the Purchaser Parties or all or any material portion of its assets or authorizing the taking of possession of the assets of  either of the Purchaser Parties.

(d)                                 Asset Purchase Agreement.  The closing of the transactions contemplated by the Asset Purchase Agreement shall have occurred.

ARTICLE X

CLOSING DELIVERIES

10.1                                          Closing Deliveries

(a)                                 Deliveries by the Sellers.  At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser:

(i)                                     a receipt for payment of the Closing Date Payment;

(ii)                                  certificates on behalf of each of the Sellers, containing the certifications contemplated by Section 9.2(a) and Section 9.2(b), each executed by an officer of the applicable Seller;

(iii)                               certificates representing all of the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, in each case, in form and substance reasonably acceptable to the Purchaser;

(iv)                              subject to Section 9.2(b) and Section 9.3(b), all Transaction Documents to which either Seller or any of its Affiliates is a party, dated as of the Closing Date and duly executed by the Sellers or such Affiliates, as applicable;;

(v)                                 the canceled Surplus Notes;

(vi)                              evidence of the release of all Liens, other than Permitted Liens;

(vii)                           a certificate of non-foreign status as described in Section 1.1445-2(b)(2) of the Treasury Regulations, in substantially the form of substance attached as Exhibit J hereto (a “FIRPTA Certificate”);

(viii)                        except as otherwise specified by the Purchaser, resignations from each officer and director of each of the CMG Companies, in form and substance reasonably acceptable to Purchaser; and

(ix)                              such other agreements, certificates, instruments and documents as the Purchaser may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

(b)                                 Deliveries by the Purchaser.  At or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers:

(i)                                     the Closing Date Payment by wire transfer to the account or accounts designated by the Sellers in the Flow of Funds Memorandum;

(ii)                                  evidence of the funding of the Indemnification Escrow Amount;

(iii)                               a certificate executed by an officer of the Purchaser, containing the certifications contemplated by Section 9.3(a) and Section 9.3(b);

(iv)                              subject to Section 9.2(b) and Section 9.3(b), all Transaction Documents to which the Purchaser or any of its Affiliates is a party, dated as of the Closing Date and duly executed by the Purchaser or such Affiliates, as applicable; and

(v)                                 such other agreements, certificates, instruments and documents as the Sellers may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

ARTICLE XI

TERMINATION

11.1                  Termination Events.  This Agreement may be terminated, by written notice given at any time prior to the Closing Date:

(a)                                 subject to the final paragraph of this Section 11.1, (i) by the Purchaser if a material breach of any provision of this Agreement has been committed by either Seller or if any representation or warranty of either Seller herein is breached (and such breach has not been waived by Purchaser in writing) and such breach or inaccuracy would reasonably be expected to result in the conditions to Closing set forth in Section 9.2 not being satisfied or (ii) by either Seller if a material breach of any provision of this Agreement has been committed by either of the Purchaser Parties or if any representation or warranty of the Purchaser Parties herein is breached (and such breach has not been waived) and such breach or inaccuracy would reasonably be expected to result in the conditions to Closing set forth in Section 9.3 not being satisfied; provided, that if such breach is capable of being cured a Party may not terminate this Agreement under this Section 11.1(a) until a period of sixty (60) days has expired from the date of notice of such breach without such breach having been cured;

(b)                                 by mutual consent of the Purchaser and the Sellers;

(c)                                  subject to the final paragraph of this Section 11.1, by the Purchaser or either Seller if the Closing has not occurred on or before the Termination Date;

(d)                                 by joint action of the Sellers, if the Sellers have received a Superior Proposal and in accordance with Section 7.14 of this Agreement have entered into an Alternative Acquisition Agreement with respect to the Superior Proposal; or

(e)                                  by the Purchaser if either Seller or any CMG Company has have entered into an Alternative Acquisition Agreement.

Notwithstanding anything in this Section 11.1 to the contrary, no Party may terminate this Agreement pursuant to paragraphs (a) or (c) above if its failure to perform any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement or under the Asset Purchase Agreement has been the principal cause of, or has resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such paragraph.

11.2                  Effect of Termination.

(a)                                 Except as otherwise set forth herein, if this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement shall terminate without liability of any party (or any stockholder, member, partner, director, manager, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (i) the obligations in Section 7.1(b), this Section 11.2 and Article XIII will survive such termination and (ii) nothing herein shall relieve any Party from Liability for its fraud or intentional breach of its covenants or agreements contained in this Agreement.  For this purpose, “intentional” means an action or omission that the breaching Party takes or omits to take with the intent of breaching of this Agreement.

(b)                                 Upon termination of this Agreement in accordance with Section 11.1(a)(ii), each Seller’s pro rata portion of the Deposit, based upon such Seller’s Percentage Interest as of the date hereof, will be released to such Seller.

(c)                                  Upon termination of this Agreement pursuant to Section 11.1(d) or Section 11.1(e), (i) CMG MI shall pay the Purchaser the Break-Up Fee within five (5) Business Days following such termination by wire transfer of immediately available funds to an account designated by Purchaser and (ii) receipt of the Break-Up Fee shall be the sole and exclusive remedy of the Purchaser Parties for such termination.

(d)                                 Each Seller, severally in accordance with its respective Percentage Interest as of the date hereof, hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser the due and punctual payment by CMG MI of the Break-Up Fee, as and when due and payable pursuant to Section 11.2(c), and each Seller shall immediately pay its pro rata share of such Break-Up Fee, based on such Seller’s Percentage Interest as of the date hereof, upon written demand made at any time by the Purchaser from and after the date the Break-Up Fee is due and payable by CMG MI but remains unpaid.  The foregoing obligation of the Sellers constitutes a continuing guaranty of payment and not of collection and is and shall be absolute and unconditional under any and all circumstances, including without limitation circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor.  Except as set forth in this Agreement, the obligation of the Sellers hereunder shall not be discharged, impaired, delayed or otherwise affected by the failure of the Purchaser to assert any claim or demand against the Sellers or to enforce or pursue any remedy hereunder.  The Sellers agree that their guaranty under this Section 11.2(d) shall continue to be effective or be reinstated, as the case may be, if at any time the payment of the Break-Up Fee, or any part thereof, by or on behalf of CMG MI under this Agreement is rescinded or must otherwise be restored upon the insolvency, bankruptcy or reorganization of CMG MI or otherwise. The Sellers agree to pay all expenses of the Purchaser (including the reasonable fees and expenses of its counsel) for the enforcement of the rights of the Purchaser against the Sellers under this Section 11.2(d), except to the extent that a court of competent jurisdiction determines such enforcement to have been invalid.

ARTICLE XII

INDEMNIFICATION; REMEDIES

12.1                  Survival of Representations, Warranties and Covenants.

(a)                                 The representations and warranties of the Parties contained in this Agreement shall survive for eighteen (18) months after the Closing Date, except that (i) each CUNA Mutual Fundamental Representation, each PMI Fundamental Representation, each CMG Fundamental Representation and each Purchaser Fundamental Representation shall survive for five (5) years after the Closing Date and (ii) the representations and warranties set forth in Section 5.10 (Tax Matters) shall survive the Closing and continue until thirty (30) calendar days after the expiration of the applicable statute of limitations.  Neither the Purchaser nor the Sellers shall have any obligation to indemnify any Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, with respect to any claim for breach of any representation or warranty first asserted in accordance with this Article XII after the expiration of the survival period specified therefor in this Section 12.1(a).

(b)                                 The Parties’ covenants and agreements hereunder shall survive Closing in accordance with their terms, subject to this Section 12.1(b). Neither the Purchaser nor the Sellers shall have any obligation to indemnify any Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, with respect to any claim for breach of any covenant or agreement contained in Article VII of this Agreement that is to be performed prior to the Closing unless such claim is first asserted in accordance with this Article XII within ninety (90) days following the Closing.

(c)                                  No Seller Indemnified Party or Purchaser Indemnified Party shall be entitled to be indemnified or held harmless pursuant to this Article XII unless such party delivers written notice of its claim for indemnification to the Party from whom indemnification is sought on or prior to the expiration of the applicable survival period set forth above.  Any claims for indemnification asserted in writing prior to the end of the applicable periods set forth above shall survive until the final resolution thereof.

12.2                  Indemnification by PMI.  Subject to the limitations set forth in this Article XII, from and after the Closing, PMI shall indemnify, defend and hold harmless the Purchaser Parties, their Affiliates and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses incurred by such Purchaser Indemnified Party as a result of or arising out of:

(a)                                 any breach or inaccuracy of any representation or warranty of PMI contained in Article III of this Agreement or in the certificates provided by PMI pursuant to Section 9.2(a) and Section 9.2(b) and any breach of Section 7.2;

(b)                                 any failure by PMI to comply with any covenant or agreement in this Agreement, other than Section 7.2, which is to be performed by PMI before the Closing;

(c)                                  any failure by PMI to comply with any covenant or agreement in this Agreement which is to be performed by PMI after the Closing

12.3                  Indemnification by CUNA Mutual.  Subject to the limitations set forth in this Article XII, from and after the Closing, CUNA Mutual shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Covered Losses incurred by such Purchaser Indemnified Party as a result of or arising out of:

(a)                                 any breach or inaccuracy of any representation or warranty of CUNA Mutual contained in Article IV of this Agreement or in the certificates provided by CUNA Mutual pursuant to Section 9.2(a) and Section 9.2(b) and any breach of Section 7.2;

(b)                                 any failure by CUNA Mutual to comply with any covenant or agreement in this Agreement, other than Section 7.2, which is to be performed by CUNA Mutual before the Closing; or

(c)                                  any failure by CUNA Mutual to comply with any covenant or agreement in this Agreement which is to be performed by CUNA Mutual after the Closing.

12.4                  Indemnification by the Sellers.  Subject to the limitations set forth in this Article XII, from and after the Closing, the Sellers shall, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Covered Losses incurred by such Purchaser Indemnified Party as a result of or arising out of:

(a)                                 any breach or inaccuracy of any representation or warranty of the Sellers contained in Article V of this Agreement or in the certificates provided by the Sellers pursuant to Section 9.2(a) and Section 9.2(b) and any breach of Section 7.2, provided, however, any obligation of the Sellers to indemnify the Purchaser Indemnified Parties for Covered Losses

based upon a breach or inaccuracy of any CMG Fundamental Representations, shall be several and not joint liabilities of the Sellers allocated among the Sellers on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof;

(b)                                 any failure by either of the Sellers to comply with any covenant or agreement in this Agreement, other than Section 7.2, which is to be performed by the Sellers before the Closing;

(c)                                  the Action disclosed as Item 1 in Section 5.6 of the Seller Disclosure Schedule; or

(d)                                 the non-payment of or otherwise with respect to any (i) Taxes of the CMG Companies for any Pre-Closing Tax Period except to the extent such Taxes were reflected and taken into account as current Liabilities in the calculation of the Closing Book Value,  (ii) Taxes of any member of any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which a CMG Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date (other than with respect to a group for which CMG MA was the parent), including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign law or regulation) and (iii) Taxes of any Person imposed on a CMG Company as a transferee, successor or by contract; provided, however, that any obligation of the Sellers to indemnify the Purchaser Indemnified Parties for amounts contemplated by this Section 12.4(d) shall be several and not joint liabilities of the Sellers, allocated among the Sellers on a pro rata basis based upon each Seller’s Percentage Interest as of the date hereof.

12.5                  Indemnification by the Purchaser.  Subject to the limitations set forth in this Article XII, from and after the Closing the Purchaser shall indemnify, defend and hold harmless the Sellers, their Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses incurred by such Seller Indemnified Party as a result of or arising out of:

(a)                                 any breach or inaccuracy of any representation or warranty of the Purchaser contained in Article VI of this Agreement or in the certificates provided by the Purchaser pursuant to Section 9.3(a) and Section 9.3(b);

(b)                                 any failure by the Purchaser to comply with any covenant or agreement in this Agreement which is to be performed by the Purchaser before the Closing;

(c)                                  any failure by the Purchaser to comply with any covenant or agreement in this Agreement which is to be performed by the Purchaser after the Closing

12.6                                          Limitations on Indemnification Obligations of the Sellers.  Notwithstanding any other provision of this Agreement:

(a)                                 neither PMI nor CUNA Mutual shall be liable under Section 12.2(a), Section 12.3(a) or Section 12.4(a), until the aggregate amount of Covered Losses under such sections for which notice was timely received in accordance with Section 12.1 exceeds two million dollars ($2,000,000) (the “Basket Amount”), at which time the Sellers shall be liable for such Covered Losses (including all Covered Losses included within such Basket Amount) in accordance with the provisions hereof, except that claims related to any breach of or inaccuracy in (i) the PMI Fundamental Representations, (ii) the CUNA Mutual Fundamental Representations, (iii) the CMG Fundamental Representations or (iv) the representations and warranties set forth in Section 5.10 (Tax Matters) shall not be subject to any such limits;

(b)                                 neither PMI nor CUNA Mutual shall be liable under Section 12.2(a), Section 12.3(a), or Section 12.4(a) or for any Covered Loss under such sections (including any series of related Covered Losses) unless such Covered Loss (including any series of related Covered Losses) equals or exceeds $25,000.00 (the “De Minimis Threshold”), nor shall any Covered Loss under such sections that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that claims related to any claims based upon a breach of or inaccuracy in (i) the PMI Fundamental Representations, (ii) the CUNA Mutual Fundamental Representations, (iii) the CMG Fundamental Representations or (iv) the representations and warranties set forth in Section 5.10  (Tax Matters) shall not be subject to the De Minimis Threshold;

(c)                                  subject to the terms hereof, other than with respect to claims related to any breach of or inaccuracy in (i) the PMI Fundamental Representations, (ii) the CUNA Mutual Fundamental Representations, (iii) the CMG Fundamental Representations (iv) the representations and warranties set forth in Section 5.10 (Tax Matters), (v) the covenants and agreements set forth in Article VIII (Court Matters), or (vi) the covenants and agreements set forth in Section 7.8 (Tax Matters), the aggregate liability of the Sellers for Covered Losses arising pursuant to Section 12.2(a) and Section 12.2(b), Section 12.3(a) and Section 12.3(b) and Section 12.4(a), Section 12.4(b) and Section 12.4(c) is and shall be, limited to an aggregate amount (the “Sellers’ Indemnification Cap”) equal to twenty million dollars ($20,000,000) and, except with respect to claims related to breaches or inaccuracies in the provisions contemplated in clauses (i) through (vi) above, the Purchaser Parties, on behalf of themselves, their Affiliates and all Purchaser Indemnified Parties, agree (A) not to seek indemnification for the portion of any Covered Losses arising pursuant to Section 12.2(a) or Section 12.2(b), Section 12.3(a) or Section 12.3(b) or Section 12.4(a), Section 12.4(b) or Section 12.4(c), that exceeds the Sellers’ Indemnification Cap for any and all such Covered Losses sustained or incurred by any and all Purchaser Indemnified Parties, (B) that all claims for such Covered Losses are payable solely from the Indemnification Escrow Fund and (C) that, after the exhaustion of the Indemnification Escrow Amount, all claims against either Seller with respect to such Covered Losses shall be extinguished and shall not thereafter revive and no Purchaser Indemnified Party shall have any further claim thereafter against either Seller for any shortfall;

(d)                                 notwithstanding the foregoing, the Parties agree (i) that any claims related to any breach of the covenants and agreements set forth in Article VIII (Court Matters) must be brought directly against PMI and may not be brought against CUNA Mutual, shall not be payable from the Indemnification Escrow Fund, and shall not count towards the Sellers’ Indemnification Cap and (ii) that any claims related to any breach of the covenants and agreements set forth in Section 7.8 (Tax Matters) must be brought directly against PMI and may not be brought against CUNA Mutual, and shall be payable from the Indemnification Escrow Fund in accordance with Section 12.6(e);

(e)                                  with respect to claims related to any breach of or inaccuracy in (i) the PMI Fundamental Representations, (ii) the CUNA Mutual Fundamental Representations, (iii) the CMG Fundamental Representations, (iv) the representations and warranties set forth in Section 5.10 (Tax Matters) and (v) the covenants and agreements set forth in Section 7.8 (Tax Matters), the Purchaser Parties, on behalf of themselves, their Affiliates and all Purchaser Indemnified Parties, agree to first seek indemnification for such Covered Losses from the Indemnification Escrow Fund and following exhaustion of the Indemnification Escrow Amount, directly from the applicable Seller or, if applicable, the Sellers;

(f)                                   in the event that any fact, event or circumstance results in payment to the Purchaser of any amount in connection with the adjustment of the Closing Date Payment pursuant to Section 2.6, and such fact, event or circumstance would also constitute a breach of or inaccuracy in any of either Seller’s representations or warranties under this Agreement, Sellers shall have no obligation to indemnify any Purchaser Indemnified Parties with respect to such breach or inaccuracy to the extent such amount is paid pursuant to Section 2.6;

(g)                                  notwithstanding any provision of this Agreement to the contrary, any Covered Losses arising from fraud, intentional misrepresentation based on the representations and warranties set forth in Article III, Article IV and Article V or willful and malicious breaches of this Agreement by a Seller shall not be subject to this Section 12.6 or any other limitation set forth in this Agreement; and

(h)                                 in determining whether a representation or warranty has been breached for purposes of the Sellers’ obligations to indemnify the Purchaser Indemnified Parties under Section 12.2(a), 12.3(a) and 12.4(a) and determining the amount of any Covered Losses, “materiality”, “Material Adverse Effect” and other similar materiality qualifiers contained in any such representation or warranty shall be disregarded; provided, however, that the foregoing shall not apply to the following sections: Section 5.7 (Financial Statements), Section 5.16 (Reserves) and Section 5.27(a) (No Material Adverse Effect); provided, further, that the lack of materiality shall not impact the use of dollar thresholds in any representation herein nor shall the lack of materiality impact the definition or use of the phrase “Material Contract” in Section 5.9 or any other representation herein. The right to indemnification, payment of Covered Losses or any other remedy based on the breach of any representations, warranties, covenants or agreements will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement; provided, however, that a Purchaser Indemnified Party may not seek indemnification with respect to matters set forth on the PMI Disclosure Schedule, the CUNA Mutual Disclosure Schedule or the Seller Disclosure Schedule.  Notwithstanding the foregoing, the express waiver of any condition based upon the accuracy of any representation or warranty set forth in Section 9.2 or the performance of or compliance with any covenant will not affect the right of Purchaser Indemnified Parties to indemnification, payment of Covered Losses or other remedy based upon such waiver.

12.7                  Limitations on Indemnification Obligations of the Purchaser.  Notwithstanding any other provision of this Agreement:

(a)                                 the Purchaser shall not be liable under Section 12.5(a) until the aggregate amount of Covered Losses under Section 12.5(a) for which notice was timely received in accordance with Section 12.1 exceeds the Basket Amount, at which time the Purchaser shall be liable for all such Covered Losses (including all Covered Losses included within such Basket Amount) in accordance with the provisions hereof, except that claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations shall not be subject to any such limits;

(b)                                 the Purchaser shall not be liable under Section 12.5(a) for any Covered Loss (including any series of related Covered Losses) unless such Covered Loss (including any series of related Covered Losses) equals or exceeds the De Minimis Threshold, nor shall any Covered Loss that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations shall not be subject to the De Minimis Threshold;

(c)                                  subject to the terms hereof, other than with respect to claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations, the aggregate liability of the Purchaser for Covered Losses arising pursuant to Section 12.5(a) and Section 12.5(b) is, and shall be, limited to an aggregate amount equal to twenty million dollars ($20,000,000) (the “Purchaser’s Liability Amount”) and the Sellers, on behalf of themselves, their respective Affiliates and all Seller Indemnified Parties, agree not to seek indemnification for any Covered Losses arising pursuant to Section 12.5(a) and Section 12.5(b) in excess of the Purchaser’s Liability Amount;

(d)                                 notwithstanding any provision of this Agreement to the contrary, any Covered Losses arising from fraud, intentional misrepresentation based on the representations and warranties set forth in Article VI or willful and malicious breaches of this Agreement by the Purchaser shall not be subject to this Section 12.7 or any other limitation set forth in this Agreement; and

(e)                                  in determining whether a representation or warranty has been breached for purposes of the Purchaser’s obligations to indemnify the Seller Indemnified Parties under Section 12.5(a) and determining the amount of any Covered Losses, “materiality”, “Material Adverse Effect” and other similar materiality qualifiers contained in any such representation or warranty shall be disregarded.  The right to indemnification, payment of Covered Losses or any other remedy based on the breach of any representations, warranties, covenants or agreements will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, that a Seller Indemnified Party may not seek indemnification with respect to matters set forth on the Purchaser Disclosure Schedule or the Seller Disclosure Schedule.  Notwithstanding the foregoing, the express waiver of any condition based upon the accuracy of any representation or warranty set forth in Section 9.3 or the performance of or compliance with any covenant will not affect the right of Seller Indemnified Parties to indemnification, payment of Covered Losses or other remedy based upon such waiver.

12.8                  Notice of Non-Third Party Claims.  As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a Third Party Claim, the indemnified party shall give written notice to the indemnifying party of such claim, which notice shall specify the provision of this Agreement pursuant to which indemnity is sought, the facts alleged to constitute the basis for such claim (taking into account the information then available to the indemnified party), the representations, warranties, covenants or agreements alleged to have been breached (if applicable) and the amount (if then determinable) that the indemnified party seeks hereunder from the indemnifying party.  Subject to Section 12.1, the failure of an indemnified party to promptly notify the indemnifying party will not affect the indemnification provided hereunder except to the extent that the indemnifying party’s defense or other rights available to it is actually prejudiced as a result of such failure, and then only to the extent of such prejudice.

12.9                                          Notice of Third Party Claims; Assumption of Defense.

(a)                                 If a claim or Action by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made or brought against any Seller Indemnified Party or Purchaser Indemnified Party (an “Indemnified Party”) and such Indemnified Party intends to seek indemnification under this Article XII with respect to such claim or Action, such Indemnified Party shall give notice as promptly as is reasonably practicable, and in no event later than ten (10) Business Days, after receiving notice thereof, to the Party obligated to provide such indemnification under this Article XII (the “Indemnifying Party”).  Such notice shall specify the provision of this Agreement pursuant to which indemnity is sought, the facts alleged to constitute the basis for such claim, the identity of the Persons bringing such claim or Action, the representations, warranties, covenants or agreements or provision of Law or Contract alleged to have been breached, as applicable, and the amount (or, to the extent not then determinable, the Indemnified Party’s good faith estimate thereof) that the Indemnified Party intends to seek from the Indemnifying Party hereunder.  Subject to Section 12.1, the failure to promptly give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party’s defense or other rights available to it is actually prejudiced as a result of such failure, and then only to the extent of such prejudice.

(b)                                 The Indemnifying Party shall have the sole power, at its option, to assume the conduct and control of the settlement or defense of any Third Party Claim for which indemnification may be sought, at its own expense through counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party), by giving written notice thereof to the Indemnified Party; provided, that the Indemnifying Party must notify the Indemnified Party of its election to assume such conduct and control within thirty (30) days following the Indemnifying Party’s receipt of notice of such Third Party Claim; provided further, that the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such Third Party Claim. If the Indemnifying Party assumes the conduct and control of such settlement or defense, the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, and the Indemnified Party shall have the right (but not the obligation) to participate in (but not control) such settlement or defense and to employ counsel, at its own cost and expense, separate from the counsel employed by the Indemnifying Party; provided, however, that, if the Indemnified Party shall have reasonably concluded joint representation presents a material conflict of interest because of the availability of different or additional defenses to such Indemnified Party or other facts and the conflict of interest cannot be resolved to the reasonable satisfaction of the Indemnified Party by the consent of the Indemnifying Party and the Indemnified Party to the joint representation, then such Indemnified Party shall have the right to select separate counsel, reasonably satisfactory to the Indemnifying Party, to participate in the defense of such action on its behalf, and the reasonable fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnifying Party.  The assumption of the conduct and control of such settlement or defense shall not be deemed to be an admission or assumption of liability by the Indemnifying Party.  So long as the Indemnifying Party is using its commercially reasonable efforts to contest any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim.  If the Indemnifying Party elects not to assume the conduct and control of the settlement or defense of such Third Party Claim, then, subject to Section 12.9(c) below, the Indemnified Party shall have the right to pay or settle such claim.

(c)                                  Notwithstanding anything in this Agreement to the contrary, whether or not the Indemnifying Party shall have assumed the conduct or control of the defense or settlement of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not notify the Indemnified Party the time period contemplated by Section 12.9(a) that it elects to assume the conduct or control of the defense or settlement thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Party who assumes the defense of any Third Party Claim pursuant to Section 12.9(b), Section 12.9(c) or Section 12.9(d) is referred to herein as the “Controlling Party” and the other party with respect to any such Third Party Claim is referred to herein as the “Non-Controlling Party”.

(d)                                 If a Third Party Claim is a criminal claim (a “Criminal Third Party Claim”), the subject of such Criminal Third Party Claim may elect to assume the defense of such claim. If a Seller Indemnified Party and a Purchaser Indemnified Party are each subjects of such Criminal Third Party Claim, each such Party may elect to defend the claims against it, no Party shall be deemed to be the Controlling Party and no Party shall have the right to make any settlement, compromise or offer to settle or compromise such Criminal Third Party Claim as it relates to the other Party.

(e)                                  Other than with respect to Criminal Third Party Claims, any Non-Controlling Party may become the Controlling Party with respect to any Third Party Claim either (i) if the other Party fails to assume the conduct and control of the defense of such Third Party within the time period contemplated by Section 12.9(b) or fails to conduct such defense in a commercially reasonable manner, which failure remains uncured ten (10) Business Days following notice by the Non-Controlling Party thereof, or (ii) by releasing the initial Controlling Party from any and all indemnification obligations under this Article XII with respect to such Third Party Claim; provided, however, that if a Third Party Claim alleges wrongdoing by the Controlling Party or its Affiliates or involves other reputational matters relating to the Controlling Party or its Affiliates, the Non-Controlling Party may only become the Controlling Party with the consent of the initial Controlling Party, which consent shall not be unreasonably withheld.

(f)                                   The Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

12.10           Settlement or Compromise.  The Controlling Party with respect to any Third Party Claim shall have the right to make any settlement, compromise, judgment or offer to settle or compromise such Third Party Claim with the prior written consent of the Non-Controlling Party (which shall not be unreasonably withheld), binding upon such Non-Controlling Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that such written consent of the Non-Controlling Party shall not be required in the event (i) such settlement, compromise, judgment or offer to settle or compromise such Third Party Claim does not (A) involve any finding or admission of any violation of Law or admission of any wrongdoing by the Non-Controlling Party or (B) materially encumber any of the assets of any Non-Controlling Party or adversely affect in any material respect the post-Closing operation of the business of the Non-Controlling Party or its Affiliates in any manner, and (ii) the Controlling Party shall (A) pay or cause to be paid all amounts required to be paid by it under this Article XII arising out of such settlement or judgment upon the effectiveness of such settlement or judgment, and (B) obtain, as a condition of any settlement, compromise, judgment or offer to settle or compromise, or other resolution, an appropriate release of each Non-Controlling Party from any and all corresponding liabilities in respect of such Third Party Claim or the applicable portion thereof.

12.11           Distribution of the Escrow Amount

(a)                                 The Parties shall cause the Escrow Agent, including by providing jointly written instructions to the Escrow Agent, to distribute the amounts remaining in the Indemnification Escrow Fund from time to time in accordance with the following, subject to Section 12.11(b) and the terms of the Indemnification Escrow Agreement: (i) in the event of an indemnification claim by a Purchaser Indemnified Party that is uncontested and due and payable, or has been ordered by a court of competent jurisdiction to be paid, to the Purchaser Indemnified Party pursuant to this Article XII, an amount required to satisfy such claim (or the balance contained in the Indemnification Escrow Fund (if less)) shall be released to such Purchaser Indemnified Party; (ii) fifty percent (50%) of such amounts remaining in the Indemnification Escrow Fund as of the date that is the later of (i) the one (1) year anniversary of the Closing Date and (ii) three (3) months following the date on which the Purchaser Indemnified Party receives a final report of the independent auditors of the CMG Companies in respect of the first audit of the CMG Companies completed following the Closing Date shall be released to the Sellers pro rata based upon each Seller’s Percentage Interest as of the date hereof; and (iii) all amounts remaining in the Indemnification Escrow Fund as of the date that is eighteen (18) months following the Closing Date shall be released to the Sellers pro rata based upon each Seller’s Percentage Interest as of the date hereof; provided, however, that the amount to be released to the Sellers pursuant to each of clause (ii) and (iii) shall be reduced by an amount that would be necessary, as determined by the Purchaser Indemnified Parties’ claim notices or as otherwise reasonably agreed by the Parties in good faith, to satisfy any and all then pending and unsatisfied or unresolved claims specified in any notice of claim delivered to the Escrow Agent prior to such time (such amounts, in the aggregate, the “Retained Escrow Amount”).

(b)                                 In any event, the Retained Escrow Amount shall be retained in the Indemnification Escrow Fund until the claims related thereto have been fully resolved and are no longer subject to appeal.  As soon as all such claims have been resolved and related amounts, if any, paid out of the Retained Escrow Amount, the Escrow Agent shall as soon as practicable distribute any remaining Retained Escrow Amount not required to satisfy such claims to the Sellers pro rata based upon each Seller’s Percentage Interest as of the date hereof.

12.12           No Duplication; Exclusive Remedy

(a)                                 Any Liability for indemnification hereunder and under any other Transaction Document shall be determined without duplication of recovery by reason of the same Loss.

(b)                                 Prior to the Closing, other than in the case of fraud by the Sellers, the sole and exclusive remedy of the Purchaser Parties for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be the refusal to close the transactions contemplated hereunder in accordance with Section 9.2(a) and the termination of this Agreement in accordance with Article XI.

(c)                                  Subject to the final sentence of this Section 12.12(c), except in the case of fraud or where a Party seeks to obtain specific performance pursuant to Section 14.7, from and after the Closing, the sole and exclusive remedy of the Sellers, the Seller Indemnified Parties, the Purchaser Parties and the Purchaser Indemnified Parties in connection with this Agreement and the transactions contemplated hereby, whether under this Agreement or arising under common law or any other Law, shall be as provided in this Article XII and, as applicable, Section 2.5. In furtherance of the foregoing, each of the Purchaser, on behalf of itself, the Purchaser Parent, on behalf of itself, and each other Purchaser Indemnified Party, and the Sellers, on behalf of themselves and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Sellers or any of their respective Affiliates or Representatives and the Purchaser, the Purchaser Parent or any of their Affiliates or Representatives, as the case may be, arising under or based upon this Agreement or any certificate delivered in connection herewith, whether under this contract or arising under common law or any other Law except pursuant to the indemnification provisions set forth in this Article XII and the set-off right contemplated in Section 2.5.  Nothing in this Section 12.12 shall operate to interfere with or impede the operation of the provisions of any Transaction Document or the rights of either Party to seek equitable remedies to enforce any covenant of a Party to be performed after the Closing.

12.13           Net Losses; Subrogation; Mitigation; No Set Off.

(a)                                 Notwithstanding anything contained herein to the contrary, the amount of any Covered Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates)

with respect to such Losses, (ii) any recoveries actually obtained by the Indemnified Party (or any of its Affiliates) from any other third party in respect of such Covered Loss and (iii) any Tax benefits actually received with respect to such Covered Losses in the year such Covered Losses arose. If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Covered Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment). No Indemnified Party will be entitled to recover from an Indemnifying Party more than once in respect of the same Covered Losses.

(b)                                 In the event any payment is made in respect of Covered Losses, the Indemnifying Party who made such payment will be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Party receiving such payment against any third party. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. If any Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which the Indemnifying Party made a payment pursuant to Section 12.2, Section 12.3, Section 12.4, or Section 12.5 as applicable, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of such Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)                                  Neither the Purchaser Parties nor the Seller shall have any right to set off any indemnification claim pursuant to this Article XII against any payment due pursuant to Article II or, except as set forth in Section 2.5, any Transaction Document. No Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 12.2, Section 12.3, or Section 12.4 for any Covered Loss to the extent that such Covered Loss, or the facts or basis underlying such Covered Loss, was specifically and expressly contemplated in the calculation of the Closing Date Book Value or the Adjusted Book Value.

(d)                                 To the extent reasonably requested by the Sellers jointly and in writing, the Purchaser shall cause the applicable Purchaser Indemnified Party to use commercially reasonable efforts to mitigate any Covered Losses for which any Purchaser Indemnified Party seeks indemnification pursuant to this Agreement, which mitigation may include pursuing recoveries against third parties or insurance proceeds, in each case, to the extent commercially reasonable and reasonably requested by the Sellers.  The Sellers shall reimburse the Purchaser Indemnified Parties for all costs and expenses incurred by any of them in complying with this Section 12.13(d); provided, however, that the Purchaser may not seek reimbursement for any increased insurance premiums unless the Purchaser previously disclosed to the Sellers the potential and the reasonably anticipated magnitude of such increase prior to taking the requested mitigation. Upon receipt of such notification, the Sellers may rescind their mitigation request.  Anything to the contrary notwithstanding, in no event shall any breach or purported breach by Purchaser of this Section 12.13(d) obviate, reduce or limit  Sellers’ obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties for any Covered Loss incurred by any Purchaser Indemnified Party, subject to and in accordance with the terms and conditions of this Agreement.  Rather, Sellers’ sole recourse for any breach by Purchaser of this Section 12.13(d) shall be to assert a claim for indemnification in accordance with this Agreement for any Covered Losses suffered by Sellers as a result thereof.

12.14           Treatment of Indemnity Payments.  For Tax purposes, any payment pursuant to this Article XII shall be treated as an adjustment to the Purchase Price.

ARTICLE XIII

PURCHASER PARENT GUARANTY

13.1                  Guaranty.  The Purchaser Parent hereby absolutely, irrevocably and (except as set forth in this Agreement) unconditionally guarantees to the Sellers, the due and punctual payment and performance of each of the Purchaser’s obligations and any obligations of its successors or permitted assigns under this Agreement, including without limitation the payment of all amounts due from the Purchaser under Article XII of this Agreement, as and when due and payable, and the Purchaser Parent shall immediately pay and perform all such obligations upon written demand made at any time by the Sellers from and after the date such amounts are due and payable by the Purchaser but remain unpaid. The foregoing obligation of the Purchaser Parent constitutes a continuing guaranty of payment and not of collection and is and shall be absolute and unconditional under any and all circumstances except as set forth in this Agreement, including without limitation circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Except as set forth in this Agreement, the obligation of the Purchaser Parent hereunder shall not be discharged, impaired, delayed or otherwise affected by the failure of the Sellers to assert any claim or demand against the Purchaser Parent or to enforce or pursue any remedy hereunder.  The Purchaser Parent agrees that its guarantee under this Section 13.1 shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any amounts by or on behalf of the Purchaser under this Agreement is rescinded or must otherwise be restored upon the insolvency, bankruptcy or reorganization of the Purchaser or otherwise. The Purchaser Parent agrees to pay all expenses of the Sellers (including the reasonable fees and expenses of their respective counsel) for the enforcement of the rights of the Sellers against the Purchaser Parent under this Section 13.1, except to the extent that a court of competent jurisdiction determines such enforcement to have been invalid.

13.2                  Limitation on Guarantor Transactions.

(a)                                 In the event that at any time from the Closing Date through and including the Final Settlement Date, the Purchaser Parent:  (i) consolidates with or amalgamates, combines or merges into any other Person and, immediately thereafter (A) is not the continuing or surviving corporation or entity of such consolidation, amalgamation, combination or merger and (B) is not a Qualifying Guarantor; or (ii) sells or transfers to a third party a portion of its assets (including investment assets) and the assets of its Subsidiaries, that represent seventy-five percent (75%) of more of the aggregate value of its and its Subsidiaries’ assets, on a consolidated basis (whether in one transaction or a series of related transactions, including through the sale of one or more Subsidiaries) to one or more Persons, the Purchaser must provide the Sellers written notice of such event.

(b)                                 Following receipt of the notice described in Section 13.2(a), if the transaction described in Section 13.2(a) does not constitute a Change of Control with respect to Purchaser Parent, the Purchaser shall be required to take one or more of the following actions; provided, however, that the selection of such action shall be made by the Purchaser, at its sole option and in its sole discretion after prior written notice to and consultation with the Sellers:

(i)                                     cause such surviving or acquiring Person(s) to cause a Qualifying Guarantor (which for the avoidance of doubt may include such Person if it is a Qualifying Guarantor) to assume, pursuant to a written instrument entered into for the benefit of, and enforceable by, the Sellers the obligations of Purchaser Parent set forth in this Article XIII, subject to the terms and conditions set forth herein;

(ii)                                  cause an Affiliate of the Purchaser Parent with a senior debt or issuer credit rating by any rating agency that assigned a rating to the Purchaser Parent as of the Closing Date that is at least equal to the senior debt or issuer credit rating assigned to the Purchaser Parent by such rating agency as of the Closing Date to assume, by a written instrument entered into for the benefit of, and enforceable by, the Sellers the obligations of the Purchaser Parent set forth in this Article XIII, subject to the terms and conditions set forth herein;

(iii)                               establish and maintain an interest-bearing escrow account with a United States bank or trust company for the benefit of the Sellers to secure performance by the Purchaser Parent of its obligations under this Article XIII and deposit into such account an amount equal to the Maximum Remaining Deferred Consideration Amount.  Such escrow account shall be held pursuant to an escrow agreement in customary form between Purchaser Parent, Sellers and the escrow agent and shall terminate on the Final Settlement Date, at which time any funds remaining therein shall be released to the Purchaser Parent.  Notwithstanding anything in this Agreement to the contrary, such escrow account described in this clause (c) shall be the sole and exclusive recourse of Sellers for the payment of any remaining Deferred Consideration Payments, but such escrow account shall not be deemed to be the sole and exclusive remedy of any Seller Indemnified Party for any other obligation of Purchaser guaranteed by Purchaser Parent pursuant to this Article XIII; or

(iv)                              provide to the Sellers one or more irrevocable standby letter(s) of credit in an aggregate amount equal to the Maximum Remaining Deferred Consideration Amount issued by a United States bank entitling Sellers to draw upon such letter(s) of credit for their respective Percentage Interests, as of the date of this Agreement, of any portion of any Deferred Consideration Payment that is due and owing by Purchaser hereunder and remains unpaid.  Purchaser may replace such letter(s) of credit with one or more comparable letter(s) of credit issued by the same or different United States bank(s) in an aggregate amount equal to the Maximum Remaining Deferred Consideration Amount, as reduced from time to time.  Notwithstanding anything in this Agreement to the contrary, letter(s) of credit described in this clause (c) shall be the sole and exclusive recourse of Sellers for the payment of any remaining Deferred Consideration Payments, but such letter(s) of credit shall not be deemed to be the sole and exclusive remedy of any Seller Indemnified Party for any other obligation of Purchaser guaranteed by Purchaser Parent pursuant to this Article XIII.

(c)                                  Following receipt of the notice described in Section 13.2(a), if the transaction described in Section 13.2(a) does constitute a Change of Control with respect to Purchaser Parent, (i) the Purchaser shall be required to take one of the actions described in Sections 13.2(b)(i) or 13.2(b)(ii); provided, however, that the selection of such action shall be made by the Purchaser  at its sole option and in its sole discretion after prior written notice to and consultation with the Sellers, and (ii) to the extent requested by the Sellers jointly in writing, the Purchaser shall be required to take one of the actions described in Sections 13.2(b)(iii) or 13.2(b)(iv): provided, however, that the selection of such action shall be made by the Purchaser  at its sole option and in its sole discretion after prior written notice to and consultation with the Sellers.

ARTICLE XIV

MISCELLANEOUS

14.1                  Confidentiality.  Except as specifically set forth herein, until Closing, the Sellers and the Purchaser Parties each agree to be bound by the terms of the confidentiality agreement dated July 23, 2012, as amended by the NDA Addendum, dated September 20, 2012 (the “Confidentiality Agreement”) previously executed by the Purchaser Parent and the Sellers, which Confidentiality Agreement is hereby incorporated herein by reference.  The Sellers and the Purchaser Parties agree that, in the event this Agreement is terminated, such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement. In the event the Closing occurs, the Parties’ respective obligations with respect to confidential information shall be as set forth in Section 7.1 The Sellers acknowledge that the Purchaser Parties are each a third party beneficiary of any and all confidentiality agreements entered into by the Sellers since March 14, 2012 similar to the confidentiality agreement between the Purchaser Parties and the Sellers.

14.2                  Expenses.  Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

14.3                  Public Announcements.  The Sellers and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by Law, neither the Sellers nor Purchaser shall issue any news release or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the Sellers and the Purchaser; provided, that the Party drafting such news release or other public announcement or communication shall in good faith provide, to the extent possible, to each other Party reasonable advance notice and reasonable time to review and comment upon a draft of such news release or other public announcement or communication.

14.4      Notices; Certain Consents.  All notices, consents, waivers and deliveries (“Notices”) under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (against receipt), (ii) sent by facsimile or electronic-mail (with written confirmation of receipt), (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or (iv) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may hereafter designate by similar Notice to the other Parties):

If to the Receiver or PMI:

Special Deputy Receiver of PMI
300 West Osborn Road, Suite 500
Phoenix, AZ 85013
Attention: Truitte D. Todd
Telephone: 602-277-4943
Fax: 602-277-7404

with a copy to:

PMI Mortgage Insurance Co.
3003 Oak Road
Walnut Creek, CA 94597
Attention: General Counsel
Telephone: 925-658-6212
Fax: 925-658-6175

and

Hennelly & Steadman PLC
Goldsworthy House
322 West Roosevelt
Phoenix, AZ 85003
Attention: Joseph M. Hennelly, Jr.
Telephone: 602-230-7000
Fax: 602-230-7707

and

Arnold & Porter LLP
399 Park Avenue
New York, NY 10022
Attention: Robert C. Azarow
Telephone: 212-715-1336
Fax: 212-715-1399

If to CUNA Mutual:

CMFG Life Insurance Company
5910 Mineral Point Road
Madison, Wisconsin 53705
Attention: General Counsel
Telephone: 608-665-7901
Fax: 608-236-7901

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Perry J. Shwachman
Telephone: 312-853-7061
Fax: 312-853-7036

If to either of the Purchaser Parties:

Arch Capital Group (US) Inc.
300 Plaza Three, 3rd Floor
Jersey City, New Jersey 07311
Attention: General Counsel
Phone: 201-743-4000
Fax : 914-872-3613

with a copy to:

Mayer Brown LLP
1675 Broadway
New York, NY 10019
Attention:	Kenneth R. Pierce
Reb D. Wheeler
Telephone: 212- 506-2500
Fax: 212-262-1910

14.5      Disputes; Jurisdiction; Venue.  Any dispute relating to this Agreement shall be brought exclusively in the Court. By execution and delivery of this Agreement, with respect to such disputes, each of the Parties knowingly, voluntarily and irrevocably (a) consents to the exclusive jurisdiction of the Court; (b) consents to the commencement of Proceedings for the Court to hear the dispute without regard to time limits or prohibitions against the commencement of actions against the Receiver or the Sellers that are specified in the Receivership Order or other orders, expect for “Order Re Petition No. 2 Governing the Administration of the Receivership” or modifications thereto, entered by the Court in Case Number CV 2011—018944; and (c) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction, or, any immunity, defense or objection concerning the authority of the Sellers to enter into or perform this Agreement.

14.6      Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby (including conveyance and transfer of the Shares to the Purchaser).

14.7      Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

14.8      Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged with such amendment or waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

14.9      Entire Agreement.  This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (together with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full. In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits and schedules (other than an exception to a representation or warranty set forth in the PMI Disclosure Schedule, the CUNA Mutual Disclosure Schedule, the Seller Disclosure Schedule or the Purchaser Disclosure Schedule), the statements in the body of this Agreement will control.

14.10    Assignments, Successors and No Third-Party Rights.  Neither Party may assign any of its rights or obligations under this Agreement without the prior consent of the other Parties except that the Purchaser may assign any of its rights under this Agreement to any Affiliate of the Purchaser, provided, that any such assignment shall not relieve the Purchaser of its duties and obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

14.11    Severability.  The determination of any court that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.12    No Merger or Continuation.  The Parties acknowledge and agree that this Agreement and the transactions contemplated hereby shall in no way constitute a merger or consolidation of the Purchaser and the Sellers or any of them. Subject to the terms and conditions herein and in the other Transaction Documents the Sellers shall be responsible for the operation of their respective businesses from and after the Closing Date, and the Purchaser shall not be a continuation of the Sellers or any Affiliates of the Sellers.

14.13    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO RULES GOVERNING CONFLICT OF LAWS THEREIN.

14.14    Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto and to other Transaction Documents may be delivered by facsimile or .pdf which shall be deemed originals.

14.15    Disclosure Schedules.  Any disclosure with respect to a section of any Disclosure Schedule shall be deemed to be disclosed for purposes of other sections of such Disclosure Schedule to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any section of a Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any section of a Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, applicable Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

THE RECEIVER OF PMI MORTGAGE INSURANCE CO., IN REHABILITATION, ON BEHALF OF PMI MORTGAGE INSURANCE CO.

By:	/s/ Truitte D. Todd

Print name: Truitte D. Todd

Title: Special Deputy Receiver

CMFG LIFE INSURANCE COMPANY

By:	/s/ Jeff Post

Print name: Jeff Post

Title: President and Chief Executive Officer

SOLELY FOR THE LIMITED PURPOSES SET FORTH IN THE AGREEMENT

CMG MORTGAGE INSURANCE COMPANY

By:	/s/ Sean A. Dilweg

Print name: Sean A. Dilweg

Title: President

By:	/s/ Thomas H. Jeter

Print name: Thomas H. Jeter

Title: Chairman & Assistant Treasurer

[Signature Page to Stock Purchase Agreement]

ARCH U.S. MI HOLDINGS INC.

By:	/s/ David Gansberg

Print name: David Gansberg

Title: President and Chief Executive Officer

SOLELY FOR THE LIMITED PURPOSES SET FORTH IN THE AGREEMENT

ARCH CAPITAL GROUP (US) INC.

By:	/s/ David McElroy

Print name: David McElroy

Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]